Filed Pursuant to Rule 424(b)(4)

Registration Statement No. 333-220983

PROSPECTUS

3,666,667 Units

Each Unit Consisting of One Share of Common Stock and

a Warrant to Purchase 1.5 Shares of Common Stock

__________________________

We are offering hereby 3,666,667 Units on a “best efforts” basis. Each Unit consists of one share of our Common Stock, $0.00001 par value per share, and a warrant to purchase 1.5 shares of our Common Stock (and the 5,500,001 shares of our Common Stock issuable from time to time upon exercise of such warrant).

The purchase price for each Unit is $3.00. Each warrant will have an exercise price of $4.50 per share, will be exercisable beginning on the date of issuance and will expire five years from the date of issuance. The Common Stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “ADOM.” On January 4, 2018, the last reported sale price for our Common Stock on the NASDAQ Capital Market was $4.33 per share. There is no established public trading market for the offered warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on the NASDAQ Capital Market or any other national securities exchange or other nationally recognized trading system.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that you should consider before investing in our securities.

We are an “emerging growth company” under the federal securities laws and have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

	Per Unit	Total
Public offering price	$3.00	$11,000,001
Placement agent fees(1)	$0.21	$770,000
Proceeds to us, before expenses	$2.79	$10,230,001

_____________________

(1) We have also agreed to issue to the placement agent a warrant to purchase shares of common stock in an amount equal to 7% of the aggregate number of Units sold in this offering, and to reimburse the placement agent for certain of its expenses. See “Plan of Distribution” for additional information regarding compensation payable to the placement agent.

We have engaged Boustead Securities, LLC to act as placement agent in connection with this offering. Boustead Securities, LLC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2018.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Unless otherwise indicated, information contained in this prospectus concerning our industry, including our market opportunity, is based on information from independent industry analysts, market research, publicly available information and industry publications. The third party sources from which we have obtained information are generally believed to be reliable, but we cannot assure you that such information is accurate or complete. Management estimates contained in this prospectus are based on assumptions made by us using our internal research data and our knowledge of such industry and market, including reference to publicly available information released by independent industry analysts and third party sources, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

As used in this prospectus, unless the context otherwise requires, the terms “ADOMANI,” “Company,” “we,” “us,” “our” and “our company” mean ADOMANI, Inc., a Delaware corporation, and our predecessor, ADOMANI, Inc., a Florida corporation, and where appropriate, their respective consolidated subsidiaries.

ADOMANI and the ADOMANI logo and our other trademarks, service marks and trade names appearing in this prospectus are the property of ADOMANI, Inc. Other trademarks and trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

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PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Overview

We are a provider of advanced zero-emission electric and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership. Our drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance.

We design advanced zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles. We also design patented conversion kits to replace conventional drivetrain systems for combustion powered vehicles with zero-emission electric or hybrid drivetrain systems. The hybrid drivetrain systems are available in both an assistive hybrid format and a full-traction format for use in private and commercial fleet vehicles of all sizes. We seek to expand our product offerings to include the sale of zero-emission systems in vehicles manufactured by outside original equipment manufacturer, or OEM, partners, but to be marketed, sold, warrantied and serviced through our developing distribution and service network. We refer to these product offerings collectively as “our zero-emission systems” throughout the remainder of this prospectus.

Market Overview

Concerns regarding climate change and other environmental considerations have led to the implementation of laws and regulations that restrict, cap, or tax emissions in the automotive industry and throughout other industries. In particular, Environmental Protection Agency, or EPA, Tier 4 emission standards, California Air Resources Board, or CARB, regulations, and recently implemented policies in Europe, generally referred to as Stage I, II, III and IV regulations, are requiring a significant reduction in the level of emissions and particulate matter produced by diesel power systems and are increasing the costs associated with producing carbon-intensive fuels. These regulations are taking effect and are expected to increase both the cost and size of emission-compliant diesel power products, primarily due to the need to incorporate additional combustion and after-treatment components.

A variety of market factors are contributing to the increased use of alternative fuels and growth of alternative fuel technology, including economics, energy independence, environmental concerns, and the widespread availability of alternative fuels. As the price of crude oil remains volatile and the threat of climate change and air pollution remain public concerns, the search for more cost effective and cleaner fuels has become more important. Electricity has emerged as a cleaner-fuel solution to these challenges. The price of alternative fuels such as electricity is often substantially less than diesel or gasoline, and alternative fuels can result in the production of lower amounts of greenhouse gases and other air pollutants.

Market Drivers

A number of factors impact both the supply and demand for various types of electric vehicles and we believe that we are well positioned to benefit as a result of these driving forces.

We believe prominent drivers of supply include:

•	The declining cost and higher availability of energy storage technologies, specifically the cost and capacity of rechargeable lithium ion batteries;

•	Grants, loans, tax breaks, and other financial support available for energy storage and electric vehicle research and development;

•	Requirements that a specific percentage of automakers’ models be electric or other zero-emission vehicles; and

•	Fuel economy standards that require automakers to meet certain fleet-wide benchmarks.

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We believe prominent drivers of demand include:
•	Mandates that government fleets purchase certain percentages of low emission, energy efficient, or alternative fuel vehicles;

•	Mandates for transport agencies, ports or school districts to purchase or convert to electric or other alternative fuel vehicles;

•	Rebates, tax credits, and other incentives for purchasing or leasing electric or other alternative fuel vehicles;

•	The availability of charging stations and other charging infrastructure, driven in turn by government funding, tax credits, rebates, and other incentives and regulatory initiatives aimed at increasing the number of charging stations;

•	The cost of electricity to recharge plug-in electric vehicles, or PEVs, impacted by special rates introduced by utilities;

•	Preferential treatment in registration, emissions testing, and access to highways, city centers, and high occupancy vehicle, or HOV, lanes; and

•	The cost of conventional diesel or gasoline and the resultant incremental costs of owning and operating an electric vehicle versus a conventionally fueled equivalent.

Fleet Operator Challenges

In addition, fleet operators and their companies face a number of challenges, including:

•	Difficulty complying with existing and new federal and state emission restrictions and compliance requirements;

•	Finding cost savings while managing high fuel, maintenance and repair costs;

•	Extending the lives of existing vehicles;

•	Difficulty planning for the operation of their fleet when fuel supplies are interrupted, such as during a natural disaster; and

•	Difficulty in improving the environment around these heavy-duty commercial fleets.

Our Solution

We design advanced zero-emission electric and hybrid vehicles and replacement drivetrain systems that improve fuel economy and reduce emissions. Our drivetrain systems are designed to help vehicles run more efficiently and cost effectively. Specifically, we enable our customers to:

•	Add Emission-Compliant ADOMANI Vehicles and Drivetrain Systems to Their Fleets. Our commercial fleet vehicles and drivetrain systems are designed to reduce or eliminate the use of traditional petroleum-based fuels that create greenhouse gases and particulate matter.

•	Reduce Total Cost of Ownership. Our technology is designed to reduce fuel budgets by eliminating or reducing the reliance on traditional petroleum-based fuels, instead using the more energy efficient and less variably priced grid-provided electricity.

•	Prolong Lives of Existing Vehicles. Zero-emission electric and hybrid vehicles generally have lower maintenance costs. These reduced maintenance costs may take the form of longer service intervals between brake system maintenance, reduction or elimination of internal combustion engine oil and oil filter changes, reduction or elimination of transmission oil and oil filter changes, reduction or elimination of air filter changes, reduction or elimination of emissions systems services, reduction or elimination of diesel emission fluid use, elimination of emissions tests on traditional fuel vehicles (if converted to a zero-emission electric drivetrain) and the elimination of certification tests of high pressure tanks on propane, liquefied natural gas and compressed natural gas powered vehicles (if converted to a zero-emission electric drivetrain).

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•	Plan for Natural Disasters When Fuel Supply May be Interrupted. Our zero-emissions systems can serve as on-site emergency back-up energy storage if grid power becomes intermittent or fails temporarily during natural or man-made disasters.

•	Improve the Environment Around Vehicles. As a result of our zero-emission systems, drivers, operators, customers and the communities they serve have healthier environments in and around these vehicles.

Our Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

•	Product Diversity. We have multiple product offerings including zero-emission electric and hybrid drivetrains, new purpose-built zero-emission electric vehicles and stationary energy storage solutions and, as a result, the ability to scale-up, scale-down or refine a specific product line in response to market demands and the evolving local, state and federal regulatory and incentive programs. Also, within each product area, we have multiple suppliers of key drivetrain components, allowing price flexibility both for our final products and replacement parts required over the product lifespan. This allows us to meet the expectations and budget constraints of public or private commercial fleet operators.

•	Regulatory Agency Familiarity. By taking an active role in many trade industry groups and related events, we have developed and continually strive to maintain strong relationships with key local, state and federal regulatory agencies involved in the growing zero-emission and hybrid vehicle industry. To meet their own aggressive emissions targets, these regulatory agencies have encouraged the growth of zero-emission electric vehicles and hybrid drivetrains, especially in connection with heavy-duty commercial fleets.

•	Relationships with Purchasers. To help shorten the sales cycles for our products, we have identified and built relationships with key commercial operators that have purchasing authority or influence over their organizations. We are also able to leverage past sales and marketing relationships that were built by our experienced management team.

•	Additional Sales Potential. We have additional sales potential with commercial fleet customers. These potential additional sales could include: automated charging infrastructure, intelligent stationary energy storage systems that enable higher levels of vehicle fast-charging, emergency back-up facility power for use during grid power outages, enabling technologies to access the developing grid-connected opportunities for the aggregate power available from groups of large battery packs, or enabling technologies that allow for the avoidance of electric utility demand charges.

•	Unique Market Knowledge. We have specific and unique sales cycle knowledge based on the over 30 years of experience of our management team.

Our Strategy

We intend to capitalize on these opportunities by pursuing the following key strategies:

•	Develop Sales Staff. We plan to hire and train our initial sales staff to complement our current group. Training will include familiarizing them with the many and varied funding options available, and how to access those opportunities, or help our customers access them.

•	Build Dealership Networks. We intend to build third party dealership networks for the local sales and service of ADOMANI zero-emission replacement drivetrain vehicles and new purpose-built zero-emission electric and hybrid commercial vehicles either manufactured by or for us.

•	Develop Third Party Relationships. We plan to complete existing negotiations with partners and seek additional partners for the manufacture of our zero-emission systems.

•	Provide Demonstrations. We will seek out and respond to local, state and federal pilot demonstration opportunities in interest areas for which we have relevant current product offerings or, in areas of interest that are congruent with products that are on our product development roadmap but still in early stage development.

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•	Obtain Approvals From Incentive Programs. We will seek to have our products approved for various local, state and federal vehicle designations and incentive programs, like the California Heavy Duty Voucher Incentive Project administered by CARB, meant to accelerate the purchase of cleaner, more efficient trucks and buses in California.

•	Develop an Intellectual Property Portfolio, License Our Technology and Enter into Strategic Collaborations. We plan to build upon our existing intellectual property, knowledge base and patent portfolio while seeking opportunities to license, white-label and collaborate with strategic partners that can provide unique and complementary products and technology.

•	Grow Our Manufacturing, Installation and Service Capability. As facility space and technician time requirements at partners are exceeded, we intend to expand or relocate to larger ADOMANI-owned or leased facilities dedicated to the manufacture, installation and service of our zero-emission systems.

•	Introduce New Products. As new markets develop, we plan to expand our zero-emission systems into ancillary product verticals, such as charging infrastructure also called Electric Vehicle Service Equipment, stationary energy storage, vehicle-to-grid hardware and capabilities.

•	Develop Our International Business. We plan to develop our business internationally. For example, we intend to pursue opportunities in China through our wholly-owned subsidiary, Adomani (Nantong) Automotive Technology Co. Ltd., or ADOMANI China. While we believe that China is an important market for us due in part to its publicly announced emphasis on hybrid and all-electric vehicles and large population, we remain in the early stages of the development of our business plan to pursue such opportunities, including the consideration of a proposal to develop a facility in Nantong, China to fulfill conversion kit orders within China, and continue to assess the logistics and costs associated with the production and sale of our zero-emission drivetrains into China.

Selected Risks Associated with Our Business and Industry

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•	we may not successfully execute our business plan to generate revenue and create a sustainable growth trajectory;

•	we have a history of losses and we may not achieve or sustain profitability in the future;

•	our independent registered public accounting firm has expressed in its report on our audited consolidated financial statements a substantial doubt about our ability to continue as a going concern;

•	our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment;

•	our future growth is dependent upon demand for conversion of existing diesel- and gasoline-powered buses, truck and other fleet vehicles to zero-emission electric or hybrid drivetrain systems and demand for new buses, trucks and other fleet vehicles with zero-emission drivetrains;

•	we may not be able to compete successfully against current and future competitors;

•	our sales cycle can be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and generate revenue from those customers;

•	developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for electric vehicles and our drivetrains;

•	we may be unable to keep up with advances in zero-emission electric drivetrain or hybrid vehicle technology;

•	the demand for commercial zero-emission electric and hybrid vehicles may decrease, as it depends, in part, on the continuation of current trends resulting from dependence on fossil fuels;

•	we may not be able to reduce and adequately control the costs and expenses associated with operating our business;

•	we may fail to manage our growth effectively and we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately;

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•	our zero-emission and hybrid drivetrains may fail to perform as expected;

•	we are dependent on third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at reasonable prices, quality levels and volumes;

•	our business success depends, in part, on the success of our strategic relationship with third parties;

•	we may not be able to scale our manufacturing, assembling, and converting processes effectively and quickly from low volume production to high volume production;

•	we may become subject to product liability claims;

•	we may be compelled to undertake product recalls;

•	we may be unable to design, develop, market and sell our zero-emission electric and hybrid drivetrains or related products and services that address additional market opportunities;

•	our growth depends in part on the availability and amounts of government subsidies and incentives and the application of regulations that encourage conversion to electric or hybrid vehicles, or replacing traditional petroleum-fueled vehicles with electric or hybrid vehicles;

•	our service model may be costly for us to operate and may not address the service requirements of our prospective customers;

•	our decentralized assembly, sales and service model will present numerous challenges and we may not be able to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted and our facilities in any of those markets may underperform relative to our expectations;

•	we are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with these regulations could substantially harm our business and operating results;

•	any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology;

•	in many of our zero-emission electric or hybrid drivetrains we use battery packs composed of lithium-ion battery cells, which, if not appropriately managed and controlled, on rare occasions have been observed to catch fire or vent smoke and flames; and

•	we may not be able to utilize a significant portion of our net operating loss or research and development tax credit carryforwards, which could adversely affect our profitability.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. We have irrevocably elected to “opt out” of the exemption for the delayed adoption of certain accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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Going Concern

Our audited and unaudited consolidated financial statements appearing elsewhere in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As of September 30, 2017 and December 31, 2016, we had working capital of $2.6 million and a working capital deficit of $3.4 million, respectively, and stockholders’ equity of $3.2 million and a stockholders’ deficit of approximately $2.7 million, respectively. During the nine months ended September 30, 2017 and the year ended December 31, 2016, we incurred a net loss attributable to holders of our Common Stock of approximately $21.6 million and $10.7 million, respectively. Of the $21.6 million loss incurred for the nine months ended September 30, 2017, approximately $15.7 million is attributable to non-cash stock-based compensation expense and another $1.2 million is related to non-cash consulting expense. We have not generated any material revenues and have incurred net losses since inception. Our recurring operating losses and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our audited consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended with respect to this uncertainty. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should we be unable to continue as a going concern. On June 9, 2017, however, we completed an offering under Regulation A, during which we sold 2,852,275 shares of Common Stock for gross proceeds of $14,261,375, of which $1,711,365 was paid to the selling stockholders for 342,273 shares they sold in the offering, as discussed in Note 5 to the unaudited consolidated financial statements included elsewhere in this prospectus. Based on our management’s plans and the significant capital raised, that substantial doubt has been alleviated, as discussed in Note 2 to the unaudited consolidated financial statements included elsewhere in this prospectus.

Company and Other Information

ADOMANI was incorporated in Florida on August 6, 2012 and reincorporated in Delaware in November 2016. Our principal executive offices and mailing address are: 4740 Green River Road, Suite 106, Corona, California 92880. Our telephone number is (951) 407-9860. Our corporate website address is www.adomanielectric.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusion of our website address in this prospectus is an inactive textual reference only.

This prospectus summary highlights information contained elsewhere and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included elsewhere in this prospectus. You should also consider, among other things, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case appearing elsewhere in this prospectus.

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the Offering

Issuer:	ADOMANI, Inc.

Securities offered:	3,666,667 Units, each Unit consisting of one share of our common stock, par value $0.00001, or Common Stock, and a warrant to purchase 1.5 shares of our Common Stock.

Exercisability of warrants included in Units:	Each warrant offered as part of a Unit is exercisable for 1.5 shares of Common Stock commencing on the date of issuance and expiring at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance.

Exercise price of warrants included in Units:	$4.50 per share of Common Stock.

Common stock outstanding before this offering:	68,070,930 shares.

Common stock to be outstanding after this offering:	71,737,597 shares.

Shares of Common Stock issuable upon warrants outstanding before this offering:	1,799,659 shares.

Shares of Common Stock issuable upon warrants outstanding after this offering:	7,556,326 shares.

Best efforts offering:	We have engaged Boustead Securities, LLC to act as our exclusive placement agent to offer the Units to prospective investors, on a “best efforts” basis. The placement agent is not required to sell any specific number or dollar amount of the Units offered by this prospectus, but will use its best efforts to sell such Units.

Use of proceeds:	If we sell all of the Units, we estimate that our net proceeds (after placement agent fees and our estimated other offering expenses) will be approximately $9,793,089, based on a public offering price of $3.00 per share. We intend to use the net proceeds from this offering primarily for the prepayment of our outstanding secured 9% notes payable and working capital or other general corporate purposes. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. See “Use of Proceeds” for additional information.

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of factors you should consider before making a decision to invest in our securities.

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Market for Common Stock and warrants:	Our Common Stock is listed on the NASDAQ Capital Market under the symbol “ADOM.” However, there is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange. The warrants are immediately separable from the shares of Common Stock offered as part of the Units.

Leak-out agreements:	Until January 11, 2018, each investor, either alone or together with its affiliates, in this offering will be limited to selling no more than its pro rata portion (based upon the size of its investment in this offering) of 35% of the daily trading volume of the Common Stock on such trading day, including shares of Common Stock or shares of Common Stock underlying any convertible securities (including any shares of Common Stock acquirable upon exercise of the warrants offered as part of the Units); provided, that the foregoing restriction will immediately expire and no longer be applicable if the VWAP (as defined in the warrants) is greater than $6.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar events occurring after the date hereof) on any trading day prior to 4:00 p.m. Eastern Time on January 11, 2018.

The number of shares of Common Stock to be outstanding after this offering is based on 68,070,930 shares of Common Stock outstanding as of September 30, 2017. The number of shares of Common Stock to be outstanding after this offering does not include:

•	26,775,000 shares of Common Stock issuable upon the exercise of options outstanding as of September 30, 2017, at an exercise price of $0.10 per share;

•	3,600,000 shares of Common Stock issuable upon the exercise of options outstanding as of September 30, 2017, at an exercise price of $10.49 per share;

•	15,000,000 shares of Common Stock reserved for issuance under our 2017 Equity Incentive Plan as of September 30, 2017;

•	1,799,659 shares of Common Stock issuable upon the exercise of warrants outstanding as of September 30, 2017, at a weighted average exercise price of $4.42 per share;

•	shares of Common Stock issuable upon full exercise of the warrants offered as part of the Units; and

•	shares of Common Stock issuable upon full exercise of the warrant issued to the placement agent.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in our securities. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of may also become important factors that adversely affect our business. If any of the following risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

We may not successfully execute our business plan to generate revenue and create a sustainable growth trajectory.

We have not generated significant revenues to date. Our ability to generate revenue and grow our revenue will depend, in part, on our ability to execute on our business plan, expand our business model and develop new products in a timely manner. We may fail to do so. A variety of factors outside of our control could affect our ability to generate revenue and our revenue growth. Our success in implementing our strategy of producing zero-emission conversions and selling new zero-emission buses, trucks and other fleet vehicles could also slow our revenue growth.

We have a history of losses and we may not achieve or sustain profitability in the future.

We have incurred losses in each fiscal year since our incorporation in 2012. In addition, for the nine months ended September 30, 2017, our net loss was $21.6 million. As of September 30, 2017, we had working capital of $2.6 million, an accumulated deficit of $42.7 million and stockholders’ equity of $3.2 million. To date, we have financed our operations primarily through issuing equity capital, convertible notes, notes payable and, most recently, with the completion of an offering of our Common Stock. Our products have been recently developed and there can be no assurance that they will be commercially successful and generate significant revenue. If we are to ever achieve profitability it will be dependent upon the successful development and successful commercial introduction and acceptance of zero-emission electric and hybrid drivetrains such as ours; the demand for new buses, trucks and other fleet vehicles with zero-emission or hybrid drivetrains; and the demand for conversion of existing buses, trucks and other fleet vehicles to zero-emission electric or hybrid drivetrains, any of which may not occur. We may not achieve profitability in the future as we anticipate that our operating expenses will increase significantly in the foreseeable future as we:

•	continue to invest in research and development to enhance our zero-emission products and services;

•	design, develop and manufacture our drivetrains and their components;

•	increase our sales and marketing to acquire new customers; and

•	increase our general and administrative functions to support our growing operations.

Because we will incur the costs and expenses from these efforts before we receive any significant incremental revenues with respect thereto, our losses in future periods will be significantly greater than the losses we would incur if we developed our business more slowly. In addition, these efforts may prove more expensive than we currently anticipate, or may not result in increases in our revenues, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Even if we are successful in generating revenue and increasing our customer base, we may not become profitable in the future or may be unable to maintain any profitability achieved if we fail to increase our revenue and manage our operating expenses or if we incur unanticipated liabilities. And even if our revenue increases, we may not be able to sustain this rate of revenue growth. Revenue growth may slow or revenue may decline for a number of reasons, including lack of demand for our zero-emission systems, increasing competition, lengthening sales cycles, decelerating growth of, or declines in, our overall market, or our failure to capitalize on growth opportunities or to introduce new offerings. Any failure by us to achieve and maintain revenue or profitability could cause the price of our Common Stock to decline significantly.

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On June 9, 2017, we completed an offering of our Common Stock, in connection with which we sold an aggregate of 2,852,275 shares of Common Stock for gross proceeds of $14,261,375, of which $1,711,365 was paid to the selling stockholders for the 342,273 shares they sold in the offering, as discussed in Note 5 to the unaudited consolidated financial statements. While we believe that our existing cash and cash equivalents, including the net proceeds from the offering, will be sufficient to fund our operations at least through the end of calendar year 2018, there can be no assurance that we will successfully execute our business plan, and if we do not, we may need additional capital to continue our operations. We do not expect to be able to satisfy our cash requirements solely through product sales in the near future, therefore we expect to rely on the net proceeds from our previous offering and this offering to fund our operations.

Our independent registered public accounting firm has expressed in its report on our audited consolidated financial statements a substantial doubt about our ability to continue as a going concern.

We have not yet generated sufficient revenues from our operations to fund our activities, and we are therefore dependent upon external sources for the financing of our operations. As a result, our independent registered public accounting firm has expressed in its report on the audited consolidated financial statements included in the registration statement of which this prospectus forms a part a substantial doubt regarding our ability to continue as a going concern. Neither our consolidated financial statements nor unaudited consolidated financial statements included in this prospectus include any adjustments that might result if we are unable to continue as a going concern. On June 9, 2017, however, we completed an offering of Common Stock, pursuant to which we sold 2,852,275 shares of Common Stock for gross proceeds of $14,261,375, of which $1,711,365 was paid to the selling stockholders for 342,273 shares they sold in the offering, as discussed in Note 5 to the unaudited consolidated financial statements included elsewhere in this prospectus. Based on our management’s plans and the significant capital raised, that substantial doubt has been alleviated, as discussed in Note 2 to the unaudited consolidated financial statements included elsewhere in this prospectus.

Our limited operating history makes it difficult to evaluate our current business and future prospects.

Our short operating history and developing business model make it difficult to evaluate our current business and our future prospects. It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, market acceptance of our products and services and future products and services, competition from new and established companies, including those with greater financial and technical resources, acquiring and retaining customers and increasing revenue from existing customers, enhancing our products and services and developing new products and services. You should consider our business and prospects in light of the risks and difficulties that we will encounter as we continue to develop our business model. We may not be able to address these risks and difficulties successfully, which would materially harm our business and operating results and cause the market price of our Common Stock to decline.

We may experience quarterly fluctuations in our operating results due to a number of factors which make our future results difficult to predict and could cause our operating results to fall below expectations.

Our quarterly operating results may fluctuate due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. You should not consider our past results, including our recent success in having funding approved in California through Assembly Bill (AB) 923 for conversions and new zero-emission electric or hybrid drivetrains in any projected growth rate or as indicative of our future performance.

We expect our period-to-period operating results to vary based on our operating costs which we anticipate will increase significantly in future periods as we, among other things, design and develop our zero-emission drivetrains, open new design, sales and service facilities, hire additional technology staff, increase our travel and operational budgets, increase our facility costs, hire and train service personnel, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations. As a result of these factors, we believe that quarter-to-quarter comparisons of our operating results, especially in the short-term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If any of this occurs, the trading price of our stock could fall substantially, either suddenly or over time.

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In addition to other risk factors described in this section, factors that may affect our quarterly operating results include the following: our ability to hire, train and retain key personnel, develop new products that the market demands, receive government support funding to offset the increased product cost to the end user, keep our supply chain intact, source required materials to build our zero-emission systems and maintain them once they are delivered.

Based upon all of the factors described above, we have a limited ability to forecast our future revenue, costs and expenses and, as a result, our operating results may from time to time fall below our estimates.

Our future growth is dependent upon demand for conversion of existing diesel- and gasoline-powered buses, truck and other fleet vehicles to zero-emission electric or hybrid drivetrain systems and demand for new buses, trucks and other fleet vehicles with zero-emission drivetrains. The bus and commercial fleet market for zero-emission electric and hybrid vehicles may be smaller or develop more slowly than expected. The zero-emission drivetrain conversion market is relatively new and evolving. If this market is smaller or develops more slowly or differently than we expect, our business, growth prospects and financial condition would be adversely affected.

Our growth is highly dependent upon the market acceptance of, and we are subject to an elevated risk of any reduced demand for, zero-emission vehicles and conversion of existing buses, trucks and other fleet vehicles to zero-emission electric or hybrid vehicles and the demand for new buses, truck and other fleet vehicles with zero-emission drivetrains in particular. If this market does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be harmed and we may need to raise additional capital. This market is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the market acceptance of zero-emission vehicles, and specifically conversion of existing buses and fleet vehicles to zero-emission electric or hybrid and the demand for new buses and fleet vehicles with zero-emission drivetrains, include:

•	perceptions about zero-emission electric vehicle quality, safety design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of any electric vehicle;

•	perceptions about the limitations in the technology resulting in a limited range over which zero-emission electric vehicles may be driven on a single battery charge (increases in distance requires additional batteries, which increases weight, and, at some point, too much weight diminishes the additional distance being sought before requiring a charge);

•	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology;

•	the availability of alternative fuel vehicles, including competitive vehicles and improvements in the fuel economy of the internal combustion engine may cause a slow-down in the demand to switch to zero-emission electric vehicles;

•	the availability of service for zero-emission electric vehicles;

•	the environmental consciousness of owners of diesel- and gasoline-powered buses, truck and other fleet vehicles;

•	changes in the cost of oil and gasoline;

•	government regulations and economic incentives, including a change in the administrations and legislations of federal and state governments, promoting fuel efficiency and alternate forms of energy;

•	access to charging stations both public and private, standardization of electric vehicle charging systems and perceptions about convenience and cost to charge an electric vehicle;

•	the availability of tax and other governmental incentives and rebates to purchase and operate electric vehicles or future regulation requiring increased use of zero-emission or hybrid vehicles;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.

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Additionally, we have limited experience in introducing new products. To date, we have been a research and development company and we have only recently commenced production and deliveries of our products. To the extent that we are not able to build our products in accordance with customer expectations, our future sales could be harmed.

Additionally, we may become subject to regulations that may require us to alter the design of our drivetrains, which could negatively impact consumer interest in our drivetrains.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles or drivetrains, which would materially adversely affect our business, operating results, financial condition and prospects.

We may not be able to compete successfully against current and future competitors.

The market for commercial zero-emission electric and hybrid vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors.

Most of our existing and potential competitors, including Ford, Navistar, Freightliner, PACCAR, Hino, Fuso, Volvo, BYD, Proterra, TransPower, Lion Bus or Motiv, have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, longer operating histories and greater name recognition than we do. They may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases and broader customer and industry relationships than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period of time than we can. Each of these competitors has the potential to capture market share in our target market, which could have an adverse effect on our position in our industry and on our business and operating results.

We expect competition in our industry to intensify in the future in light of anticipated increased demand for alternative fuel vehicles and to continued globalization and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, fuel economy, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, financial condition, operating results and prospects. Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and to our market share. There can be no assurances that we will be able to compete successfully in our markets. If our competitors introduce new products or services that compete with or surpass the quality, price or performance of our products or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. A disruptive technology advancement in the electric vehicle industry by a competitor, such as in energy storage, traction motors or power electronics, could affect the sales of our products.

Demand in the zero-emission electric and hybrid vehicle industry is volatile, which may lead to lower vehicle unit sales and adversely affect our operating results. Volatility of demand in the zero-emission electric and hybrid vehicle industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we currently compete and plan to compete in the future have been subject to considerable volatility in demand in recent periods. As a low volume producer, we have fewer financial resources than more established providers have to withstand changes in the market and disruptions in demand. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and financial resources as compared to many incumbent providers.

Competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share. If we cannot compete successfully against current and future competitors, our business, prospects, results of operations and financial condition could be negatively impacted.

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Our sales cycle can be long and unpredictable and require considerable time and expense before executing a customer agreement, which may make it difficult to project when, if at all, we will obtain new customers and generate revenue from those customers.

The sales cycle for our business, from initial contact with a potential lead to contract execution and implementation, typically takes significant time and is difficult to predict. Our sales cycle in some cases has been up to six to nine months or more. Our sales efforts involve educating our customers about the use, capabilities and benefits of our products and services. Some of our customers undertake a significant evaluation process that frequently involves not only our products and services but also the offerings of our competitors. This process can be costly and time-consuming. As a result, it is difficult to predict when we will obtain new customers and begin generating revenue from these new customers. As part of our sales cycle, we may incur significant expenses before executing a definitive agreement with a prospective customer and before we are able to generate any revenue from such agreement. We have no assurance that the substantial time and money spent on our sales efforts will generate significant revenue. If conditions in the marketplace generally or with a specific prospective customer change negatively, it is possible that no definitive agreement will be executed, and we will be unable to recover any of these expenses. If we are not successful in targeting, supporting and streamlining our sales processes, our ability to grow our business, and our operating results and financial condition may be adversely affected. If our sales cycles lengthen, our future revenue could be lower than expected, which would have an adverse impact on our consolidated operating results and could cause our stock price to decline.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for electric vehicles and our drivetrains.

Significant developments in alternative technologies, such as advanced diesel, ethanol and other renewable fuels, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced zero-emission electric or hybrid drivetrains which could result in the loss of competitiveness of our drivetrains, decreased revenue and a loss of market share to competitors.

If we are unable to keep up with advances in zero-emission electric drivetrain or hybrid vehicle technology, we may suffer an inability to obtain a competitive position in the market or suffer a decline in our competitive position.

There are companies in the zero-emission electric and hybrid vehicle industry that have developed or are developing vehicles and technologies that compete or will compete with the vehicles that utilize our technology. We cannot assure that our competitors will not be able to duplicate our technology or provide products and services similar to ours more efficiently or at greater scale. We may be unable to keep up with changes in zero-emission electric or hybrid drivetrain technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in zero-emission electric or hybrid drivetrain technology would result in a decline in our competitive position, which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in zero-emission electric or hybrid drivetrain technology. As technologies change, we plan to upgrade or adapt our drivetrains and introduce new drivetrains in order to continue to provide drivetrains with the latest technology, in particular battery cell technology. However, our drivetrains may not compete effectively with alternatives if we are not able to source and integrate the latest technology into our drivetrains. For example, we do not manufacture most of the high cost items required for our conversion kits, including battery cells, which makes us dependent upon other suppliers of battery cell technology for our battery packs. If for any reason we are unable to keep pace with changes in commercial electric and hybrid vehicle technology, particularly battery technology, our competitive position may be adversely affected.

The demand for commercial zero-emission electric and hybrid vehicles depends, in part, on the continuation of current trends resulting from historical dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for vehicles that utilize our technology, which could adversely affect our business, prospects, financial condition and operating results.

We believe that much of the present and projected demand for commercial zero-emission electric and hybrid vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that poor air quality and climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, or the long-term supply of oil in the United States improved, the government may eliminate or modify its regulations or economic incentives related to fuel efficiency and alternative forms of energy. If there is a change in the perception that the burning of fossil fuels does not negatively impact the environment, the demand for commercial zero-emission electric or hybrid vehicles could be reduced, and our business and revenue may be harmed. Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the current perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric or plug-in hybrid vehicles may decrease, which could have an adverse effect on our business, prospects, financial condition and operating results.

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We may not be able to reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.

If we are unable to reduce and/or maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing and servicing our zero-emission drivetrains relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted. We have made, and will be required to continue to make, significant investments for the design, manufacture and sales of our zero-emission drivetrains. Our marginal costs of producing our drivetrains to date have exceeded our revenue from selling them. This is not expected to change for the foreseeable future until we are able to generate adequate sales volume to offset the cost of our drivetrains. There can be no assurances that our costs of producing and delivering our future products will be less than the revenue we generate from sales at the time we introduce our future products or that we will ever achieve a positive gross margin on sales of our zero-emission drivetrains or future products.

We incur significant costs related to procuring the materials and components required to build our drivetrains and convert electric and hybrid vehicles. As a result, without including the impact of government or other subsidies and incentives, our costs and therefore the purchase prices for our commercial zero-emission electric and hybrid vehicles and/or converting commercial vehicles currently are substantially higher than the purchase prices for gas or diesel-fueled vehicles with comparable features.

Additionally, in the future we may be required to incur substantial marketing costs and expenses to promote our zero-emission drivetrains, including through the use of traditional media such as television, radio and print, even though our marketing expenses to date have been relatively limited. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed. Many of the factors that impact our operating costs are beyond our control. For example, global demand from all manufacturers of zero-emission vehicles for the same resources could create shortages and drive the costs of our raw materials and certain components, such as lithium-ion battery cells, to a higher level and reduce profit or create or increase losses. Indeed, if the popularity of zero-emission electric and hybrid vehicles exceeds current expectations without significant expansion in battery cell production capacity and advancements in battery cell technology, shortages could occur which would result in increased materials costs to us, and could also negatively impact our ability to meet production requirements if the batteries were simply not available.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We have recently expanded our operations and further significant expansion will be required, especially in connection with kit manufacturing, service and warranty requirements. The requirements of being a public company will significantly increase our general and administrative costs. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

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•	establishing sufficient sales, service and service facilities in a timely manner;

•	forecasting production and revenue;

•	training new personnel;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	implementing and enhancing administrative infrastructure, systems and processes;

•	addressing new markets; and

•	expanding operations and finding and hiring a significant number of additional personnel, including manufacturing personnel, design personnel, engineers and service technicians.

We intend to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our zero-emission electric and hybrid vehicles. Because vehicles that utilize our technology are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in zero-emission electric and hybrid vehicles may not be available to hire, and we may need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, manufacturing and servicing zero-emission electric and hybrid vehicles is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future, which could seriously harm our business and prospects.

In this regard, we will be required to continue to improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively. Further, to accommodate our expected growth we must continually improve and maintain our technology, systems and network infrastructure. We therefore may be unable to manage our expenses effectively in the future, which would negatively impact our gross margin or operating expenses in any particular quarter. If we fail to manage our anticipated growth and change in a manner that preserves the quality of our zero-emission systems and services and our ability to deliver in a timely manner, it will negatively affect our brand and reputation and harm our ability to retain and attract customers.

If our zero-emission electric and hybrid drivetrains fail to perform as expected, our ability to develop, market and sell our drivetrains could be harmed.

Our zero-emission drivetrains or vehicles that contain our drivetrains may not perform in a manner that is consistent with our customers’ expectations for a variety of reasons. If our drivetrains or vehicles that contain our drivetrains were to contain defects in design and manufacture that cause them not to perform as expected or that require repair, or any other failure of vehicles that contain our drivetrains to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, which could have a material adverse impact on our ability to develop, market and sell our zero-emission drivetrains. For example, should we have a significant sale of either new vehicles or conversion kits and a defect (from supplier-purchased product or internally assembled components) were to be discovered after delivery that could not be corrected in a timely manner, we could suffer an adverse public relations event that harms the company in a way that it may not be able to recover from, or which turns out to be so costly as to cause a significant loss. Although we attempt to remedy any issues we observe in our drivetrains as effectively and as rapidly as possible, such efforts may not be timely, may hamper production or may not provide satisfaction to our customers. While we have performed extensive internal testing, we currently have a limited frame of reference by which to evaluate the long-term performance of our zero-emission drivetrains. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to customers. Further, the performance of our zero-emission drivetrains may be negatively impacted by other factors, such as limitations inherent in existing battery technology and extreme weather conditions. Our zero-emission drivetrains have not yet been evaluated by the U.S. National Highway Traffic Safety Administration, or NHTSA, for its 5-Star Safety Ratings, and while based on our internal testing we expect to obtain acceptable ratings, there is no assurance this will occur.

Any vehicle product defects or any other failure of our commercial zero-emission electric or hybrid drivetrains to perform as expected could harm our reputation and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, customer losses and lost revenue, any of which could have a material adverse impact on our business, financial condition, operating results and prospects.

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We are dependent on third parties to deliver raw materials, parts, components and services in adequate quantity in a timely manner and at reasonable prices, quality levels, and volumes acceptable to us. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain.

We build zero-emission electric and hybrid drivetrains and conversion kits for drivetrains from components supplied by third parties. For example, we rely on third parties for batteries, traction motors, power electronics, connectors, cables, and metal fabrication for battery storage boxes. As a result, we are particularly dependent on those third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at reasonable prices. Some components of our drivetrain systems include materials such as copper, lithium, rare-earth and strategic metals that have historically experienced price volatility and supply interruptions. In addition, we do not currently maintain long-term agreements with our suppliers with guaranteed pricing because we cannot at this time guarantee them adequate volume, which exposes us to fluctuations in component, materials and equipment prices and availability.

Furthermore, currency fluctuations weakening the U.S. dollar against foreign currencies may adversely affect our purchasing power for such raw materials, parts and components and manufacturing equipment from foreign suppliers. Substantial increases in the prices for such raw materials, components and equipment would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices. There can be no assurance that we will be able to recoup these increased costs by increasing the prices of our products.

In cases where we rely on a sole supplier for a component or system, if there is an interruption of supply or increased industry demand it may be difficult for us to substitute one supplier for another, increase the number of suppliers or change one component for another in a timely manner or at all. Additionally, many of our current suppliers are small companies that produce a limited number of specialized products. If any of these suppliers were to go out of business or be acquired by a competitor of ours or any other third party that decides to discontinue our supply relationship, we would need to find an alternative supplier, which we may not be able to do. If we are unable to maintain a consistent, high quality and cost-effective supply chain, our business, prospects, financial condition and operating results could be adversely affected.

This limited supply chain exposes us to multiple potential sources of delivery failure or component shortages for the production of our zero-emission electric or hybrid drivetrains. We may experience delays due to supply chain disruptions with respect to any of our zero-emission drivetrains and any other future products we may produce. In addition, our currently ongoing transition from low to high volume production tooling for our zero-emission drivetrains may take longer than expected which may adversely impact our short-term financial results.

Changes in business conditions, domestic and foreign regulations, labor issues, wars, governmental changes, natural disasters and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Furthermore, if we experience significantly increased demand, or need to replace certain existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner, or that we could engineer replacement components ourselves.

Changes in our supply chain may result in increased costs in the future. We have also experienced cost increases from certain of our suppliers in order to meet our quality targets and development timelines as well as due to design changes that we made, and we may experience similar cost increases in the future. Additionally, we are negotiating with existing suppliers for cost reductions, seeking new and less expensive suppliers for certain parts, and attempting to redesign certain parts to make them less expensive to produce. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer.

If we encounter unexpected difficulties with our current suppliers, and if we are unable to fill these needs from other suppliers, we could experience production delays, which could have a material adverse effect on our financial condition and operating results.

The inability of these suppliers to deliver, or their refusal to deliver, necessary raw materials, parts and components of our zero-emission drivetrains and services in a timely manner at prices, quality levels, and volumes acceptable to us would have a material adverse effect on our financial condition and operating results. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain.

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The facilities or operations of our third party providers could be damaged or adversely affected as a result of disasters or unpredictable events.

Some of our third party providers have production facilities in California, a state known for seismic activity and wildfires. If major disasters such as earthquakes, fires, floods, hurricanes, wars, terrorist attacks, computer viruses, pandemics or other events occur, the production facilities of some of our third party providers may be seriously damaged, or they may have to stop or delay production and shipment of our products. We may also experience downtime due to a third party provider’s delay in production and shipment of our products due to, among other reasons, their inability to obtain supplies and materials. Either of these delays could have a material adverse impact on our business, operating results and financial condition.

If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

We do not control our independent suppliers or their business practices. Accordingly, we cannot guarantee their compliance with ethical or legal business practices, such as environmental responsibility, fair wage practices, appropriate sourcing of raw materials, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.

Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our zero-emission drivetrains or hybrid vehicle technology if, as a result of such violation, we were to attract negative publicity. If we, or others in our industry, encounter similar problems in the future, it could harm our brand image, business, prospects, financial condition and operating results.

Our business success will depend in part on the success of our strategic relationships with third parties. We may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

Our business success will depend in part on our ability to continue to successfully manage and enter into productive strategic relationships with third parties. We depend on various third parties to provide critical parts for our process. We currently maintain strategic relationships with all of the key manufacturers of components we require for conversion kit builds. As an example, we source our batteries from Chinese suppliers. However, several large market leaders in the battery manufacturing arena have gone out of business in the past several years which requires us to continue to vet and seek new suppliers. Maintaining and expanding our strategic relationships with third parties is critical to our continued success. Further, our relationships with these third parties are typically non-exclusive and do not prohibit the other party from working with our competitors. These relationships may not result in additional customers or enable us to generate significant revenue. Identifying suitable business partners and negotiating and documenting relationships with them require significant time and resources. If we are unsuccessful in establishing or maintaining our relationships with these third parties, our ability to successfully sell our products and services, compete in the marketplace or to grow our revenue could be impaired and our operating results would suffer.

While we may be able to establish alternate supply relationships or engineer replacement components for our single source components, we may be unable to do so in the short term, or at all, at prices or costs that are favorable to us. In particular, while we believe that we will be able to secure alternate sources of supply for most of our single sourced components in a relatively short time frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components of our drivetrains may be time consuming, costly and may force us to make additional modifications to a drivetrain’s design, or at a minimum require us to delay delivery of orders.

We currently have and are seeking to establish new relationships with third parties to provide alternative parts sources, such as batteries, controllers and battery management systems. For example, we continue to test additional battery manufacturers’ products in order to have back-up systems in place should our existing supplier have delivery or quality issues. In addition, this helps keep our prices in line with our competition and allows us to monitor various output and costs per unit in real time. However, there are no assurances that we will be able to identify or secure suitable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. Our strategic relationships within China for batteries and domestically for motors and controllers will keep us competitive if maintained properly. We may not be able to offer benefits to companies that we would like to establish and maintain strategic relationships with. Moreover, identifying such opportunities could demand substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects and operating results could be materially adversely affected.

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We must scale our zero-emission drivetrain manufacturing, assembling, and converting processes effectively and quickly from low volume production to high volume production.

We have no experience to date in high volume manufacturing, assembling, and converting to commercial electric and hybrid vehicles. Our existing production model utilizing third parties may not be well suited for the high-volume production we hope to require to scale our business. We do not know whether we will be able to develop efficient, low-cost manufacturing, assembly and converting capability and processes, and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes required, to successfully develop our business. Any failure to develop such manufacturing, assembly and converting processes and capabilities and reliable sources of component supply within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results and financial condition.

Our ability to scale our zero-emission drivetrain manufacturing, assembling, and converting processes is in part dependent on our supply chain and on our ability to execute on our decentralized production strategy. Even if we are successful in developing our high-volume manufacturing, assembly and converting capability and processes, and reliable sources of component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our commercialization schedules or to satisfy the requirements of customers. In addition, certain components we integrate may not be available on a consistent basis or in large quantities. Our business, prospects, financial condition and operating results could be adversely affected if we experience disruptions in our supply chain or if we cannot obtain materials of sufficient quality at reasonable prices.

The complexity in our business is expected to grow as we introduce new products and services. We have limited experience in simultaneously designing, testing, manufacturing, upgrading, adapting and selling our zero-emission drivetrains as well as limited experience allocating our available resources among the design and production of multiple zero-emission drivetrains. As we add complexity to our product line and introduce new products and services, we may experience unexpected delays.

If we are unable to scale our existing assembly processes and systems quickly while maintaining our current quality level, including as a result of supply chain constraints and inability to manage complexity in our business, we may be unable to meet our customers’ vehicle quality and quantity requirements or our forecasted production schedule or lower our cost of sales. As a result, we may not be able to meet our customers’ delivery schedules and could face the loss of customers, or be exposed to liability to customers to which we promised delivery, which could adversely affect our business, prospects, financial condition and operating results.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition if we are not able to successfully defend or insure against such claims. The zero-emission electric and hybrid vehicle industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our zero-emission drivetrains do not perform as expected or malfunction and personal injury or death results. Our risks in this area are particularly pronounced given the limited field experience of our zero-emission systems, number of vehicles delivered to date and limited field experience of those vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our drivetrains and business and inhibit or prevent commercialization of other future vehicle candidates which would have a material adverse effect on our brand, business, prospects and operating results. We currently do not have product liability insurance coverage, as we have not sold many vehicles. We intend to add product liability insurance on a claims-made basis for all our zero-emission systems with appropriate annual limits when we commence production. However, we cannot assure that our insurance will be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under any policy we have.

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In connection with the development and sale of our zero-emission drivetrains, we may need to comply with various safety regulations and requirements with which it may be expensive or difficult to comply. For example, we may be subject to compliance from CARB and NHTSA. In addition, we may be subject to various other federal and state-level requirements.

We may be compelled to undertake product recalls.

Any product recall in the future may result in adverse publicity, damage our brand and adversely affect our business, prospects, operating results and financial condition. We may at various times, voluntarily or involuntarily, initiate a recall if any of our zero-emission drivetrain components prove to be defective. Such recalls, voluntary or involuntary, involve significant expense and diversion of management attention and other resources, which would adversely affect our brand image in our target markets and could adversely affect our business, prospects, financial condition and results of operations.

Our warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.

If our warranty reserves are inadequate to cover future warranty claims on vehicles that utilize our technology, our business, prospects, financial condition and operating results could be materially and adversely affected. We provide a two-year warranty on parts and workmanship and a five-year warranty on batteries with every zero-emission drivetrain. Most of our warranty offering, with the exception of workmanship, is covered by the component manufacturers’ warranty. In addition, customers have the opportunity to purchase an Extended Service Plan for the period after the end of the standard warranty to cover additional services for an additional three-year period or 100,000 miles, whichever comes first. The warranty is similar to other providers’ warranty programs and is intended to cover all parts and labor to repair defects in material or workmanship in the drivetrain.   We plan to establish a warranty reserve of 1.25% of the cost of each delivery. We plan to record and adjust warranty reserves based on changes in estimated costs and actual warranty costs. However, because we have not yet begun delivering our first zero-emission drivetrains, and we have extremely limited operating experience with our drivetrains, we therefore have little experience with warranty claims for these zero-emission drivetrains   or with estimating warranty reserves. Once we begin initiating sales of our drivetrains, we will monitor our warranty reserves based on our actual warranty claim experience. We may be required to provide for increases in warranty reserves in the future. As of September 30, 2017, we had no warranty reserves because we have generated no sales generating any potential warranty claims. There can be no assurances that our future warranty reserves will be sufficient to cover all claims or that our limited experience with warranty claims will adequately address the needs of our customers to their satisfaction.

Our insurance strategy may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. Additionally, we cannot be certain that our insurance coverage will be sufficient to cover all future claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and operating results.

If we are unable to design, develop, market and sell zero-emission electric and hybrid drivetrains and other product offerings that address additional market opportunities, our business, prospects and operating results will suffer.

We may not be able to successfully develop new zero-emission electric or hybrid drivetrains or vehicles containing them, or address new market segments or develop a broader customer base. To date, we have focused our business on the sale of zero-emission electric drivetrains and have targeted owners of buses and commercial fleets. We will need to address additional markets and expand our customer demographic in order to further grow our business. In particular, we intend to additionally target trucks (all classes inclusive of 1–8) and vans under 14,000 pounds gross vehicle weight rating, which is a much different market from that of our current zero-emission drivetrains. Successfully offering a drivetrain in this market requires delivering a drivetrain with different characteristics at a price that is competitive with other similar drivetrains. We have not completed the design, component sourcing or manufacturing process for these drivetrains, so it is difficult to forecast its eventual cost, manufacturability or quality. Therefore, there can be no assurance that we will be able to deliver a drivetrain that is ultimately competitive in this market at a compelling price point and in volumes as we currently intend, if at all. Our failure to address additional market opportunities would harm our business, financial condition, operating results and prospects.

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Our growth depends in part on the availability and amounts of government subsidies and incentives and the application of regulations that encourage conversion to electric or hybrid vehicles. These subsidies and incentives are limited and unpredictable and could expire or change to benefit competing technologies

We believe that the availability of government subsidies, rebates, and economic incentives is currently a critical factor considered by our customers when purchasing our zero-emission systems or converting their existing vehicles to zero-emission-electric or hybrids, and that our growth depends in large part on the availability and amounts of these subsidies and economic incentives. Any unavailability, reduction, elimination or adverse application of government subsidies, rebates, and economic incentives because of budgetary challenges, expiration, policy changes, the reduced need for such subsidies, rebates, and incentives due to the perceived success of electric or hybrid vehicles or other reasons may result in the diminished price competitiveness of the alternative fuel vehicle industry generally and our zero-emission electric and hybrid vehicles in particular, especially prior to our ability to significantly reduce our costs. For example, in the United States, we and our customers benefit from significant subsidies in connection with the purchase of our vehicles under the California Hybrid Truck and Bus Voucher Incentive Program, or HVIP, CARB, local air quality management districts, the EV Demonstration Project, and state-level Clean Cities programs. Under these programs, purchasers of qualifying vehicles and those who convert their existing vehicles are eligible to receive subsidies or incentives of up to $55,000, $71,000 and $110,000, respectively, per qualifying vehicle purchased or converted. Certain regulations and programs that encourage sales of zero-emission electric and hybrid vehicles could expire, be exhausted, be eliminated or applied in a way that adversely impacts sales of our commercial zero-emission electric and hybrid vehicles, either currently or at any time in the future. For example, the U.S. federal government and many state governments, as well as many national governments within the European Union, are facing political changes, fiscal crises and budgetary constraints, which could result in the elimination of programs, subsidies and incentives that encourage the purchase or conversion of zero-emission electric and hybrid vehicles. In addition, grants made by the Department of Energy, or the DOE, under the U.S. Recovery and Reinvestment Act of 2009 to clean technology companies, such as the EV Demonstration Project grant, may be subject to a high level of scrutiny in part due to recent financial difficulties experienced by recipients of DOE loan guarantees. In addition, currently some purchase subsidies are limited in total annual amounts and have been exhausted before all willing buyers have been able to consummate a purchase. We currently benefit from certain government and economic incentives supporting the development and adoption of zero-emission electric or hybrid vehicles. If government subsidies and economic incentives to produce and purchase zero-emission electric or hybrid vehicles were no longer available to us or our customers, or the amounts of such subsidies and incentives were reduced or eliminated, it could have a negative impact on demand for our vehicles and our business, prospects, financial condition and operating results would be adversely affected.

In addition, we anticipate that in the future there may be new opportunities for us to apply for grants, loans and other incentives from federal, state, local and foreign governments on our own behalf and on behalf of our customers. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives is and will continue to be highly competitive.

Our service model may be costly for us to operate and may not address the service requirements of our prospective customers.

Our business plan is not to develop company owned and operated service and warranty centers but to leverage existing third party bus and truck facilities to process our vehicle conversions and new vehicles. This plan may not prove to be workable and we may be forced to establish our own facilities at some point, resulting in substantial capital expenditures and increased operating costs. Zero-emission electric and hybrid commercial vehicles incorporate new and evolving technologies and require specialized service. These special service arrangements are now and in the future may continue to be costly and we may not be able to recoup the costs of providing these services to our customers. In addition, a number of potential customers may choose not to purchase our commercial zero-emission electric or hybrid vehicles because of the lack of a more widespread service network. If we are unable to satisfactorily service vehicles that utilize our technology, our ability to generate customer loyalty, grow our business and sell additional vehicles could be impaired. There can be no assurance that these service arrangements or our limited experience servicing vehicles that utilize our technology will adequately address the service requirements of our customers to their satisfaction, or that we will have sufficient resources to meet these service requirements in a timely manner as the volume of vehicles we are able to deliver annually increases. If we do not adequately address our customers’ service needs, our brand and reputation may be adversely affected, which, in turn, could have an adverse effect on our business, prospects, financial condition and operating results.

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Traditional providers do not provide maintenance and repair services directly. Customers must instead service their vehicles through franchised dealerships or through third party maintenance service providers. We are pursuing a number of agreements to provide third party service for us. However, it is unclear when or even whether such third party service providers will be able to acquire the expertise to service our zero-emission electric and hybrid commercial vehicles. As vehicles that utilize our technology are placed in more locations, we may encounter negative reactions from our customers who are frustrated that they cannot use local service stations to the same extent as they have with their conventional commercial vehicles and this frustration may result in negative publicity and reduced sales, thereby harming our business and prospects

Our decentralized assembly, sales and service model will present numerous challenges and we may not be able to execute on our plan to establish sales, service and assembly facilities in the urban areas we have targeted and our facilities in any of those markets may underperform relative to our expectations.

Our strategy of establishing sales, service, and assembly facilities in selected urban areas in the United States is substantially different from the prevailing centralized manufacturing and franchised distribution and service model used currently by our zero-emission and conversion manufacturing competitors. For example, we will not be able to utilize long established sales channels developed through a traditional franchise system to increase our sales volume, which may harm our business, prospects, financial condition and operating results. Moreover, we will be competing with companies with well established distribution channels. If we determine that our decentralized model is inadequate, opening our own sales, service and assembly facility in any market generally will be capital intensive and require, among other things, establishing a local order volume that is sufficient to support the facility, finding a suitable and available location, negotiating a satisfactory lease agreement for the facility, obtaining permits and approvals from local and state authorities (which, in the case of facilities to be opened in foreign countries, may require obtaining approvals from national governments), building out the facility to our specifications and hiring and training employees to assemble, sell and service our zero-emission electric or hybrid vehicles and converting existing vehicles to zero-emission electric or hybrid vehicles. If we decide we must open our own facilities, we plan to seek state and local government incentives to defray the costs of opening facilities in the markets we have selected, but we may not be successful in this effort, or the incentives may not be as significant as we would like. As with any development project, the development and build-out of a facility will subject us to the risk of cost overruns and delays, which may be significant. Once our sales, service and assembly facilities are open for business, we will need to ensure that they maintain a high level of quality in order to satisfy customers and enhance the brand. Even if we are able to address all of the challenges discussed above, and there are no assurances we will be able to, we have little experience in sales, service or assembly and our sales, service and assembly facilities in one or more markets may not adequately address customer service needs or be profitable and we may lose sales and our entire investment in such facilities, damaging our reputation in the process. If we are unable to establish the local order volume we require in order to open new sales, service and assembly facilities or are unable to successfully assemble, sell, and service our zero-emission electric and hybrid commercial vehicles adequately for customers and profitably operate these new facilities in our target markets, our business, prospects, financial condition and operating results may be adversely affected. If we do not adequately address our customers’ service needs, our brand and reputation will be adversely affected, which in turn could have a material and adverse impact on our business, financial condition, operating results and prospects.

We are subject to substantial regulation, which is evolving, and unfavorable changes or any failure by us to comply with these regulations could substantially harm our business and operating results.

Our commercial zero-emission electric and hybrid drivetrains, the sale of motor vehicles in general and the electronic components used in vehicles are subject to substantial regulation under international, federal, state and local laws. We may incur in the future increased costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative and renewable energy currently are evolving and we face risks associated with changes to these regulations or new regulations. These risks include the following:

•	Changes to the regulations governing the assembly, transportation and disposal of lithium-ion batteries;

•	Revisions in motor carrier safety laws in the United States to further enhance motor vehicle safety generally and to ensure that electric vehicles achieve levels of safety commensurate with other cars, trucks, and buses could increase the costs associated with the component parts and the manufacture, assembly, and conversion of our drivetrains; and

•	Revisions in consumer protection laws to ensure that consumers are fully informed of the particular operational characteristics of vehicles could increase our costs associated with warning labels or other related customer information dissemination.

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To the extent the laws governing our business and vehicles change, some or all of our zero-emission drivetrains may not comply with applicable international, federal, state or local laws, and certain of the competitive advantages of our drivetrains may be reduced or eliminated, which could have an adverse effect on our business. Furthermore, compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with changes in regulations or new regulations is cost prohibitive, our business, prospects, financial condition and operating results will be adversely affected.

Vehicle dealer and distribution laws could adversely affect our ability to sell our commercial zero-emission electric or hybrid vehicles.

Sales of our zero-emission electric and hybrid vehicles are subject to international, state and local vehicle dealer and distribution laws. To the extent such laws prevent us from selling our drivetrains to customers located in a particular jurisdiction or require us to retain a local dealer or distributor or establish and maintain a physical presence in a jurisdiction in order to sell drivetrains in that jurisdiction, our business, prospects, financial condition and operating results could be adversely affected. We intend to contract with vehicle dealers to sell our drivetrains but we have no assurance at this time that we will successfully contract with vehicle dealers and distributors to sell our drivetrains.

We may face risks associated with our international business.

We plan to develop our business internationally, including the pursuit of certain opportunities in China through our wholly-owned subsidiary, ADOMANI China. The sale and shipment of our products across international borders, as well as the purchase of components and products from international sources, would subject us to extensive United States, European Economic Area and other foreign governmental trade, import and export and customs regulations and laws. Compliance with these regulations and laws would be costly and may expose us to penalties for non-compliance. If we are successful in developing our international activities, we expect that such operations would be subject to a variety of risks, including:

•	difficulties in staffing and managing foreign and geographically dispersed operations;

•	having to comply with various United States and international laws, including export control laws and the U.S. Foreign Corrupt Practices Act of 1977 and anti-money laundering laws;

•	differing regulatory requirements for obtaining clearances or approvals to market our products;

•	changes in, or uncertainties relating to, foreign rules and regulations that may impact our ability to sell our products, perform services or repatriate profits to the United States;

•	tariffs and trade barriers, export regulations and other regulatory and contractual limitations on our ability to sell our products in certain foreign markets;

•	fluctuations in foreign currency exchange rates;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	imposition of differing labor laws and standards;

•	economic, political or social instability in foreign countries and regions;

•	an inability, or reduced ability, to protect our intellectual property, including our patented zero-emission drivetrain design, including any effect of compulsory licensing imposed by government action; and

•	availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us.

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While we plan to expand into other markets in the future, our expansion plans may not be realized, or if realized, may not be successful. We expect each market to have particular regulatory and funding hurdles to overcome and future developments in these markets, including the uncertainty relating to governmental policies and regulations, could harm our business. If we expend significant time and resources on expansion plans that fail or are delayed, our reputation, business and financial condition may be harmed.

We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in opening our sales, service and assembly facilities.

We and our operations may, once we begin production of our drivetrains through third party agreements, be subject to federal, state and/or local environmental laws and regulations, including laws relating to the use, handling, storage, transportation, disposal and human exposure to hazardous substances and wastes. Environmental and health and safety laws and regulations can be complex, and we expect that our business and operations may be affected by future amendments to such laws or other new environmental and health and safety laws which may require us to change our operations. These laws can give rise to liability for investigatory costs, administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, responsibilities to investigate and take corrective or remedial actions, suspension of production or a cessation of our operations.

Contamination at properties we might in the future own and operate, and properties to which hazardous substances and wastes have been and may be sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the necessary permits and approvals required by environmental laws and regulations in connection with any planned manufacturing or operational facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business prospects and operating results.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology.

Our success and ability to compete depend in part upon our intellectual property. We primarily rely on intellectual property laws, including trade secret, copyright, trademark and patent laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property. However, the steps we take to protect our intellectual property rights may be inadequate or we may be unable to secure intellectual property protection for all of our products and services.

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If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products, services or products and services similar to ours and our ability to compete effectively would be impaired. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. Any of our intellectual property rights may be challenged by others or invalidated through administrative processes or litigation. The enforcement of our intellectual property rights depends on our legal actions against these infringers being successful, but we cannot be sure these actions will be successful, even when our rights have been infringed. In addition, we might be required to spend significant resources to monitor and protect our intellectual property rights, and our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Litigation to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, whether or not it is resolved in our favor, and could ultimately result in the impairment or loss of portions of our intellectual property. Any patents issued in the future may not provide us with competitive advantages or may be successfully challenged by third parties.

Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective protection of our intellectual property may not be available to us in every country in which our products and services are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that could prevent, limit or interfere with our ability to produce, use, develop or sell our zero-emission electric or hybrid vehicles or components, which could make it more difficult for us to operate our business. Companies in our industry are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors may hold patents or have pending patent applications, which could be related to our business. These risks have been amplified by the increase in third parties, or non-practicing entities, whose sole primary business is to assert such claims. We have not received in the past, but may receive in the future, notices that claim we or our customers using our products and services have misappropriated or misused other parties’ intellectual property rights. In those cases, we intend to investigate the validity of these claims and, if we believe these claims have merit, to respond through licensing or other appropriate actions. If we are sued by a third party that claims that our technology infringes its rights, the litigation could be expensive and could divert our management resources. We do not currently have an extensive patent portfolio of our own, which may limit the defenses available to us in any such litigation.

In addition, in many instances, we have agreed to indemnify our customers against certain claims that our products and services infringe the intellectual property rights of third parties. The results of any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies or producing, using, developing or selling vehicles or conversions that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms or at all, to sell or use the relevant technology; or

•	redesign technology or vehicles that utilize our technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or costs could have a material adverse effect upon our business and financial results. Furthermore, our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them.

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In many of our zero-emission electric or hybrid drivetrains we use battery packs composed of lithium-ion battery cells, which, if not appropriately managed and controlled, on rare occasions have been observed to catch fire or vent smoke and flames. If any such events occur in our commercial electric vehicles, we could face liability for damage or injury, adverse publicity and a potential safety recall.

The battery packs in our manufactured or converted vehicles will use lithium-ion cells, which have been used for years in laptop computers, cell phones and electric vehicles. On rare occasions, if not appropriately managed and controlled, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Highly publicized incidents of laptop computers, cell phones, and Tesla, Inc.’s electric vehicles bursting into flames have focused consumer attention on the safety of these cells. More recently, a limited number of side-impact tests carried out by NHTSA on non-commercial passenger vehicles containing lithium-ion batteries and thermal management systems containing liquid coolant have resulted in post-collision fires under certain conditions. Any failure of a competitor’s electric vehicle may cause indirect adverse publicity for us and our electric vehicles. These events have raised questions about the suitability of lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, particularly if one of our manufactured or converted vehicles is involved in a collision, which could damage the vehicle or lead to personal injury or death and may subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our manufactured or converted vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity or negative public perceptions regarding the suitability of lithium-ion cells for automotive applications or any future incident involving lithium-ion cells such as a vehicle or other fire, even if such incident does not involve vehicles that utilize our technology, could seriously harm our business, prospects, financial condition and operating results.

Unfavorable conditions in the global economy, rising interest rates and capital market liquidity issues could limit our ability to grow our business and negatively affect our operating results.

Revenue growth and potential profitability of our business depends on the level of demand in the markets we serve. To the extent that weak economic conditions cause our customers and potential customers to freeze or reduce their capital expenditure or operational budgets, particularly those for zero-emission electric or hybrid vehicles, demand for our products and services may be negatively affected. Historically, economic downturns have resulted in overall reductions in these budgets and corresponding spending. If economic conditions deteriorate or do not materially improve, our customers and potential customers may elect to decrease their operational budgets or defer or reconsider product and service purchases, which would limit our ability to grow our business and negatively affect our operating results.

Our business depends on our founders and management team, retaining and attracting qualified management, key employees and technical personnel and expanding our sales and marketing capabilities.

Our success depends upon the continued service of Mr. Reynolds, our Chairman, CEO and President, as well as other members of our senior management team. It also depends on our ability to continue to attract and retain additional highly qualified management, technical, engineering, operating and sales and marketing personnel. We do not currently maintain key person life insurance policies on any of our employees. While we have employment contracts with Mr. Reynolds and Mr. Menerey, our Chief Financial Officer, among other executives, we do not have fixed term employment agreements with any of our other management employees, all who could terminate their relationship with us at any time. Our business also requires skilled technical, engineering, product and sales personnel, who are in high demand and are difficult to recruit and retain. As we continue to innovate and develop our products and services and develop our business, we will require personnel with expertise in these areas. There is increasing competition, especially in California, for talented individuals such as design engineers, manufacturing engineers, and other skilled employees with specialized knowledge of electric vehicles, zero-emission electric and hybrid drivetrains and conversions. This competition affects both our ability to retain key employees and hire new ones. Key talent may leave us due to various factors, such as a very competitive labor market for talented individuals with automotive or transportation experience. Our success depends upon our ability to hire new employees in a timely manner and retain current employees. Additionally, we compete with both mature and prosperous companies that have far greater financial resources than we do and start-ups and emerging companies that promise short-term growth opportunities. The loss of Mr. Reynolds, Mr. Menerey or any other member of our senior management team, or an inability to attract, retain and motivate additional highly skilled employees required for the planned development and expansion of our business, could delay or prevent the achievement of our business objectives and could materially harm our business.

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The forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates, which may not prove to be accurate. Forecasts relating to the expected growth in zero-emission electric and hybrid vehicles, electric and hybrid drivetrains and conversions and other markets, including the forecasts or projections referenced in this prospectus, may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

We will require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We need sufficient capital to fund our ongoing operations and continue our development. We intend to continue to make investments to support our business growth and will require additional funds to respond to business challenges, such as keeping pace with technological developments in order to remain competitive in our evolving industry, improve our operating infrastructure or acquire complementary businesses and technologies. While we believe that our existing cash and cash equivalents, including the net proceeds from our offering of Common Stock in June 2017, will be sufficient to fund our operations at least through the end of calendar year 2018, we will need to engage in additional equity or debt financings to secure additional funds. We do not expect to be able to satisfy our cash requirements solely through product sales in the near future, therefore we expect to rely on the net proceeds from our previous offering and this offering to fund our operations. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when and if we require it, our ability to continue to support our business growth, and to respond to business challenges could be significantly impaired.

We may selectively pursue acquisitions of complementary businesses and technologies, which could divert capital and our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

We may selectively pursue acquisitions of complementary businesses and technologies that we believe could complement or expand our applications, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we have limited experience with acquiring other businesses or technologies. If we acquire businesses or technologies, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•	difficulty converting the customers of the acquired business onto our applications and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

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•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees; and

•	use of resources that are needed in other parts of our business; and use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. We may also unknowingly inherit liabilities from acquired businesses or assets that arise after the acquisition and that are not adequately covered by indemnities. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

If we are unable to implement and maintain effective internal control over financial reporting and effective disclosure controls and procedures, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock may be negatively affected.

As a public company, we will not be required to comply with the requirements to assess and report on internal control over financial reporting until the filing of our annual report for the year ending December 31, 2018. Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our annual report for the fiscal year ending December 31, 2018, provide a management report on the internal control over financial reporting. Once we are no longer either an “emerging growth company” or a smaller reporting company, such report must be attested to by our independent registered public accounting firm. While we have not conducted an evaluation of our the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, in connection with its audit of our financial statements for the fiscal year ended December 31, 2016, our independent registered public accounting firm identified material weaknesses in our internal controls that are standard for companies of our size, including limited segregation of duties and lack of systems in place to keep appropriate records for expenses incurred, specifically regarding operations in China. The Sarbanes-Oxley Act also requires that our principal executive officer and principal financial officer conclude as to the effectiveness of our disclosure controls and procedures on a quarterly basis. As of September 30, 2017, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were ineffective due to the presence of such material weaknesses in our internal controls. Due to our size, we rely heavily on key management for day-to-day operations and internal controls, and our size and correspondingly limited resources give rise to additional internal control weaknesses, including our disclosure controls.

If we fail to remediate our material weaknesses or find additional material weaknesses in our internal control over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We are in the process of designing and implementing the internal control over financial reporting required to comply with this obligation, which process may be time consuming, costly, and complicated. While we have taken steps to remediate our material weaknesses, if we fail to remediate our material weaknesses or find additional material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the date on which we are deemed to be a “large accelerated filer,” (ii) the end of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year in which the fifth anniversary of our initial public offering occurs.

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We may not be able to utilize a significant portion of our net operating loss or research and development tax credit carryforwards, which could adversely affect our profitability.

As of December 31, 2016, we had federal and state net operating loss carryforwards due to prior period losses, which if not utilized will begin to expire from 2032 through 2036 for federal and state purposes, respectively. These net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws.

This offering or future issuances of our stock could cause an “ownership change.” It is possible that any future ownership change could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our profitability.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Risks Related to the Offering and Ownership of Our Securities

The price of our Common Stock is and is likely to continue to be volatile and fluctuate substantially, which could result in substantial losses for our stockholders and may prevent you from reselling your shares at or above the public offering price.

The market price of our Common Stock is and is likely to remain volatile and may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets;

•	the development and sustainability of an active trading market for our Common Stock;

•	our operating performance and the performance of other similar companies;

•	changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our Common Stock;

•	press releases or other public announcements by us or others, including our filings with the SEC;

•	changes in the market perception of all-electric and hybrid products and services generally or in the effectiveness of our products and services in particular;

•	announcements of technological innovations, new applications, features, functionality or enhancements to products, services or products and services by us or by our competitors;

•	announcements of acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

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•	announcements regarding litigation involving us;

•	recruitment or departure of key personnel;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	regulatory developments in the United States or foreign countries;

•	the economy as a whole, market conditions in our industry, and the industries of our customers;

•	the expiration of market standoff or contractual lock-up agreements;

•	the size of our market float; and

•	any other factors discussed in this prospectus.

The market price and volume of our Common Stock could fluctuate, and in the past has fluctuated, relative to our limited public float. We are particularly subject to fluctuations—as reported on the NASDAQ Capital Market, our stock price has reached highs of $18.31 and lows of $2.35, with daily trade volume reaching a high of 2,694,000 and a low of 18,000 since our equity offering under Regulation A. In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We will have broad discretion in how we use the proceeds, and we may not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will be relying on the judgment of our management regarding the application of these proceeds. You will not have the opportunity to influence our decisions on how to use the proceeds, and we may not apply the net proceeds of this offering in ways that increase the value of your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we intend to invest the net proceeds from this offering in marketable securities, which may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

There is no public market for the warrants to purchase Common Stock in this offering.

There is no established public trading market for the warrants that are part of the Units being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other trading market. Without an active market, the liquidity of the warrants will be limited.

Due to the speculative nature of the warrants, there is no guarantee that it will ever be profitable for holders to exercise such warrants.

The warrants being offered as part of the Units do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather, merely represent the right to acquire 1.5 shares of Common Stock at an exercise price per whole share of Common Stock of $4.50 for a period expiring on the fifth anniversary of the date of issuance and. The market value of the warrants is uncertain and may not equal or exceed the price that you paid in this offering for the warrants. The market price of the Common Stock may never equal or exceed the exercise price of the warrants, and, consequently, it may never be profitable for holders to exercise such warrants.

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Holders of the warrants may not be able to exercise the warrants if we do not maintain a current prospectus and comply with applicable securities laws.

The warrants sold in this offering as part of the Units may not be exercisable unless at the time of exercise a prospectus relating to the Common Stock issuable upon exercise of the warrants is current and the Common Stock has been registered or qualified or is deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Although we intend to register the warrants and the shares of Common Stock issuable upon exercise of such warrants in the registration statement of which this prospectus is a part, if we do not maintain a current prospectus related to the Common Stock issuable upon exercise of the warrants or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, holders may not be unable to exercise their warrants.

Because the public offering price of our securities will be substantially higher than the as adjusted net tangible book value per share of our outstanding Common Stock following this offering, new investors will experience immediate and substantial dilution.

The public offering price is substantially higher than the as adjusted net tangible book value per share of our Common Stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, if you purchase securities in this offering, based on the public offering price of $3.00 per Unit, you will experience immediate dilution of $2.82 per share of Common Stock, based on our as adjusted net tangible book value per share as of September 30, 2017, after giving effect to the issuance of shares of the Units in this offering and giving effect to the repayment of our outstanding secured 9% notes payable. Additionally, you will experience additional dilution upon the exercise of stock options and warrants to purchase Common Stock with exercise prices less than the offering price per Unit in this offering.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a newly public company, and particularly after we are no longer an emerging growth company, we are incurring and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NASDAQ Capital Market, or NASDAQ, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will have to adapt to the requirements of being a public company and will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, prospects, financial condition and operating results.

Pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, and beginning with our annual report for the fiscal year ending December 31, 2018, we will be required to furnish a report by our management on our internal control over financial reporting. However, while we remain either an emerging growth company or a smaller reporting company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

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NASDAQ may delist our Common Stock from trading on its exchange, which could limit stockholders’ ability to trade our Common Stock.

As a listed company on NASDAQ, we are required to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our Common Stock. If we fail to meet these continued listing requirements, our Common Stock may be subject to delisting. If our Common Stock is delisted and we are not able to list our Common Stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market. If this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our Common Stock and reduced liquidity for the trading of our securities. In addition, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Common Stock would be negatively affected. If one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our Common Stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our Common Stock price and trading volume to decline.

We may fail to meet our publicly announced guidance or other expectations about our business, which would cause our stock price to decline.

We may provide guidance regarding our expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenues, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to anticipated production and sales volumes and average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance is not accurate or varies from actual results due to our inability to meet our assumptions or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our Common Stock could decline significantly.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. As of September 30, 2017, we have outstanding 68,070,930 shares of Common Stock, of which 63,965,569 shares are currently restricted as a result of securities laws or lock-up agreements but will become eligible to be sold at various times. Based on the total number of shares of our Common Stock outstanding as of September 30, 2017, upon completion of this offering, we will have 71,737,597 shares of Common Stock outstanding, assuming the number of shares offered by us, as set forth on the cover page of the prospectus, remains the same and there is no exercise of our outstanding options or warrants, including the warrants in this offering.

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Except for those purchased by parties to existing lock-up agreements and except for any shares held by our affiliates, as defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, all of the shares of Common Stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act. Other than the shares of Common Stock issued and sold in connection with our offering of Common Stock in June 2017, substantially all of the remaining shares of Common Stock outstanding after this offering, based on shares outstanding as of September 30, 2017, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least six months and, in most cases, a year from the date of our June 2017 offering, subject to certain leak-out periods and exceptions described in “Plan of Distribution”.

We may release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. For example, in September 2017, we released an aggregate of 1,320,359 shares from the restrictions under such lock-up agreements. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements, after the aforementioned lock-up and leak-out periods.

Furthermore, our equity incentive plan allows us to issue stock options. We intend to register all shares of Common Stock that we may issue under our equity compensation plans so that such shares may be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements executed in connection with our offering of Common Stock in June 2017. Moreover, we may in the future create additional equity incentive plans, which may at that time require us to file a registration statement under the Securities Act as soon as practicable after the expiration of the lock-up period to cover the issuance of shares upon the exercise or vesting of awards granted or otherwise purchased under those plans. As a result, any shares issued or granted under the plans after the lock-up period has expired also may be freely tradable in the public market. If equity securities are issued under the plans, if implemented, and it is perceived that they will be sold in the public market, then the price of our Common Stock could decline substantially.

No holders of any shares of our Common Stock have rights to require us to file registration statements for the public resale of such shares.

The concentration of our Common Stock ownership with our executive officers, directors and affiliates will limit your ability to influence corporate matters.

Our executive officers, directors and owners of 5% or more of our outstanding Common Stock and their respective affiliates beneficially owned, in the aggregate 58.6% of our outstanding Common Stock as of December 31, 2017. This percentage includes both outstanding shares of Common Stock and stock options that are vested and exercisable as of that date. These stockholders will therefore have significant influence over management and affairs and over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control will limit our stockholders’ ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. This ownership could affect the value of our Common Stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

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•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to defend against a takeover attempt;

•	establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

•	require that directors only be removed from office for cause and only upon a supermajority stockholder vote;

•	provide that vacancies on the board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office rather than by stockholders;

•	prevent stockholders from calling special meetings; and

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder becomes an “interested” stockholder. For a description of our capital stock, see the sections titled “Plan of Distribution” and “Description of Capital Stock.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this prospectus, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Our ability to generate demand for our zero-emission or hybrid drivetrains and conversion kits in order to generate revenue;

•	Our dependence upon external sources for the financing of our operations, particularly given that the report of our independent registered public accounting firm for our consolidated financial statements for the year ended December 31, 2016, which are included as part of this prospectus, contains a statement concerning our ability to continue as a going concern;

•	Our ability to effectively execute our business plan;

•	Our ability to scale our manufacturing, assembling, and converting processes effectively and quickly from low volume production to high volume production;

•	Our ability to manage our expansion, growth and operating expenses and reduce and adequately control the costs and expenses associated with operating our business;

•	Our ability to obtain, retain and grow our customers;

•	Our ability to enter into, sustain and renew strategic relationships on favorable terms;

•	Our ability to achieve and sustain profitability;

•	Our ability to evaluate and measure our current business and future prospects;

•	Our ability to compete and succeed in a highly competitive and evolving industry;

•	Our ability to respond and adapt to changes in electric or hybrid drivetrain technology; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, future transactions, results, performance, achievements or outcomes are unknown. The expectations reflected in our forward-looking statements may not be attained, or deviations from them could be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this prospectus or otherwise make public statements updating our forward-looking statements.

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USE OF PROCEEDS

Based upon the public offering price of $3.00 per Unit, after deducting placement agent fees and estimated offering expenses payable by us, we estimate that the net proceeds to us will be approximately $9,793,089.

We currently intend to use the net proceeds to us from this offering primarily for the prepayment of our outstanding secured 9% notes payable and working capital or other general corporate purposes. We may also use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments.

The outstanding secured 9% notes payable relates to the issuance in 2015 of two-year secured promissory notes with an aggregate face value of $5,147,525 to third-party lenders for cash. As of September 30, 2017, the aggregate principal amount outstanding under such notes is $3,195,325. The notes are secured by all of our assets, were originally scheduled to mature between January and November 2017 and bear interest at 9%. We notified all holders of the 9% secured notes payable with maturities in January through August 2017 that we exercised our option to extend the maturity dates six months pursuant to the provisions of such notes.

We will retain broad discretion in the allocation of the net proceeds from this offering and could utilize the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our securities.

The foregoing information is an estimate based on our current business plan. Pending the use of the net proceeds from this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities. We cannot predict whether any net proceeds invested will yield a favorable return.

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MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

On June 15, 2017, our Common Stock began trading on the NASDAQ Capital Market under the symbol “ADOM”. The following table sets forth the high and low sale prices for our Common Stock for the periods presented.

Period	High ($)	Low ($)
Fiscal Year Ended December 31, 2017
Second Quarter (from June 15, 2017 through June 30, 2017)	17.30	6.53
Third Quarter	18.31	6.11
Fourth Quarter	7.20	2.35
Fiscal Year Ending December 31, 2018
First Quarter (through January 4, 2018)	5.14	4.05

On January 4, 2018, the closing price of our Common Stock on the NASDAQ Capital Market was $4.33 per share. Prior to June 15, 2017, there was no established public trading market for our securities.

Holders

As of September 30, 2017, we had approximately 261 record holders of our Common Stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. The number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

Dividend Policy

We have never declared or paid any dividends on our Common Stock and do not anticipate that we will pay any dividends to holders of our Common Stock in the foreseeable future. Instead, we currently plan to retain any earnings to finance the growth of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our financial condition, results of operations and capital requirements as well as other factors deemed relevant by our board of directors.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2017:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale by us in this offering of 3,666,667 Units at the public offering price to the public of $3.00 per Unit, resulting in net proceeds to us of $9,793,089 (after deducting placement agent fees and our estimated other offering expenses), and giving effect to the repayment of our outstanding secured 9% notes payable.

You should read this table together with our financial statements and the related notes thereto included elsewhere in this prospectus. Our anticipated use of proceeds from this offering is discussed under “Use of Proceeds.”

	As of September 30, 2017
	Actual	As Adjusted
Cash and cash equivalents	$4,475,146	$11,072,910
Notes payable, net	3,195,325	—
Stockholders’ equity (deficit):
Preferred Stock, $0.00001 par value, 100,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.00001 par value, 2,000,000,000 shares authorized, 68,070,930 shares issued and outstanding, actual; 71,737,597 shares issued and outstanding, as adjusted	681	1,048
Additional paid-in capital	45,928,771	55,721,493
Accumulated deficit	(42,684,712)	(42,684,712)
Total stockholders’ equity (deficit)	3,244,740	13,037,829
Total capitalization	$6,440,065	$13,037,829

The table above excludes the following securities (unless stated otherwise above):

•	26,775,000 shares of Common Stock issuable upon the exercise of options outstanding as of September 30, 2017, at an exercise price of $0.10 per share;

•	3,600,000 shares of Common Stock issuable upon the exercise of options outstanding as of September 30, 2017, at an exercise price of $10.49 per share;

•	15,000,000 shares of Common Stock reserved for issuance under our 2017 Equity Incentive Plan as of September 30, 2017;

•	1,799,659 shares of Common Stock issuable upon the exercise of warrants outstanding as of September 30, 2017, at a weighted average exercise price of $4.42 per share;

•	shares of Common Stock issuable upon full exercise of the warrants offered as part of the Units; and

•	shares of Common Stock issuable upon full exercise of the warrant issued to the placement agent.

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Dilution

If you invest in our Units in this offering, your interest will be diluted to the extent of the difference between the public offering price per Unit and the net tangible book value per share of our Common Stock immediately after this offering, assuming no value is attributed to the warrants offered as part of the Units. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding.

Our net tangible book value as of September 30, 2017 was $3,239,378, or approximately $0.05 per share of our Common Stock. Historical net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our Common Stock outstanding. After giving effect to our sale of 3,666,667 Units in this offering at a public offering price of $3.00 per Unit, assuming no value is attributed to the warrants offered as part of the Units, and after deducting placement agent fees and estimated offering expenses and giving effect to the repayment of our outstanding secured 9% notes payable, our as adjusted net tangible book value at September 30, 2017 would have been approximately $13,032,467, or $0.18 per share of our Common Stock. This represents an immediate increase in net tangible book value of $0.13 per share to existing stockholders and an immediate dilution in net tangible book value of $2.82 per share to investors purchasing Units in this offering.

The following table illustrates this per share dilution to investors purchasing shares of Common Stock in this offering:

Public offering price per Unit		$3.00
Net tangible book value per share as of September 30, 2017	$0.05
Increase in net tangible book value per share attributable to this offering	0.13
As adjusted net tangible book value per share after this offering		0.18
Dilution in net tangible book value per share to investors in this offering		$2.82

As of September 30, 2017, options to purchase 26,775,000 shares of Common Stock were outstanding at an exercise price of $0.10 per share, options to purchase 3,600,000 shares of Common Stock were outstanding at an exercise price of $10.49 per share and warrants exercisable for 1,799,659 shares of Common Stock were outstanding at a weighted average exercise price of $4.42 per share. If any shares are issued upon exercise of outstanding options or warrants, you may experience further dilution.

The table and discussion above excludes the following securities (unless stated otherwise above):

•	26,775,000 shares of Common Stock issuable upon the exercise of options outstanding as of September 30, 2017, at an exercise price of $0.10 per share;

•	3,600,000 shares of Common Stock issuable upon the exercise of options outstanding as of September 30, 2017, at an exercise price of $10.49 per share;

•	15,000,000 shares of Common Stock reserved for issuance under our 2017 Equity Incentive Plan as of September 30, 2017;

•	1,799,659 shares of Common Stock issuable upon the exercise of warrants outstanding as of September 30, 2017, at a weighted average exercise price of $4.42 per share;

•	shares of Common Stock issuable upon full exercise of the warrants offered as part of the Units; and

•	shares of Common Stock issuable upon full exercise of the warrant issued to the placement agent.

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SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data together with our financial statements and the related notes thereto appearing elsewhere in this prospectus and in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The selected consolidated financial data in this section is not intended to replace the audited and unaudited consolidated financial statements and accompanying notes.

The following tables set forth a summary of our historical consolidated financial data as of, and for the periods ended on, the dates indicated. We have derived the consolidated statements of operations data for the years ended December 31, 2016 and 2015 and the consolidated balance sheet data as of December 31, 2016 and 2015 from our audited financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the nine months ended September 30, 2017 and 2016 and the consolidated balance sheet data as of September 30, 2017 from our unaudited financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial information set forth in those statements. Our historical results for any prior period are not necessarily indicative of our future results and our interim results are not necessarily indicative of results to be expected for the full year ending December 31, 2017 or any other period.

	Year Ended December 31,		Nine Months Ended September 30,
	2016	2015	2017	2016
	(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$68	$—	$—	$68
Cost of sales	50	—	—	50
Gross profit	18	—	—	18
Operating expenses:
General and administrative	9,398	4,633	18,363	8,107
Consulting	117	135	2,213	95
Research and development	37	549	557	128
Total operating expenses	9,552	5,317	21,133	8,330
Loss from operations	(9,534)	(5,317)	(21,133)	(8,312)
Other income (expense):
Interest expense	(1,148)	(702)	(362)	(833)
Other income (expense)	(3)	(16)	(113)	(9)
Total other income (expense)	(1,151)	(718)	(475)	(842)
Loss before income taxes	(10,685)	(6,035)	(21,608)	(9,154)
Income tax expense	—	—	(3)	—
Net loss	$(10,685)	$(6,035)	$(21,611)	$(9,154)
Net loss per share to common shareholders:
Basic and diluted	$(0.16)	$(0.07)	$(0.33)	$(0.13)
Weighted shares used in the computation of net loss per share:
Basic and diluted	66,585,580	82,611,477	66,020,773	69,286,226

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	As of December 31,		As of September 30,
	2016	2015	2017
	(unaudited)
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$938	$4,537	$4,475
Working capital	(3,369)	4,049	2,615
Total assets	3,406	4,700	7,005
Total liabilities	6,113	5,546	3,759
Additional paid-in capital	18,366	9,542	45,930
Accumulated deficit	(21,074)	(10,389)	(42,685)
Total stockholders’ equity (deficit)	(2,707)	(846)	3,246

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the consolidated financial statements and the related notes to consolidated financial statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Overview

We are a provider of advanced zero-emission electric and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership. Our drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance.

We design advanced zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles. We also design patented conversion kits to replace conventional drivetrain systems for combustion powered vehicles with zero-emission electric or hybrid drivetrain systems. The hybrid drivetrain systems are available in both an assistive hybrid format and a full-traction format for use in private and commercial fleet vehicles of all sizes. We seek to expand our product offerings to include the sale of zero-emission systems in vehicles manufactured by outside original equipment manufacturer, or OEM, partners, but to be marketed, sold, warrantied and serviced through our developing distribution and service network.

Our drivetrain systems can be built with options for remote monitoring, electric power-export and various levels of grid-connectivity. Our zero-emission systems may also grow to include automated charging infrastructure and “intelligent” stationary energy storage that enables fast vehicle charging, emergency back-up facility power, and access to the developing, grid-connected opportunities for the aggregate power available from groups of large battery packs.

We generated virtually no revenue from inception through September 30, 2017. For the years ended December 31, 2016 and 2015, our net losses were $10.7 million and $6.0 million, respectively. For the nine months ended September 30, 2017 and 2016, our net losses were $21.6 million and $9.2 million, respectively; and for the three months ended September 30, 2017 and 2016, our net losses were $12.0 million and $6.3 million, respectively.

Factors Affecting Our Performance

We believe that the growth and future success of our business depend on various opportunities, challenges and other factors, including the following.

New Customers. We are competing with other companies and technologies to help fleet managers and their districts/companies more efficiently and cost-effectively manage their fleet operations. Once these fleet managers have decided they want to buy from us, we still face challenges helping them obtain financing options to reduce the cost barriers to purchasing. We may also encounter customers with inadequate electrical services at their facilities that may delay their ability to purchase from us.

Investment in Growth. We plan to continue to invest for long-term growth. We anticipate that our operating expenses will increase in the foreseeable future as we invest in research and development to enhance our zero-emission systems; design, develop and manufacture our drivetrains and their components; increase our sales and marketing to acquire new customers; and increase our general and administrative functions to support our growing operations. We believe that these investments will contribute to our long-term growth, although they will adversely affect our results of operations in the near term. In addition, the timing of these investments can result in fluctuations in our annual and quarterly operating results.

Zero-emission electric and hybrid drivetrain experience. Our dealer and service network is not currently established, although we do have certain agreements in place. One issue they may have, and we may encounter, is finding appropriately trained technicians with zero-emission electric and hybrid drivetrain experience. Our performance will depend on having a robust dealer and service network, which will require appropriately trained technicians to be successful. Because vehicles that utilize our technology are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in zero-emission electric and hybrid vehicles may not be available to hire, and we may need to expend significant time and expense training the employees we do hire. If we are not able to attract, assimilate, train or retain additional highly qualified personnel in the future, or do so cost-effectively, our performance would be significantly and adversely affected.

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Market Growth. We believe the market for all-electric and hybrid solutions for alternative fuel technology, specifically all-electric and hybrid vehicles will continue to grow as more purchases of new zero emission vehicles and as more conversions of existing fleet vehicles to zero-emission vehicles are made. However, unless the costs to produce such vehicles decrease dramatically, purchases of our products will continue to depend in large part on financing subsidies from government agencies. We cannot be assured of the continued availability or the amounts of such assistance to our customers.

Revenue Growth from Additional Products. We seek to add to our product offerings additional zero-emission vehicles of all sizes manufactured by outside OEM partners, to be marketed, sold, warrantied and serviced through our developing distribution and service network, as well as add other ancillary products discussed elsewhere in this prospectus.

Revenue Growth from Additional Geographic Markets. We believe that growth opportunities for our products exist internationally in addition to domestically, and through our wholly-owned subsidiary ADOMANI China, we will be pursuing international growth as well. Our future performance will depend in part upon the growth of these additional markets. Accordingly, our business and operating results will be significantly affected by our ability to timely enter and effectively address these emerging markets and the speed with which and extent to which demand for our products in these markets grows.

Components of Our Results of Operations

Revenue

Revenue is recognized from the sales of advanced zero-emission electric and hybrid drivetrain systems for fleet vehicles and from the sale of new, purpose-built zero-emission electric or hybrid vehicles. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title has passed, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

Cost of Sales

Cost of sales includes those costs related to the development, manufacture, and distribution of our products. Specifically, we include in cost of sales each of the following: material costs (including commodity costs); freight costs; labor and other costs related to the development and manufacture of our products; and other associated costs.

Selling, General and Administrative Expenses

Selling, general and administrative costs include all corporate and administrative functions that support our company. These costs also include stock-based compensation expense; warranty, including product recall and customer satisfaction program costs; consulting costs; and other costs that cannot be included in cost of sales.

Consulting and Research and Development Costs

These costs are substantially related to our research and development activity.

Other Income/Expenses, Net

Other income/expenses include non-operating income and expenses, including interest expense.

Provision for Income Taxes

We account for income taxes in accordance with FASB ASC 740 “Income Taxes,” which requires the recognition of deferred income tax assets and liabilities for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FASB ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations. Because we have incurred only losses to this point, no provision for income taxes has been made.

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Results of Operations

Comparison of the Nine Months Ended September 30, 2017 and 2016 (Unaudited)

	Nine Months Ended
	September 30, 2017	September 30, 2016

Net sales	$—	$68
Cost of sales	—	50
Gross profit	—	18
Operating expenses:
General and administrative [1]	18,363	8,107
Consulting	2,213	95
Research and development	557	128
Total operating expenses, net	21,133	8,330
Loss from operations	(21,133)	(8,312)

Other income (expense):
Interest expense	(362)	(833)
Other income	(113)	(9)
Total other income (expense)	(475)	(842)

Loss before income taxes	(21,608)	(9,154)
Income tax expense	(3)	—
Net loss	$(21,611)	$(9,154)

Net loss per share to common shareholders:
Basic and diluted	$(0.33)	$(0.13)

Weighted shares used in the computation of net loss per share:
Basic and diluted	66,020,773	69,286,226

[1] Includes stock-based compensation expense as follows:

	Nine Months Ended
	September 30, 2017	September 30, 2016
General and administrative expenses	15,653	6,920
Total stock-based compensation expense	15,653	6,920

Revenue

Revenue for the nine months ended September 30, 2017 was $0, as compared to revenue of $68,000 for the nine months ended September 30, 2016. We expect to begin generating revenue in the fourth quarter of 2017.

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General and Administrative Expenses

General and administrative expenses consist primarily of the following:

•	personnel-related expenses, including stock-based compensation costs;

•	costs related to raising capital and becoming a public reporting company; and

•	business development-related expenses.

General and administrative expenses increased by $10.3 million for the nine months ended September 30, 2017, as compared to the prior-year period. The increase is primarily due to an increase in stock-based compensation expense of $8.7 million for the nine months ended September 30, 2017, as compared to the prior-year period, due to the additional options granted in March 2017 and also to the requirement to remeasure non-employee stock options, as required by ASC 718 and ASC 505. We anticipate stock-based compensation expense to continue to increase as we expand our infrastructure in order to begin generating revenue.

Other increases in the current-year period over the prior-year period include payroll, rent, sales and marketing, travel, investor relations expenses, and other general and administrative expenses, which increased by $1.6 million, offset by a decrease in legal and professional fees of $122,906 for the nine months ended September 30, 2017, as compared to the prior-year period, due to our need to expand our sales and marketing infrastructure, as well as the incurrence of certain costs associated with our status as a public company.

Consulting Expenses

Consulting expenses increased by $2.1 million for the nine months ended September 30, 2017, as compared to the prior-year period. The increase as compared to the prior period is primarily due to the issuance of a warrant to purchase 350,000 shares of Common Stock as part of a settlement agreement, which was valued at $1.2 million, and a payment of $800,000 required under the same agreement. Additionally, $75,000 previously paid to the party involved in the settlement agreement, and originally classified as deferred offering costs, was reclassified as consulting expense. See Note 5 of the unaudited consolidated financial statements contained in this prospectus.

Research and Development Expenses

Research and development expenses increased by $428,516 for the nine months ended September 30, 2017, as compared to the prior-year period. The increase as compared to the prior period is primarily due to $420,000 incurred in the second quarter of 2017 to build and install our drivetrain system on a chassis of a Type D school bus, on a promotional basis, for a potential customer. The project also enabled us to evaluate a third party firm that performed the work.

Cash Flows

The following table summarizes our cash flows used in operating, investing, and financing activities for the nine months ended September 30, 2017 and 2016.

	Nine Months Ended
	September 30, 2017	September 30, 2016
Consolidated Statements of Cash Flow Data:
Cash flows used in operating activities	$(4,656)	$(2,107)
Cash flows used in investing activities	(594)	(369)
Cash flows provided by (used in) financing activities	8,787	(324)

Increase (decrease) in cash and cash equivalents	$3,537	$(2,800)

Operating Activities

Cash used in operating activities is primarily the result of our operating losses, reduced by the impact of the non-cash stock-based compensation and warrant amounts. These numbers are further impacted by adjustments for non-cash interest expense.

Net cash used in operating activities during the nine months ended September 30, 2017 was $4.7 million, as a result of a net loss of $21.6 million, stock-based compensation of $15.7 million, other non-cash charges of $1.4 million, and changes in operating assets and liabilities that used $152,241 in cash. Inventory increased by $390,000, accrued liabilities increased by $226,225, accounts payable increased by $75,716, other current assets increased by $59,202, and other non-current assets increased by $4,980.

Net cash used in operating activities during the nine months ended September 30, 2016 was $2.1 million, as a result of a net loss of $9.2 million, stock-based compensation of $6.9 million, other non-cash charges of $463,248, and changes in operating assets and liabilities that used $336,797 in cash.

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We expect cash used in operating activities to fluctuate significantly in future periods as a result of a number of factors, some of which are outside of our control, including, among others: the success we achieve in generating revenue; the success we have in helping our customers obtain financing to subsidize their purchases of our products; our ability to efficiently develop our dealer and service network; the costs of batteries and other materials utilized to make our products; the extent to which we need to invest additional funds in research and development; and the amount of expense we incur to satisfy future warranty claims.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2017 was $593,573. This was due to the acquisition of property and equipment relating to the lease of our new office facility, and issuing a note to a third party.

Net cash used in investing activities during the nine months ended September 30, 2016 was $368,939. This was primarily due to the acquisition of $358,939 of property and equipment and a $10,000 investment in Silicon Turbine Solutions.

Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2017 was $8.8 million. This is due to net proceeds of $12.6 million received from the closing of our offering under Regulation A, a $2.6 million repayment of notes payable principal and related accrued and unpaid interest, and net notes payable proceeds of $500,000. This is reduced by payments for costs related to our offering under Regulation A of $1.7 million.

Net cash used by financing activities during the nine months ended September 30, 2016 was $324,219. This is due to net proceeds of $187,827 from sales of capital stock, $54,000 paid for a stock rescission, notes payable proceeds of $42,160, and to a $7,500 repayment of notes payable principal, reduced by payments for costs related to our offering under Regulation A of $492,706.

Comparison of the Years Ended December 31, 2016 and 2015

	December 31, 2016	December 31, 2015
Net sales	$68	$—
Cost of sales	50	—
Gross profit	18	—
Operating expenses:
General and administrative (1)	9,398	4,633
Consulting	117	135
Research and development	37	549
Total operating expenses	9,552	5,317
Loss from operations	(9,534)	(5,317)
Other income (expense):
Interest expense	(1,148)	(702)
Other expense	(3)	(16)
Total other income (expense)	(1,151)	(718)
Loss before income taxes	(10,685)	(6,035)
Income tax expense	—	—
Net loss	$(10,685)	$(6,035)
Net loss per share to common shareholders:
Basic and diluted	$(0.16)	$(0.07)
Weighted shares used in the computation of net loss per share:
Basic and diluted	66,585,580	82,611,477

(1)	Includes compensation-based stock expense as follows:

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	Year Ended December 31,
	2016	2015
Cost of sales	—	—
Marketing expenses	—	—
General and administrative expenses	7,565	3,035
Total stock-based compensation expense	7,565	3,035

Revenues

Revenues were $68,000 and $0 for the years ended December 31, 2016 and 2015.

Research and Development Expenses

Research and development expenses have historically comprised a significant portion of our operating expenses. Research and development expense was $37,273 and $548,889 for 2016 and 2015, respectively. A substantial amount of research and development expenditures made during 2016 were capitalized related to building a specific demonstration vehicle, which was the reason for lower expense in 2016.

General and Administrative Expenses

General and administrative expense was $9.398 million and $4.633 million in 2016 and 2015 respectively. This increase is primarily due to an increase in stock-based compensation charges of $4.530 million; legal, accounting and other professional fees of $556,205 and decreases in other accounts of $322,205 during 2016. We anticipate the stock-based compensation expenses may continue to increase as we expand our infrastructure in order to begin generating revenues and due to our new status as a public company.

Interest Expense

Interest expense consists of the following:

•	accrued third party finance charge amortization;

•	accrued benefit conversion features applicable to debt instruments; and

•	accrued interest on existing debt.

Interest expense was $1.148 million and $702,134 for 2016 and 2015 respectively. This increase is due to the recognition of a beneficial conversion expense related to existing debt instruments, the amortization of finance charges incurred on debt issued during 2015, and the amortization of the fair market value of a warrant issued during 2016 that related to 2015.

Cash Flows

	Year Ended December 31,
	2016	2015
Consolidated Statements of Cash Flow Data:
Cash flows used in operating activities	$(2,908)	$(2,103)
Cash flows used in investing activities	(871)	(113)
Cash flows provided by financing activities	180	6,635
Increase (decrease) in cash and cash equivalents	$(3,599)	$4,419

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Operating Activities

Cash used in operating activities is primarily the result of our operating losses, reduced by the impact of the non-cash stock-based compensation amounts. These numbers were further impacted by adjustments for non-cash interest expense and, in 2015, an increase in accrued liabilities. The increase in accrued liabilities is largely due to payroll-related accruals that were paid in 2016.

Net cash used in operating activities during 2016 was $2.908 million, as a result of a net loss of $10.685 million, stock-based compensation of $7.565 million, other non-cash charges of $672,511, and changes in operating assets and liabilities that used $460,689 in cash. Inventory increased by $313,772; accrued expenses decreased by $238,580 due to the payment of accrued compensation of $344,914, net of an increase in accrued interest on debt of $32,695; and other accruals of $73,639; accounts payable increased by $199,441; other non-current assets increased by $100,043 due to payment of several deposits; deferred revenue decreased by $68,000; and other current assets decreased by $60,265.

Net cash used by operating activities during 2015 was $2.103 million, as a result of a net loss of $6.035 million, stock-based compensation of $3.035 million, other non-cash charges of $430,722, and changes in operating assets and liabilities that provided $466,808 in cash.

We expect cash used by operating activities to fluctuate significantly in future periods as a result of a number of factors, some of which are outside of our control, including, among others: the success we achieve in generating revenue; the success we have in helping our customers obtain financing to subsidize their purchases of our products; our ability to efficiently develop our dealer and service network; the costs of batteries and other materials utilized to make our products; the extent to which we need to invest additional funds in research and development; and the amount of expense we incur to satisfy future warranty claims.

Investing Activities

Net cash used by investing activities during 2016 was $871,474. This was due to the acquisition of $411,474 of property and equipment; $450,000 net proceeds of a loan to a third party; and $10,000 invested in Silicon Turbine Solutions.

Net cash used by investing activities during 2015 was $113,332. This was primarily due to a $110,000 investment in Silicon Turbine Solutions.

Financing Activities

Net cash provided by financing activities during 2016 was $180,236 due to net proceeds of $1.042 million from the issuance of debt, net proceeds of $187,900 from the sale of stock, payment for stock rescission of $54,000, and to a $7,500 repayment of convertible debt principal. Other non-current assets increased $988,324 due to the capitalization of costs from our offering of Common Stock.

Net cash provided by financing activities during 2015 was $6.635 million, primarily due to net proceeds of $4.723 million from the issuance of convertible debt, net proceeds of $1.982 million in sales of stock, and to a $70,000 repayment of convertible debt principal.

Liquidity and Capital Resources

From our incorporation in 2012 until the completion of our offering of Common Stock under Regulation A in June 2017, we financed our operations and capital expenditures through issuing equity capital, convertible notes and notes payable. A significant portion of this funding has been provided by affiliated stockholders, although significant equity capital was also raised in late 2015, and the majority of the convertible notes outstanding was also raised in 2015 from non-affiliated third parties, as discussed below and in Note 4 to the unaudited consolidated financial statements contained in this prospectus.

As of September 30, 2017, we had cash and cash equivalents of $4.5 million. We believe that our existing cash and cash equivalents will be sufficient to fund our operations at least through the end of calendar year 2018. However, there can be no assurance that we will successfully execute our business plan, and if we do not, we may need additional capital to continue our operations. While we have not generated any material revenues to date and do not expect to be able to satisfy our cash requirements solely through product sales in the near future, we have received several purchase orders for zero-emission electric school buses in the second half of 2017 and we expect to begin generating revenue in the fourth quarter of 2017. The sale of additional equity securities in the future could result in additional dilution to our stockholders and those securities may have rights senior to those of our Common Stock. The incurrence of additional indebtedness in the future would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Such capital, if required, may not be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future, and as we begin to execute our marketing plan, we expect our operating deficit will continue to grow until we begin to generate a sufficient level of revenue from our sales and marketing efforts.

Debt

As of December 31, 2016, we had borrowed $645,000 from Acaccia Family Trust, formerly a related party, and other parties by issuing notes convertible into Common Stock at prices ranging from $0.10 per share to $0.50 per share. On January 30, 2017, the notes plus accrued interest, a total of $725,584, converted into 6,868,578 shares of Common Stock. As of December 31, 2016, we also had outstanding a total of $4,255,325 of secured promissory notes, net of $884,700 principal amount of these secured notes that were exchanged for 884,700 shares of Common Stock on September 1, 2016. In November 2016, we borrowed $500,000 from an unaffiliated stockholder for working capital needs and, in March 2017, borrowed an additional $500,000 from the same stockholder for additional working capital required due to delays in completing our offering under Regulation A. In December 2016, we borrowed $500,000 from a third party pursuant to a secured promissory note, and immediately made a $500,000 loan to another third party who operates in the zero-emissions drivetrain technology industry. All notes referenced in this paragraph were scheduled to mature in 2017. In connection with the initial closing of our offering under Regulation A, on May 12, 2017, we repaid the $1,500,000 outstanding under the three unsecured notes that we issued in November 2016, December 2016 and March 2017, respectively. See Note 4 to the unaudited consolidated financial statements contained in this prospectus.

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Equity Financings

In a series of closings during the fiscal years ended 2012, 2013, 2014, 2015 and 2016, we sold an aggregate of 58,442,350 shares of Common Stock to certain of our officers, directors and other related parties for an aggregate purchase price of $5,170,860.

Regulation A Offering

On June 9, 2017, we completed an offering of Common Stock under Regulation A. We sold 2,852,275 shares of Common Stock for gross proceeds of $14,261,375, of which $1,711,365 was paid to the selling stockholders for 342,273 shares they sold in the offering.

Options to Purchase Common Stock

As of September 30, 2017, we had granted options to purchase 30,375,000 shares of Common Stock. 22,567,619 shares of Common Stock are issuable upon the exercise of options vested as of September 30, 2017, at an exercise price of $0.10 per share, and 670,073 shares of Common Stock are issuable upon the exercise of options vested as of September 30, 2017, at an exercise price of $10.49 per share. If all vested options to purchase Common Stock were exercised, we would receive proceeds of $9,285,828 and we would be required to issue 23,237,692 shares of Common Stock. Such options, however, may never be exercised.

In March 2017, one of our co-founders (including family members and trusts) relinquished voting and investment power over all securities of the Company owned by such co-founder and his family members and trusts. The co-founder and his family members and trusts surrendered his options to purchase 7,000,000 shares of Common Stock for forfeiture and cancellation, and sold the shares owned by his IRA.

2015 Note Financing and Warrants to Purchase Common Stock

During 2015, we issued two-year secured promissory notes to third party lenders in an aggregate principal amount of $5,147,525, or the Note Financing. As of September 30, 2017, we had repaid $1,060,000 of principal outstanding under such notes. The secured promissory notes are due on various dates between January 31 and November 30, 2017. Prior to the maturity dates of the notes, we exercised our option to extend the maturity dates six months pursuant to the provisions of such notes. Any subsequent extension requires the consent of the noteholders. The notes bear interest at an annual rate of 9%, payable monthly in arrears. The note obligations are secured by a lien on all of our assets. On September 1, 2016, holders of $884,700 of principal amount of the notes exchanged their notes for 884,700 shares of Common Stock, thereby reducing the principal amount outstanding under the notes to $3,195,325.

In connection with the Note Financing, in 2015, we agreed to issue a warrant to a third party to purchase 1,250,000 shares of Common Stock at $4.00 per share, exercisable through September 1, 2021. On September 1, 2016, we issued the warrant.

Credit Facilities

We do not have any credit facilities or other access to bank credit. If, however, we elect to repay the secured promissory notes at maturity, or believe that making an acquisition is appropriate, or see that sales of product are more rapidly using working capital than anticipated, we may seek to obtain a credit facility to address these issues.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We do, however, purchase equipment necessary to conduct our operations on an as needed basis.

Going Concern

As of September 30, 2017, we had working capital of $2.6 million and stockholders’ equity of approximately $3.2 million. During the nine months ended September 30, 2017, we incurred a net loss attributable to holders of our Common Stock of approximately $21.6 million. Of the $21.6 million loss incurred for the nine months ended September 30, 2017, approximately $15.7 million is attributable to non-cash stock-based compensation expense, and another $1.2 million is related to non-cash consulting expense discussed above. The foregoing non-cash expenses had no impact on our cash flows during the nine months ended September 30, 2017. Stock-based compensation expense represents the amortization of the fair market value of stock options granted over their respective vesting period. The fair market value for both items is determined using the Black-Scholes model. Because some of these stock options were granted to non-employees, ASC 505 also require that we remeasure the fair market value of each of these options for each interim vesting period based on the market value of our stock on the interim vesting date. Therefore, the expense associated with these options is sensitive to changes in our stock price.

We have not generated any material revenues and have incurred net losses since inception. Our recurring operating losses and our need for additional sources of capital to fund our ongoing operations raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our audited consolidated financial statements as of December 31, 2016 and 2015 and for the years then ended with respect to this uncertainty. However, on June 9, 2017, we completed our offering under Regulation A. We sold 2,852,275 shares of Common Stock for gross proceeds of $14,261,375, of which $1,711,365 was paid to the selling stockholders for 342,273 shares they sold in the offering. Based on our management’s plans and the significant capital raised, that substantial doubt has been alleviated.

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Contractual Obligations

The following table summarizes our future minimum payments under contractual commitments as of December 31, 2016:

	Payments due by period
	Total	Less than one year	1–3 years	3–5 years	More than 5 years
Operating lease obligations	$900	$900	—	—	—
Debt principal repayments	$5,900,325	$3,641,325	$2,259,000
Total	$5,901,225	$3,642,225	$2,259,000	—	—

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a significant penalty are not included in the table above.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Indemnification Agreements

As we begin producing revenue, we will provide customers with indemnification of varying scope against claims of intellectual property infringement by third parties arising from the use of our products. We do not estimate the costs related to these indemnification provisions to be significant and are unable to determine the maximum potential impact of these indemnification provisions on our future results of operations. In addition, we have directors and officers liability coverage to further mitigate our indemnification exposure. No demands have been made upon us to provide indemnification and there are no claims that we are aware of that could have a material effect on our consolidated balance sheet, consolidated statement of operations, or consolidated cash flows.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

We believe that the assumptions and estimates associated with the preparation of the financial statement information presented in this prospectus are not significant because we have not generated any appreciable revenue. Therefore, we have not had to make assumptions or estimates related to a reserve for bad debt expense, or for future warranty costs to be incurred, two items that will have the greatest potential impact on our consolidated financial statements in the future. We also have no significant current litigation on which we have to provide reserves or estimate accruals and our investment to date in property, plant and equipment has not been significant. We therefore have not had to rely on estimates related to impairment. We have not generated any taxable income to date, so have not had to make any decisions about future profitability that would impact recording income tax expense. Assuming we are able to generate future profits by executing our business plan, these areas, among others, will most likely be our critical accounting policies and estimates.

Convertible Instruments

GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable GAAP.

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When we determine that the embedded conversion options should not be bifurcated from their host instruments, we record, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments (the beneficial conversion feature) based upon the differences between the fair value of the underlying Common Stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Stock-Based Compensation

We measure the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. The fair value of our Common Stock was estimated by management based on observations of the cash sales prices of its common shares. Awards granted to directors are treated on the same basis as awards granted to employees.

Fair Value Measurement

We measure the fair value of financial assets and liabilities based on applicable accounting guidance, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The guidance also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Three levels of inputs are used to measure fair value:

Level 1—quoted prices in active markets for identical assets or liabilities

Level 2—quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3—inputs that are unobservable (for example, cash flow modeling inputs based on assumptions)

The fair value of our cash, accounts receivable, accounts payable, and accrued expenses approximates the carrying amounts of such instruments due to their short term maturities. The fair value of the convertible promissory notes approximates the carrying amount because the rate and terms currently available to us approximate the rate and terms on the existing debt.

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Jumpstart Our Business Startups Act of 2012 (JOBS Act)

We are an “emerging growth company,” or an EGC, as defined in the JOBS Act. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for EGCs. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We have chosen to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an EGC we are not required to, among other things, (i) being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (ii) not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting, (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iv) reduced disclosure obligations regarding executive compensation or (v) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will retain our EGC status until the first to occur of: (i) the end of the fiscal year in which the fifth anniversary of the completion of our initial public offering occurs, (ii) the end of the fiscal year in which our annual revenues exceed $1.07 billion, (iii) the date on which we issue more than $1 billion in non-convertible debt during any three-year period or (iv) the date on which we qualify as a “large accelerated filer.”

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-15, “Presentation of Financial Statements—Going Concern: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15, which is effective for annual reporting periods ending after December 15, 2016, extends the responsibility for performing the going-concern assessment to management and contains guidance on how to perform a going-concern assessment and when going-concern disclosures would be required under GAAP. We do not anticipate that the adoption of ASU 2014-15 will have a material impact on our consolidated financial condition or results from operations. Management’s evaluations regarding the events and conditions that raise substantial doubt regarding our ability to continue as a going concern are discussed in the notes to our consolidated financial statements included elsewhere in this prospectus.

The FASB has issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities are required to apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. We have not yet determined the effect of the adoption of this standard on our financial position and results of operations.

In March 2016, the FASB issued ASU 2016-03, “Derivatives and Hedging (Topic 815): Contingent Put and Call Options in Debt Instruments,” which clarifies the requirements for assessing whether contingent call or put options that can accelerate the repayment of principal on debt instruments are clearly and closely related to their debt hosts. This guidance will be effective for annual reporting periods beginning after December 15, 2016, including interim periods within those annual reporting periods, and early adoption is permitted. We do not anticipate a material impact to our consolidated financial statements as a result of the adoption of this guidance.

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In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): “Scope of Modification Accounting.” The amendments provide guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including any interim period, for reporting periods for which financial statements have not been issued. We are currently evaluating the provisions of this guidance and assessing its impact on our financial statements and disclosures

We have implemented all other new accounting pronouncements that are in effect and that may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our consolidated financial position or results of operations.

Trend Information

As discussed above under “Risk Factors” and “Business,” we have generated very little revenue to date and face many challenges to successfully generating revenue in the future. Assuming we can execute our business plan successfully, we believe we will be poised to generate revenue and profit in the following twelve months and beyond. We have no historical results to provide a basis for our revenue projections other than our management’s knowledge of and experience in our industry and our belief in our product offerings and in our strategies to take advantage of the market opportunities we believe are available to us. We believe that our expenses will increase as our sales volume increases, but we also believe we will be able to realize certain economies of scale in the production process attributable to more production experience and refinements, as well as higher purchase volumes, creating cost savings for us that will partially offset other marketing, sales and administrative cost increases. We believe the proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to fund our future expanded operations, including international expansion. We may experience, however, quarterly fluctuations in our operating results due to a number of factors discussed elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. We do not currently face material market risks such as interest rate fluctuation risk and foreign currency exchange risk. Our cash and cash equivalents include cash in readily available checking and money market accounts. These investments are not dependent on interest rate fluctuations that may cause the principal amount of these investments to fluctuate, and we do not expect such fluctuation will have a material impact on our financial conditions. If we issue additional debt in the future, we will be subject to interest rate risk. The majority of our expenses are denominated in the U.S. dollar.

As we continue our commercialization efforts internationally, we may generate revenue and incur expenses denominated in currencies other than the U.S. dollar, a majority of which we expect to be denominated in Chinese Yuan. As a result, as operations of ADOMANI China expand in the future, our revenue may be significantly impacted by fluctuations in foreign currency exchange rates. We may face risks associated with the costs of raw materials, primarily batteries, as we go into production. To the extent these and other risks materialize, they could have a material effect on our operating results or financial condition. We currently anticipate that our international selling, marketing and administrative costs related to foreign sales will be largely denominated in the same foreign currency, which may mitigate our foreign currency exchange risk exposure.

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BUSINESS

Overview

We design advanced zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles. We also design patented conversion kits to replace conventional drivetrain systems for combustion powered vehicles with zero-emission electric or hybrid drivetrain systems. The hybrid drivetrain systems are available in both an assistive hybrid format and a full-traction format for use in private and commercial fleet vehicles of all sizes. We seek to expand our product offerings to include the sale of zero-emission systems in vehicles manufactured by outside OEM partners, but to be marketed, sold, warrantied and serviced through our developing distribution and service network.

Our drivetrain systems can be built with options for remote monitoring, electric power-export and various levels of grid-connectivity. Our zero-emission systems may also grow to include automated charging infrastructure and “intelligent” stationary energy storage that enables fast vehicle charging, emergency back-up facility power, and access to the developing, grid-connected opportunities for the aggregate power available from groups of large battery packs.

We are a provider of new zero-emission electric and hybrid vehicles and replacement drivetrains focused on total cost of ownership. Our drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of local, state and federal regulatory compliance and traditional-fuel price cost instability.

We generated virtually no revenue from inception through September 30, 2017. For the years ended December 31, 2016 and 2015, our net losses were $10.7 million and $6.0 million, respectively.

Market Overview

Concerns regarding climate change and other environmental considerations have led to the implementation of laws and regulations that restrict, cap, or tax emissions in the automotive industry and throughout other industries. In particular, EPA Tier 4 emission standards, CARB regulations, and recently implemented policies in Europe, generally referred to as Stage I, II, III and IV regulations, require a significant reduction in the level of emissions and particulate matter produced by diesel power systems and are increasing the costs associated with producing carbon-intensive fuels. These regulations are expected to increase both the cost and size of emission-compliant diesel power products, primarily due to the need to incorporate additional combustion and after-treatment components.

A variety of market factors are contributing to the increased use of alternative fuels and growth of alternative fuel technology, including economics, energy independence, environmental concerns, and the widespread availability of alternative fuels. As the price of crude oil remains volatile and the threats of climate change and air pollution remain public concerns, the search for more cost effective and cleaner fuels has become more important. Electricity has emerged as a cleaner-fuel solution to these challenges. The price of alternative fuels such as electricity is often substantially less than diesel or gasoline, and alternative fuels can result in the production of lower amounts of greenhouse gases and other air pollutants.

In 2016, the number of electric cars surpassed two million in cumulative global car stock to date after reaching one million in cumulative global car stock in September 2015, up from about 665,000 as of the end of 2014. Additionally, in 2016, the number of electric buses grew to approximately 345,000 vehicles, double the number on the road in 2015 and an increase from 46,000 in 2014. Despite significant increases, including global sales of over 750,000 electric cars in 2016, electric vehicles still represent only approximately 0.2% of the total number of passenger light-duty vehicles in circulation as of June 2017 and the electric vehicle market share exceeds 1% of total car sales in only six countries: the Netherlands, Norway, Sweden, France, the United Kingdom and China, with Norway leading with a 29% market share. Further, while the United States accounted for the largest portion of the global stock of electric cars in 2015 and accounted for approximately 20% of all new electric vehicles sold worldwide in 2016, in 2016, China surpassed the United States, accounting for approximately 45% of all new electric vehicles sold worldwide.

In the United States, sales of new electric vehicles increased by 37% in 2016 as compared to 2015, and more than half of such sales occurred in California, likely driven by the state’s zero-emission vehicle mandate, which requires that a certain percentage of an automobile manufacturer’s sales must be zero-emission vehicles.

By 2019, global sales of electric vehicles are estimated to exceed two million units, which would represent an increase from the 549,000 units sold in 2015, and by 2020, the global stock of electric cars may range between 9 million and 20 million. Further, in North America, some estimates suggest that the annual sales of hybrid and electric buses and trucks may increase 20.5% and 30.9% year-over-year through 2025, respectively. It is estimated that China has more than 200 million electric two-wheelers, between three and four million low-speed electric vehicles and more than 300,000 electric buses in 2017, up from more than 170,000 and 112,400 buses in 2016 and 2015, respectively, and continues to seek electrification of other modes of transportation. Additionally, the output of the special purpose vehicle market in China increased 10.7 times year-over-year to 47,800 in 2015, and in the first two months of 2016, increased by approximately 116%. In September 2017, China announced that it intends to compel automobile manufacturers to accelerate the production of electric vehicles by 2019, suggesting a concerted effort by the government of China to phase out traditional internal combustion engines as soon as practicable.

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The overall market for electric vehicles consists of multiple, discrete markets for various vehicle types, including passenger cars, buses, two-wheelers and others. Passenger cars are the most prominent, but two-wheelers are far more prevalent, particularly in Asia, and buses and trucks, although smaller in number are significantly higher in price and often purchased in bulk by major corporate customers or government or transit agencies. Because light duty passenger vehicles represent the largest potential market and have received the most attention from both analysts and policymakers, most global forecasts look at light duty electric vehicle sales.

Charging infrastructure is another important factor in electric vehicle adoption rates. The United States currently has 12,845 public electric charging stations and 32,069 public charging outlets. Some areas have considerably more charging stations than others, contributing to greater electric vehicle usage in those regions. Examples of particularly well equipped areas include the East and West Coasts of the United States, Japan, and Western Europe.

Electric Vehicle Markets

Electric vehicles include those that plug in to sources of electricity to recharge: plug-in hybrid electric vehicles, or PHEVs, and pure electric battery electric vehicles, or BEVs, as well as simple hybrid vehicles that combine a conventional powertrain with some kind of electric propulsion. Electric motors all share simple mechanics and high energy conversion efficiency, which can reach 90% over a range of speeds and power outputs. Especially in start-stop city driving, regenerative braking can help convert motive energy back into electricity and reduce wear on brakes. Electric motors can also provide high torque from rest and do not need multiple gears to match power curves, obviating the need for gearboxes and torque converters.

Passenger Vehicles

Total worldwide sales of passenger EVs only surpassed two million in 2016. Despite recent growth, this still represents only 10% of the multi-nation Electric Vehicles Initiative’s goal of 20 million passenger EVs on the roads by 2020, or 2% of global cars.

In 2015, sales of plug-in electric vehicles (including both pure PEVs and PHEVs, light trucks in the United States and Canada and light commercial vehicles in Europe) significantly increased. Global sales reached almost 540,000, a nearly 70% increase from 2014, which itself saw about a 50% increase from 2013. Notwithstanding this positive trend, electric vehicles still comprised only 0.86% of the global auto market in 2016. In 2016, sales of plug-in electric vehicles (including both pure PEVs and PHEVs, light trucks in the United States and Canada and light commercial vehicles in Europe) increased further to 773,600, a 42% increase from 2015.

Regionally, the largest increase occurred in China, which more than tripled electric vehicle sales in 2015 and accounted for more than 40% of the electric cars sold in the world in 2016, more than double the amount sold in the United States, followed by Europe and the United States. Globally, approximately 95% of electric car sales occur in just ten countries: China, the United States, Japan, Canada, Norway, the United Kingdom, France, Germany, the Netherlands and Sweden. China and Europe, in particular, have been able to accelerate sales growth, likely due to stronger government support, particularly in the form of rebates, tax abatements, and other financial incentives for purchasing electric vehicles.

Commercial Vehicles

As relatively simple as the pricing analysis is for individual consumers, the purchase and deployment of heavy duty commercial vehicles involve consideration of many more variables. Here, the type of customer is a major determinant, whether it is a commercial customer buying trucks for a fleet or a municipal entity purchasing buses for public use. Navigant Research forecasts global sales of electric drive and electric-assisted medium and heavy duty commercial vehicles (over 10,000 pounds) to grow from 16,000 in 2014 to almost 160,000 in 2023, for total sales of over 800,000 of such vehicles during the period. Navigant expects electric vehicles’ market share to increase from 0.4% to 2.9% of all medium and heavy duty commercial vehicle sales over the same period.

Environmental Benefits

Because heavy-duty commercial vehicles consume considerably more fuel than light duty passenger vehicles, the environmental benefits of replacing conventionally fueled commercial vehicles with EVs can also be substantial. Whereas an electric passenger car will reduce greenhouse gas (GHG) emissions by 3 tons per year as compared to a conventional car, replacing a conventional Class 8 port drayage truck with an electric equivalent can bring an 18 metric ton annual reduction in GHG emissions. Replacing a conventional diesel bus with an all-electric bus can achieve a 78 metric ton reduction in GHG emissions. Electric buses can also reduce NO x emissions by 47 kg per year compared to a diesel bus and 19 kg compared to a Clean Natural Gas (CNG) bus. As discussed below, these pollution reductions have had the greatest impact in the electric bus market, where municipalities are the principal purchasers.

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Electricity Cost Considerations

Despite the higher electricity consumption of electric trucks, more widespread adoption could lead to more efficient utilization of utility and power generation assets and thus not necessarily lead to higher rates. At this point, deployment of electric trucks and buses is still too small to assess their full impact on electricity prices. As a study by the clean transportation nonprofit CALSTART emphasizes, evaluating this impact will involve weighing potential efficiency benefits, the impact on utility distribution grids, including the cost of potential upgrades, and the need for additional infrastructure.

Trucks

Some of the main markets for electric trucks include delivery vans, shuttle buses, and utility or work trucks, each of which has its own set of challenges. Where PHEVs have greater operational flexibility and require less charging infrastructure, battery electric vehicles (BEVs) can be either short range, which can charge quickly and operate with limited interruption, or long range, requiring longer charging times but more intraday operational flexibility. The table below presents some examples of different kinds of vehicles, battery sizes, and electricity demands.

Table 1: Electricity Needs of Electric Truck and Bus Types

Technology Type	Example	Average Peak Demand	Battery Size
Short Range PHEV	Volvo PHEV Class 8 Drayage Truck	10 kW	10kWh
Work Truck PHEV	Odyne Advanced Diesel PHEV Truck	3.3 kW	14/28 kWh
Long Range PHEV	Efficient Drivetrain PHEV/CNG Class 4 Truck	Up to 6.6 kW	40 kWh
Short Range BEV	Proterra Fast Charge Catalyst	280 to 380 kW*	53 or 131 kWh
Medium Range BEV	Transpower Electric Drayage Drive	70 kW	215 kWh
Long Range BEV	BYD 40-foot Electric Transit Bus	80 kW or 200 kW	324 kWh

* For deployments of 4 to 8 buses per fast charger

Because of charging needs and restrictions, short-haul fleet vehicles that operate in a limited geographic area and return to central locations, such as delivery vans and shuttle buses, are the best candidates for electrification. Smith Electric Vehicles, for example, has sold step trucks and vans to companies like FedEx and Frito-Lay to use on local delivery routes.

Buses—Transit

For a number of reasons, buses probably present a more promising near-term market for electrification than other commercial vehicles. First, most bus purchases are public in nature, coming from transit agencies or school districts. As a later survey of government policies in the United States and abroad will show, many locales require public transportation operators to purchase and operate low-emissions vehicles. For public entities, cleaner transportation systems can provide benefits beyond reduced operating costs, in the form of less pollution and lower abatement and cleanup costs. Second, electric drive buses are likely to have lower fuel and maintenance costs, typically a large cost area for transit operators, compared to conventional diesel buses. Third, electric buses have smoother, faster acceleration and provide a quieter, smoother ride, benefiting both passengers and the surrounding urban environment.

Similarly to passenger cars and commercial fleets, high initial costs and the logistics of charging remain the greatest drawbacks. As detailed in the table below, depending on the market, hybrid buses can cost at least 40% more than, and sometimes over twice as much as, conventional diesel or CNG buses. Electric buses can be anywhere from twice to nearly five times as expensive as conventional buses.

Table 2: Hybrid and Electric Transit Bus Estimated Prices by Region, 2014

Market	Conventional (Diesel and CNG)	Hybrid	Electric
China	$60,000–90,000	$125,000–200,000	$280,000–350,000
India	$75,000–110,000	$175,00–255,000	$325,000–410,000
Russia	$130,000–180,000	$245,000–325,000	$400,000–500,000
South America	$200,000–225,000	$280,000–340,000	$410,000–500,000
North America	$420,000–580,000	$620,000–700,000	$850,000–980,000
Europe	$300,000–410,000	$450,000–540,000	$595,000–680,000
Rest of World	$100,000–350,000	$195,000–500,000	$300,000–700,000

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Hybrid buses have gained greater traction than pure electric models in China and India, the two largest markets for electric buses. Both countries have some of the world’s worst urban pollution, as well as cities where buses form a greater part of public transportation than rail systems. Both China and India have a number of domestic hybrid and electric bus manufacturers, including Yutong, Xiamen King Long Motor Group, BYD, Nanjing Golden Dragon Bus, and Zhongtong Bus in China and Tata and Ashok Leyland in India. Of the 500,000 city buses in operation in China in 2014, analysts estimate that 80,000 were electric (presumably including hybrid electric models), with 27,000 more sold in 2014 and about 20,000 sold through the first half of 2015. The five companies just mentioned accounted for 62.5%, or 17,011, of the buses sold in 2014.

Electric drive or hybrid electric buses made up 17% of bus fleets in the United States in 2014, with most being gasoline or diesel hybrids, which made up between 30% and 40% of new bus sales. At the end of 2014, there were only 130 zero-emissions buses, that is, fully electric or fuel cell-powered buses, in operation or on order in the United States. A CALSTART executive has estimated that this number will double in 2016, and that zero-emissions models will make up 20% of the transit bus market by 2030. As an example of the cost impact of purchasing new electric buses, the Chicago Transit Authority recently committed to purchase 20–30 buses over the next few years, at a total pre-subsidy cost of $30 million to $40 million.

In the United States, the major sellers of battery electric buses through 2014 were Proterra and BYD, having sold 110 and 102 electric buses respectively. BYD, a Warren Buffet-backed Chinese manufacturer, expected to sell an additional 200 electric buses in the United States in 2015, and has sold about 5,200 worldwide.

Buses—School

School buses present another significant potential market for electrification. The United States has 480,000 school buses carrying 25 million children to school every day. The typically short, predictable routes of school buses are particularly suited to running solely on electricity. Traditional diesel school buses, which make up over half the total fleet, not only consume large amounts of fuel—more than 800 million gallons of diesel a year in the United States, at a fuel economy of only 4 mpg—but also directly impact children with tailpipe emissions. In response, a number of states have included school buses in clean transportation mandates, and some school districts, notably in California and Illinois, have begun to replace diesel buses with electric. Navistar introduced the first hybrid model in 2007, improving fuel economy by 30%, or up to 65% for a plug-in hybrid model, and other manufacturers followed suit, but we are not aware of any current hybrid manufacturing of school buses taking place.

As of 2016, the number of electric buses in China had already reached approximately 343,500 units, including 300,000 BEVs. Efforts by the government of China, including its use of subsidies and ambitious efforts by certain cities regarding electrification of their bus fleets, continue to influence substantially the rate of growth of the electric bus market. For example, Shenzhen has sought to convert 100% of its bus fleet to electric buses in 2017.

Market Drivers

A number of factors impact both the supply and demand for various types of electric vehicles and we believe that we are well positioned benefit as a result of these driving forces. Except for energy storage technologies, discussed earlier, subsequent sections will address these market drivers in greater detail.

We believe prominent drivers of supply include:

•	The declining cost and higher availability of energy storage technologies, specifically the cost and capacity of rechargeable lithium ion batteries;

•	Grants, loans, tax breaks, and other financial support available for energy storage and electric vehicle research and development;

•	Requirements that a specific percentage of automakers’ models be electric or other zero-emission vehicles; and

•	Fuel economy standards that require automakers to meet certain fleet-wide benchmarks.

We believe prominent drivers of demand include:

•	Mandates that government fleets purchase certain percentages of low emission, energy efficient, or alternative fuel vehicles;

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•	Mandates for transport agencies, ports or school districts to purchase or convert to electric or other alternative fuel vehicles;

•	Rebates, tax credits, and other incentives for purchasing or leasing electric or other alternative fuel vehicles;

•	The availability of charging stations and other charging infrastructure, driven in turn by government funding, tax credits, rebates, and other incentives and regulatory initiatives aimed at increasing the number of charging stations;

•	The cost of electricity to recharge PEVs, impacted by special rates introduced by utilities;

•	Preferential treatment in registration, emissions testing, and access to highways, city centers, and HOV lanes; and

•	The cost of traditional petroleum-based fuels compared to the resultant incremental costs of owning and operating an electric vehicle.

United States—Federal Laws and Incentives

As numerous as U.S. policies at the state and federal levels may at first appear, unlike in China and many European nations, few federal and state policies directly single out electric vehicles. More broadly, federal U.S. policies encourage greater use of vehicles that run on some kind of alternative fuel, whether electricity, natural gas, hydrogen, biodiesel or ethanol. In addition, the U.S. federal government has less of a comprehensive, coherent framework aimed at increasing electric vehicle use than do countries like China and many European nations.

United States—State Laws and Incentives

Among U.S. states, California is notable for pioneering a number of measures that have encouraged electric vehicle production and adoption, often later copied by other jurisdictions. These include financial incentives like tax credits and rebates for both individual and fleet owners, HOV lane access, and various grant and loan programs. Besides setting the nation’s most stringent tailpipe emissions standards, California has required automakers to produce increasing percentages of zero-emission vehicles, of which EVs make up a significant portion, along with creating a market that allows manufacturers to buy and sell credits awarded for selling EVs. AB 923 became effective January 1, 2005 and effective January 1, 2012, AB 470 authorized using AB 923 funding for the purchase of new school buses or retrofit of existing buses to accomplish the primary goal of reducing children’s exposure to both cancer-causing and smog-forming pollutants. Administered by CARB, AB 923 authorizes state funding of up to $400,000 per new zero-emission school buses and up to $200,000 for the conversion of existing school buses ten years old or newer. The purchase of new buses, restricted to replacement of existing buses prior to AB 923, is now permitted for fleet expansion as well. There are no longer any limits on the buses’ gross vehicle weight rating to be eligible for funding. All-electric school bus conversions that use technologies already demonstrated on school buses, and with engineering plans, are eligible for AB 923 funding. All vehicles receiving AB 923 funding must have CHP Safety Certifications that are submitted to CARB prior to receiving funding. AB 923 contains other legal and technical requirements for the buses, with which all of our products comply.

Fleet Operator Challenges

Fleet operators and their companies face a number of challenges in the market today, including:

•	Difficulty complying with existing and new federal and state emission restrictions and compliance requirement. Federal regulatory agencies, such as the EPA, and state regulatory agencies, such as CARB, have set forth mandates designed to reduce emissions from mobile sources. At least 10 other states follow CARB rules and regulations making similar requirements and more are expected to join along with the EPA at the federal level.

•	Finding cost savings while managing high fuel, maintenance and repair costs. The federal Global Warming Pollution Reduction Act of 2007 set strict air quality standards for PM, NOx and GHG reductions from new manufactured vehicles which were further tightened in 2010 to further reduce the amounts of PM, NOx and GHG emitted by newly manufactured vehicles.

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•	Extending the lives of existing vehicles. Due to reductions in capital expenditure budgets and the legislatively mandated addition of expensive and limiting emission reduction equipment it is challenging to prolong the lives of existing vehicles because of the increased cost of expensive maintenance, service and repairs.

•	Difficulty planning for the operation of their fleet when fuel supplies are interrupted, such as during a natural disaster . Existing vehicles rely on fuel that must be pumped (using electricity) which may be a challenge to source when supply is interrupted during natural or man-made disasters. It may be possible for emergency service organizations to use the large battery packs of electric drive, commercial fleet vehicles as a mobile source of stored electrical energy. This electrical energy could supplement traditionally fueled back-up generators.

•	Difficulty in improving the environment around these heavy-duty commercial fleets. Many studies have shown that the air quality in and around vehicles fueled by fossil-fuels poses a health risk not only to drivers of these vehicles but to their passengers and those in and around these vehicles. Especially at risk are children as passengers on older diesel fueled buses, as their lungs, brains and other organs have not fully developed and the air quality surrounding a typical school bus using diesel fuel can pose serious health risks. By using zero emission buses, trucks and cars we are creating a healthier environment in and around the vehicles they operate for their employees, customers and the communities they serve.

Our Solution

We design advanced zero-emission electric and hybrid vehicles and replacement drivetrain systems that improve fuel economy and reduce emissions. Our drivetrain systems are designed to help vehicles run more efficiently and cost effectively. We subcontract the manufacturing of our completed drivetrains to two facilities in Northern California, to which we provide our patented zero-emission drivetrain design and which is completed under our supervision. At this time, we do not manufacture complete vehicles. We sell our zero-emission drivetrains to third party OEMs with whom we partner and they manufacture the complete vehicle after installing the drivetrain under our supervision. As of September 30, 2017, we have built 15 drivetrains, six of which we have installed and the balance of which we have used for proof-of-concept and testing.

We enable our customers to:

•	Add Emission-Compliant ADOMANI Vehicles and Drivetrain Systems to Their Fleets. Our commercial fleet vehicles and drivetrain systems are designed to reduce or eliminate the use of traditional petroleum-based fuels that create greenhouse gases and particulate matter.

•	Reduce Total Cost of Ownership. Our technology is designed to reduce fuel budgets by eliminating or reducing the reliance on traditional petroleum-based fuels, instead using the more energy efficient and less variably priced grid-provided electricity.

•	Prolong Lives of Existing Vehicles. Zero-emission electric and hybrid vehicles generally have lower maintenance costs. These reduced maintenance costs may take the form of longer service intervals between brake system maintenance, reduction or elimination of internal combustion engine oil and oil filter changes, reduction or elimination of transmission oil and oil filter changes, reduction or elimination of air filter changes, reduction or elimination of emissions systems services, reduction or elimination of diesel emission fluid use, elimination of emissions tests on traditional fuel vehicles (if converted to a zero-emission electric drivetrain) and the elimination of certification tests of high pressure tanks on propane, liquefied natural gas and compressed natural gas powered vehicles (if converted to a zero-emission electric drivetrain).

•	Plan for Natural Disasters When Fuel Supply May be Interrupted. Our zero-emissions systems can serve as on-site emergency back-up energy storage if grid power becomes intermittent or fails temporarily during natural or man-made disasters.

•	Improve the Environment Around Vehicles. As a result of our zero-emission systems, drivers, operators, customers and the communities they serve have healthier environments in and around these vehicles.

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Development of the Business to Date

We have developed and commercialized our products and services, which primarily include:

•	Zero-emission electric drivetrain systems for use in “new” school bus and medium to heavy-duty commercial fleet vehicles.

•	Zero-emission electric drivetrain systems for use in “existing fleet” school bus and medium to heavy-duty commercial fleet vehicles.

•	Conversion hybrid drivetrain systems in an assistive hybrid format for use in private and commercial fleet vehicles of all sizes.

•	Conversion hybrid drivetrain systems in a “full-traction” format for use in private and commercial fleet vehicles of all sizes.

•	Purpose-built, zero-emission vehicles of all sizes manufactured by outside OEM partners but to be marketed, sold, warrantied and serviced through the developing ADOMANI distribution and service network.

•	Optional drivetrain components that allow for advanced remote monitoring features of vehicle location (geofencing), driver behavior, drivetrain health (error codes) and battery management systems.

•	Optional drivetrain components that allow for electric power-export and various levels of grid connectivity.

We have taken an active role in building awareness and support for our zero-emission electric and hybrid drivetrain systems in industry specific target groups and at all levels of government and regulatory agencies and the constituencies they serve. We have accomplished this through prior and current memberships in industry groups (private and governmental) and participation in their events; speaking engagements; management interviews; pilot product exhibits; fleet vehicle demonstrations and responses to Requests For Information and Requests For Proposals. In addition to the visibility we have achieved through these efforts, we believe that having an office in Silicon Valley will assist us in finding and recruiting appropriately trained engineers and technicians.

As discussed below under Partnerships/Teaming Agreements, we have entered into a number of agreements with third parties and continue to explore additional alliances, to establish our decentralized assembly, sales and service model. We believe we can preserve cash resources and yet still scale-up quickly when demand requires by leveraging the unused or underutilized service technician time, specific vehicle type expertise and service facility equipment of specific partners in ways to off-load some defined tasks, providing seasonal demand adjustments to technician headcount that will partially mitigate the human resource costs and challenges associated with scaling-up or down an employee base.

Our Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

•	Product Diversity. We have multiple product offerings including zero-emission electric and hybrid drivetrains, new purpose-built zero-emission electric vehicles and stationary energy storage solutions and, as a result, the ability to scale-up, scale-down or refine a specific product line in response to market demands and the evolving local, state and federal regulatory and incentive programs. Also, within each product area, we have multiple suppliers of key drivetrain components, allowing price flexibility both for our final products and replacement parts required over the product lifespan. This allows us to meet the expectations and budget constraints of public or private commercial fleet operators.

•	Regulatory Agency Familiarity. By taking an active role in many trade industry groups and related events, we have developed and continually strive to maintain strong relationships with key local, state and federal regulatory agencies involved in the growing zero-emission and hybrid vehicle industry. To meet their own aggressive emissions targets, these regulatory agencies have encouraged the growth of zero-emission electric vehicles and hybrid drivetrains, especially in connection with heavy-duty commercial fleets.

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•	Relationships With Purchasers. To help shorten the sales cycles for our products, we have identified and built relationships with key commercial operators that have purchasing authority or influence over their organizations. We are also able to leverage past sales and marketing relationships that were built by our experienced management team.

•	Additional Sales Potential. We have additional sales potential with commercial fleet customers. These potential additional sales could include: automated charging infrastructure, intelligent stationary energy storage systems that enable higher levels of vehicle fast-charging, emergency back-up facility power for use during grid power outages, enabling technologies to access the developing grid-connected opportunities for the aggregate power available from groups of large battery packs, or enabling technologies that allow for the avoidance of electric utility demand charges.

•	Unique Market Knowledge. We have specific and unique sales cycle knowledge based on the over 30 years of experience of our management team.

Our Strategy

We intend to capitalize on these opportunities by pursuing the following key strategies:

•	Develop Sales Staff. We plan to hire and train our initial sales staff to complement our current group. Training will include familiarizing them with the many and varied funding options available, and how to access those opportunities, or help our customers access them.

•	Build Dealership Networks. We intend to build dealership networks for the local sales and service of our zero-emission replacement drivetrain vehicles and new purpose-built zero-emission electric and hybrid commercial vehicles either manufactured by or for us.

•	Develop Third Party Relationships. We plan to complete existing negotiations with partners and seek additional partners for the manufacture of our zero-emission systems.

•	Provide Demonstrations. We will seek out and respond to local, state and federal pilot demonstration opportunities in interest areas for which we have relevant current product offerings or, in areas of interest that are congruent with product(s) that are on our product development roadmap but still in early stage development.

•	Obtain Approvals From Incentive Programs. We will seek to have our products approved for various local, state and federal vehicle designations and incentive programs, like the California Heavy Duty Voucher Incentive Project administered by CARB, meant to accelerate the purchase of cleaner, more efficient trucks and buses in California.

•	Develop an Intellectual Property Portfolio, License Our Technology and Enter into Strategic Collaborations. We plan to build upon our existing intellectual property, knowledge base and patent portfolio while seeking opportunities to license, white-label and collaborate with strategic partners that can provide unique and complementary products and technology.

•	Grow Our Manufacturing, Installation and Service Capability. As facility space and technician time requirements at partners are exceeded, we intend to expand or relocate to larger ADOMANI-owned or leased facilities dedicated to the manufacture, installation and service of our zero-emission systems.

•	Introduce New Products. As new markets develop, we plan to expand our zero-emission systems into ancillary product verticals, such as charging infrastructure also called Electric Vehicle Service Equipment, stationary energy storage, vehicle-to-grid hardware and capabilities.

•	Develop Our International Business. We plan to develop our business internationally. For example, we intend to pursue opportunities in China through our wholly-owned subsidiary, ADOMANI China. While we believe that China is an important market for us due in part to its publicly announced emphasis on hybrid and all-electric vehicles and large population, we remain in the early stages of the development of our business plan to pursue such opportunities, including the consideration of a proposal to develop a facility in Nantong, China to fulfill conversion kit orders within China, and continue to assess the logistics and costs associated with the production and sale of our zero-emission drivetrains into China.

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Our Customers

Our current primary focus is school buses and transit buses. Our target customers primarily include all public and private fleet operators that have an interest in meeting or exceeding local, state and federal emission regulatory guidelines while saving money in fuel and maintenance costs over the lifecycle of their fleet vehicles and that also have an interest in tangible demonstrations (publicity) of their green-house-gas (GHG) reducing efforts. These targets include:

•	Public and private K-12 schools that operate Type-A, C and D school buses and special-needs student buses.

•	Public and private schools that operate “white fleet” vehicles for non-student transportations use, such as facility service trucks, food service delivery vans/trucks and campus security vehicles.

•	Student transportation contractors that serve public and private schools (First Student, etc.).

•	Community based, public/privately funded shuttle buses serving special-needs community members (Merced Transportation Company).

•	Public and private colleges and universities that operate shuttle buses, transit style buses, facility service vans and trucks on their campuses.

•	Large companies that operate shuttle buses, transit style buses and facility based vehicles for employee transport to/from remote parking areas, to/from special events and the various vehicles used for facilities maintenance, services and security. (Apple, Google, Facebook, Yahoo, etc.).

•	Private transportation contractors that shuttle large companies’ employees from common public transportation hubs to their campuses (Bauer Intelligent Transportation, Storer Transportation Services, MV Transportation Inc., among others).

•	Commercial fleet operators that provide high daily mileage vehicles for use on routes in and around airports, hotels and offsite parking facilities.

•	Port, railway, distribution center operators that use traditionally-fueled loading equipment, tractors, material handling equipment, forklifts, Class 1 through 8 trucks, delivery vans, yard goats, etc., that could be replaced with zero-emission alternatives.

•	Large agricultural (farming) and food processing industry focused companies that operate Class 1 through 8 trucks, buses and/or delivery vans.

•	Mining companies with fleets of above ground service vehicles and underground staff transport and support vehicles.

•	Oil and gas companies with fleets of field trucks.

•	Electric utility companies with fleets of service trucks (PG&E, Edison, Southern Company) that are in the public eye.

•	Package delivery companies with fleets of delivery vans, short haul trucks and distribution/sorting facility center vehicles (UPS, FedEx).

•	Military based fleet operators that have non-combat fleet vehicles of all sizes.

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Our Products and Services

Our products and services primarily include:

•	Zero-emission electric drivetrain systems for use in new school buses and medium to heavy-duty commercial fleet vehicles.

•	Zero-emission electric drivetrain systems for use in existing fleet school buses and medium to heavy-duty commercial fleet vehicles.

•	Conversion hybrid drivetrain systems in either an assistive hybrid or a full traction format for use in private and commercial fleet vehicles of all sizes.

•	Purpose-built, zero-emission vehicles of all sizes manufactured by outside OEM partners but to be marketed, sold, warrantied and serviced through the developing ADOMANI distribution and service network.

•	Optional drivetrain components that allow for advanced remote monitoring features of vehicle location (geofencing), driver behavior, drivetrain health (error codes) and battery management systems.

•	Optional drivetrain components that allow for electric power-export and various levels of grid connectivity.

Zero-emission electric drivetrain systems for use in new school buses and medium to heavy-duty commercial fleet vehicles.

This drivetrain system results in a zero-emission electric vehicle with similar performance specifications (except range) to a traditionally fueled version. The major drivetrain components systems include appropriately sized traction motor/generator(s), motor controller(s) and power-flow set up for either a direct-drive configuration, a single speed gearbox (speed reduction) or, a multi-gear ration transmission system. Other integrated drivetrain components include lithium iron phosphate (LiFePO4 or similar) battery packs, a battery management system (BMS), inverters, chargers, electrically driven systems for power steering and power (hydraulic or air) brakes, a vehicle control unit (VCU), wiring harnesses, a flat screen user-interface (dash board) and fleet technician diagnostic tools. An additional feature of our drivetrain system is that it uses many existing OEM parts, permitting easy access to parts and facilitating maintenance, repair and warranty activity. We recently entered into an agreement with Blue Bird pursuant to which we intend to supply them with zero-emission electric drivetrains for use in Type C and D school buses on a purchase order basis.

Zero-emission electric conversion drivetrain systems for use in existing fleet, school buses and medium to heavy-duty commercial fleet vehicles.

This drivetrain system results in the same zero-emission electric vehicle described immediately above. However, this drivetrain systems allows for the removal of the OEM’s internal combustion engine (ICE), radiator cooling systems, fuel tanks, exhaust and emission systems (manifolds, pipes, mufflers, particulate filters, DEF system, etc.) and usually the OEM transmission and associated transmission cooling system.

Conversion hybrid drivetrain systems in an assistive hybrid format for use in private and commercial fleet vehicles of all sizes to improve overall miles per gallon (mpg) performance.

This conversion drivetrain system integrates a modest sized motor/generator, motor controller, modest sized energy storage system (battery packs) of high C-rated batteries or ultra-capacitors and a user-interface for system monitoring by the vehicle operator.

Conversion hybrid drivetrain systems in a “full-traction” format for use in private and commercial fleet vehicles of all sizes.

This hybrid conversion drivetrain system retains the OEM drivetrain system and adds an electric drive system that results in a vehicle with OEM performance as well as the ability to run the vehicle in various drivetrain power-flow modes including an all-electric mode when zero-emission operations are required. The major drivetrain components systems include the same items enumerated above. Optional equipment for this system can provide significant power export capabilities.

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Purpose-built, zero-emission vehicles of all sizes manufactured by outside OEM partners but to be marketed, sold, warrantied and serviced through the developing ADOMANI distribution and service network .

We currently have an arrangement with GreenPower Motor Company, Inc., or GreenPower, a manufacturer of zero-emission electric transit-style buses and school buses of various sizes that has appointed us as its authorized factory representative for California for Types A, C and D zero-emission electric school buses on a non-exclusive basis. These vehicles are designed to our specifications where possible, and will utilize the drivetrains systems described above. We intend to utilize the services of GreenPower and other OEMs to support our efforts to sell, warranty and supply zero-emission electric school, transit and shuttle buses and vans through our developing ADOMANI distribution and service network.

Optional drivetrain components that allow for electric power-export and various levels of grid connectivity.

These systems integrate bi-directional changers and inverters and require additional facility-based, stationary charging hardware and control systems.

In addition, our products and services may in the future include some or all of the following:

•	Zero-emission electric drivetrain systems for ship-through integration by outside OEMs into their own privately branded medium to heavy-duty commercial fleet vehicles.

•	Automated charging infrastructure for commercial fleet vehicles.

•	“Intelligent” stationary energy storage that enables fast vehicle charging.

•	“Intelligent” stationary energy storage that enables emergency back-up facility power during grid power outages.

•	“Intelligent” stationary energy storage that enables access to the developing grid-connected opportunities for the aggregate power available from groups of large battery packs.

•	“Intelligent” stationary energy storage that enables avoidance of electric utility demand charges for commercial customers integrated with or independent of ADOMANI-supplied, zero-emission fleet vehicle(s).

•	Energy storage systems (battery packs) replacements with better energy density and/or expected lifecycles for existing electric vehicles and equipment that has outlived their OEM-provided energy storage systems. For example, replace Flooded Lead Acid (FLA) battery packs of existing industrial forklifts and underground mining equipment with more energy dense and higher cycle-life battery packs composed of Lithium Iron Phosphate (LiFePO4) or similar cell chemistry.

Testing

Our suppliers are completely vetted before their products are accepted for use in our products. Our drivetrains and finished products are inspected, road-tested and receive a complete quality control report prior to delivery.

Customer Service, Support and Training

The sales team, both direct and contractors, will be used as the first point of customer contact for customer support and training. At the point that the sales force can no longer handle the volume of these requirements, we will hire, train and support an additional internal staff.

Technology

Zero-emission electric drivetrain systems for purpose-built new vehicles generally include a wide range of traction drivetrain systems utilizing OEM original specs with multi-ratio options, traction battery pack chemistries with options for 2C (normal), 5C (modest) or 20C (fast charging), using thermal management systems; battery management systems, or BMS, with full CAN bus control at a cellular level; options for vehicle-to-grid (bi-directional) power management; and options for HVAC, and utilizing a more powerful and efficient high voltage system of 600 volts or higher. As previously mentioned, the systems also use many existing OEM parts, permitting easy to find, order and obtain almost any part, and facilitating maintenance, repair and warranty activity.

Gas/diesel to all-electric conversion systems include similar features as purpose-built vehicle systems, and typically retain the OEM transmission, cooling systems for the engine and transmission, mounting brackets and bolts, power steering and air brake systems, alternators for 12 and/or 24 volt systems, and accessories like belts, pulleys, pumps and related components. The conversion kits only replace the engine block with an electric motor and the gas tank with a battery pack. Almost all other moving OEM parts remain in the vehicle, facilitating a straightforward, easy to work on conversion and providing the benefits described in the preceding paragraph with respect to parts.

Our hybrid drivetrain systems use electric power assist to allow vehicles to drive in economy mode, or increases the power of a conventional gas or diesel engine if operated in regular mode. Our patented electric driveshaft replaces only the OEM driveshaft with an electric motor driveshaft. The hybrid driveshaft kit doesn’t affect the OEM components, parts or computer and the entire hybrid system can be installed within hours on most vehicles. Our patented system allows rear-wheel driveshaft trucks and buses to become a hybrid simply by replacing the driveshaft and adding a battery pack and controller box.

Our research and development expenses were $0.1 million, $0.5 million and $37,000 for the years ended December 31, 2014, 2015 and 2016, respectively. The decrease in 2016 was due to much of this work being capitalized related to building a specific demonstration vehicle.

Sales and Marketing

Sales

We intend to expand our marketing and sales force as we open our sales, service and assembly facilities. We expect that each facility will have a team of dedicated marketing and sales employees with responsibility for the geographic region in which the facility is located. As a result, we believe we can efficiently and cost-effectively build out our marketing and sales network.

Marketing

We plan to focus our marketing efforts on increasing brand awareness, generating demand for our products, communicating product advantages and generating qualified leads for our sales force. We intend to rely on a variety of marketing vehicles, including participation in industry conferences and trade shows, public relations, industry research and our collaborative relationships with our business and teaming partners to share our technical message with customers. We also market our products on our website.

Manufacturing

We intend initially to contract with third party suppliers to manufacture our products. Currently, we utilize the services of a third party manufacturer with whom we do not have a long-term or exclusive contractual relationship, and we continue to seek additional third party suppliers and other manufacturing support.

Distribution

We intend to distribute products to regional locations for installation into the motor vehicle.

Partnerships/Teaming Agreements

We have agreements with Blue Bird, GreenPower, Central States Bus Sales, ADOMANI/Redwood/TSI, and China Low-Carbon Industry Investment Center International Committee. None of these agreements contain any binding purchase or sales minimums.

Blue Bird Corporation

Since 1927, Blue Bird has offered a complete line of Type A, C and D school buses in a variety of options and configurations. Blue Bird has more than 1,500 employees and an extensive network of dealers and parts and service facilities throughout North America. At the STN EXPO in Reno, Nevada in July 2017, Blue Bird publicly stated that we are their technology partner in building all-electric drivetrain systems for their new Type C and D school bus product lines. In October 2017, we entered into a three-year agreement with Blue Bird pursuant to which we will provide them, on an exclusive basis, with zero-emission electric drivetrains for use in their Type C and D school bus product lines. The agreement sets forth the applicable pricing for the products to be purchased thereunder, but does not include any binding minimum purchase obligations on behalf of Blue Bird. During the term of the agreement, Blue Bird must purchase all of zero-emission electric drivetrains to be used in their Type C and Type D school bus product lines from us, and we have agreed that we will not sell any zero-emission electric drivetrains to any similar manufacturer of school and activity buses, or to supplier or subcontractors who would resell such products to such bus manufacturers. The agreement, however, does not prevent us from selling zero-emission electric drivetrains for any other application. The agreement provides that we will indemnify Blue Bird against certain losses resulting our breach of the agreement and certain other losses. Blue Bird may terminate the agreement immediately for cause upon certain events or without cause upon thirty days prior written notice to us.

GreenPower Motor Company, Inc.

GreenPower produces a range of bus models deploying electric drivetrain and battery technologies with a lightweight chassis. GreenPower integrates key components from such global suppliers as Siemens, Knorr, ZF and Parker, among others, providing an OEM platform that allows them to meet the specifications of various operators. GreenPower has appointed us as its authorized factory representative for California for Types A, C and D zero-emission electric school buses on a non-exclusive basis pursuant to a three-year agreement. Assuming various milestones are achieved, the agreement with us will be ongoing and may expand into additional states or regions. The agreement may be terminated for cause upon 30 days prior written notice and the failure of the other party to cure the breach that resulted in such cause.

Central States Bus Sales, or Central States

Central States, a large Blue Bird school bus dealer and a large commercial bus dealer covering Arkansas, Illinois, Kentucky, Tennessee and Missouri, entered into a teaming agreement with us pursuant to which both companies have agreed to work together on the conversion, marketing, selling and servicing of the many types of buses that Central States currently sells. Either party may request the other’s participation in the development of a project pursuant to the agreement. The agreement may be terminated by either party, for cause, on ninety days prior written notice.

Redwood/TSI, or Redwood

Redwood, an affiliate of Redwood Group International Limited, an advisor to us, entered into a teaming agreement with us to assist us in pursuing certain opportunities in the China market involving medium and heavy-duty trucks and buses. Either party may request the other’s participation in the development of a project pursuant to the agreement. The agreement may be terminated by either party, for cause, on ninety days prior written notice.

China Low-Carbon Industry Investment Center International Committee, or Low Carbon

To assist with its efforts to gain access to the China market through ADOMANI China, we entered into an agreement with Low Carbon, who is tasked with reducing carbon emissions in China, to assist us with converting new and used buses and trucks to zero-emission electric or hybrid vehicles through marketing, public relations, sales and financing activity, including compliance with regulatory requirements. Either party may request the other’s participation in the development of a project pursuant to the agreement. The agreement may be terminated by either party, for cause, on ninety days prior written notice.

Raw Materials and Supply Chain

Prices for the systems, components and raw materials we use in our drivetrain systems, many of which are OEM items used by many companies in different applications, can fluctuate depending on market conditions and global demand. Our purchase of raw materials is currently limited due to sales volume, but we attempt to limit our exposure to raw material price increases and availability fluctuations by having relationships with a dynamic group of vendors that sell us value-added hardware, components and systems. We have further mitigated these supply chain risks by establishing purchasing relationships with multiple vendors that are diversified by type of product offered, brand of products offered, country of origin of products (which is relevant for “Buy American” provisions that we encounter with our customers), individual specification requirements, purchase quantity requirements, quality, availability and price. Our drivetrain systems allow for component substitution, which further mitigates our exposure to any one supplier or component. For example, for different drivetrain systems, our recent traction motor choices have included the following brands: UQM (US), Yasa (UK) and TM4 (China). We believe that we have adequate supplies and access to the sources of the systems, components and materials to meet our current and anticipated future production and supply requirements.

Employees

As of September 30, 2017, we had ten full-time employees. None of our employees are covered by collective bargaining agreements and we believe our employee relations are good.

Seasonality

While we are not generally prone to seasonal fluctuations in our business, many state and federal agencies operate on a July 1 to June 30 fiscal year and, as such, in the event that grants are over-subscribed during a given fiscal year, we may be unable to obtain funds in connection with any such state or federal grants until after June 30 of the subsequent fiscal year.

Competition

The power conversion vehicle market is highly competitive and we expect it to become even more so in the future as additional companies launch competing products and vehicle offerings. We compete with other alternative energy technologies, such as natural gas and hybrid technologies. These competitors include Ford, which produces the Ford Transit Connect EV® ; Navistar, which produces the Navistar eStar®; Freightliner, which produces the MT E-CELL; Odyne Systems, which produces plug-in hybrid heavy- and medium-duty trucks; ZeroTruck, which produces an all-electric medium-duty truck; Electric Vehicles International, which produces an all-electric walk-in van and light- and medium-duty commercial electric trucks; BYD which manufactures new electric transit buses; Proterra, which manufactures new electric transit buses; TransPower which converts Type D school buses; and Motiv, which converts Type A school buses.

Intellectual Property

The protection of our technology and intellectual property is an important component of our success. We rely on intellectual property laws, including trade secret, copyright, trademark and patent laws in the United States and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property.

As of September 30, 2017, we own three issued U.S. Patents which will expire in 2030 and 2033, and one issued Chinese utility model that will expire in 2026. Domestic and foreign applications are also pending on new inventions. In addition, we maintain a trademark portfolio including common law trademarks and service marks and have two service marks registered in the United States.

Circumstances outside of our control could pose a threat to our intellectual property rights. Effective intellectual property protection may not be available in the United States or other countries in which we provide our solution. In addition, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Any impairment of our intellectual property rights could harm our business, our ability to compete and harm our operating results. In addition, as the number of competitors grows and solutions of competitors overlap, we may in the future face claims by third parties that we infringe upon or misappropriate their intellectual property rights, and we may be found to be infringing upon or to have misappropriated such rights. In the future, we, or our customers, may be the subject of legal proceedings alleging that our solutions or underlying technology infringe or violate the intellectual property rights of others.

Properties

We maintain our principal office in Corona and additional office and storage space in Los Altos, Santa Ana and Stockton, California, as well as Phoenix, Arizona, under a combination of leases and subleases that are month-to-month or expire in February 2023. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, we will be able to secure additional space to accommodate any such expansion of our operations.

Governmental Programs and Incentives

We believe that the availability of government subsidies and incentives currently is an important factor considered by our customers when purchasing vehicles that utilize our technology, and that our growth depends in part on the availability and amounts of these subsidies and incentives. Over time, we believe that the importance of the availability of government subsidies and incentives will decrease, as we continue to reduce the upfront cost of vehicles that utilize our technology. In order to help ensure that we and our customers benefit from available subsidies and incentive programs in both the United States, Canada, Mexico, Asia and in Europe, we have incentive specialists that work directly with our sales team and our customers on these issues.

Overview of Incentive Programs Most Applicable to Our Products

We intend to seek to have our products approved for various local, state and federal incentive programs, including those set forth below. In particular, California’s zero-emission vehicle mandate, which requires that a certain percentage of an automobile manufacturer’s sales must be zero-emission vehicles, has resulted in numerous incentive programs meant to accelerate the purchase and repower of cleaner, more efficient vehicles in California. We anticipate that the relevant aggregate funding available in California alone over the next several years may be in excess of $180 million.

California Hybrid and Zero-Emissions Truck and Bus Voucher Incentive Project

We believe our customers may be eligible for purchase under HVIP. HVIP is a partnership between CARB and CALSTART, the purpose of which is to help speed the early market introduction of clean, low-carbon hybrid and electric trucks and buses. Under HVIP, dealers and fleet operators may request vouchers from HVIP on a first-come first-serve basis, up to the funding amount available for that year, to reduce the cost of purchasing hybrid and zero-emission medium- and heavy-duty trucks and buses. HVIP vouchers range in amount from $6,000 to $110,000, depending on the gross vehicle weight of the purchased vehicle and the number of vehicles purchased. School buses would be entitled to $95,000 to $110,000 for each new school bus.

HVIP funds the purchase of only fully commercialized hybrid and zero-emission trucks and buses. Vehicles still in the demonstration or evaluation stage are not eligible for inclusion in HVIP. Vehicle manufacturers must apply to have their hybrid and zero-emissions trucks and buses included in HVIP’s voucher program. Once a make and model is included in the program, the manufacturer is not required to submit a full application for the succeeding year’s program unless the vehicle has been modified. We intend to comply with the HVIP guidelines and qualify our school buses and vehicles for the HVIP vouchers.

New York Truck Voucher Incentive Program

NYT-VIP is a first-come, first-served $19 million incentive program funded by the New York State Energy Research & Development Authority (NYSERDA). Eligible vehicles include all-electric, hybrid-electric, and CNG trucks and buses, along with retrofit diesel-emission control devices (DECD). Funding for eligible vehicles domiciled in New York State and New York City can reach $150,000 per vehicle.

Drive Clean Chicago—Drive Clean Truck Program

Drive Clean Chicago is accelerating the adoption of advanced vehicle technologies for the commercial truck and taxi sectors in the Chicago six-county area by reducing the cost of new alternative fuel vehicles and public alternative fuel stations. The program from the Chicago Department of Transportation (CDOT) offers incentives including $10,000 for CNG and electric taxis, up to $150,000 for hybrid and all-electric trucks, and 30% of the capital cost for CNG and fast-charge electric fueling stations.

In addition to these programs, there are many other state and federal programs that range from providing tax credits to providing funding to providing grants and loans for the purchase of zero-emission and hybrid vehicles. Many of the programs provide funding for up to 60% of the cost an all-electric repower conversion.

California Air Resources Board

CARB gathers air quality data for the State of California, ensures the quality of this data, designs and implements air models, and sets ambient air quality standards for the state, with a particular focus on regulating tailpipe emissions and other mobile sources. CARB compiles the state’s emissions inventory and performs air quality and emissions inventory special studies. CARB uses the Emissions Inventory and Air Quality Models to evaluate air quality and reduce emissions in each of California’s 35 local air districts.

CARB also manages several incentive and rebate programs and awards hundreds of millions of dollars in grants to reduce emissions from on- and off-road vehicles and equipment. CARB is responsible for program oversight. CARB awards grants and funds through the Air Quality Improvement Program (AB 118); the Carl Moyer Program; the Voucher Incentive Program for enhanced fleet modernization and emission reduction; and the Lower-Emission School Bus Program/School Bus Retrofit and Replacement Account.

California Energy Commission

The California Energy Commission (CEC) has several core responsibilities, including but not limited to setting energy policy, developing renewable energy, achieving energy efficiency, and transforming California’s transportation infrastructure. One goal of the CEC is to mitigate greenhouse gas emissions and reduce the impact of climate change. The CEC carries out its responsibilities pursuant to several of California’s landmark environmental laws. In 2006, the Legislature passed and then Governor Arnold Schwarzenegger signed two landmark pieces of legislation with far-reaching implications for energy policy. The most comprehensive is AB 32, the California Global Warming Solutions Act of 2006, which sets an economy-wide cap on California greenhouse gas emissions at 1990 levels by no later than 2020. At the time, this was an aggressive goal that represented an approximately 11 percent reduction from then-current emissions levels and nearly a 30 percent reduction from projected business-as-usual levels in 2020. In 2015, California passed Senate Bill (SB) 350, which further committed California to reducing GHG emissions by establishing a 2030 greenhouse gas reduction target of 40 percent below 1990 levels. The transportation sector represents a significant portion of California’s GHG emissions.

In 2007, AB 118 created the Alternative and Renewable Fuel and Vehicle Technology Program. The program is intended to increase the use of alternative and renewable fuels and innovative technologies that will transform California’s fuel and vehicle types to help attain the state’s climate change policies. AB 118 authorizes the CEC to provide approximately $100 million annually as incentives to public agencies, vehicle and technology consortia, businesses, public-private partnerships, workforce training partnerships and collaboratives, fleet owners, consumers, recreational boaters, and academic institutions for projects that: develop and improve alternative and renewable low-carbon fuels; optimize alternative and renewable fuels for existing and developing engine technologies; improve light-, medium-, and heavy-duty vehicle technologies; and retrofit medium-and heavy-duty on-road and non-road vehicle fleets.

Air Quality Management Districts, or AQMD, and Air Pollution Control Districts, or APCD

California’s AQMD/APCD are responsible for controlling emissions primarily from stationary sources of air pollution such as large power plants and refineries, but also have a role in distributing funds and administering incentive programs from mobile sources—primarily cars, trucks and buses, but also construction equipment, ships and trains. The largest AQMD/APCDs are the South Coast AQMD, Bay Area AQMD, San Joaquin Valley APCD, and the San Diego APCD. Local AQMD/APCD develop and adopt an Air Quality Improvement Plans (AQIP), which serves as the blueprint to bring the respective areas into compliance with federal and state clean air standards. Rules are adopted to reduce emissions from various sources, including specific types of equipment, industrial processes, paints and solvents, even consumer products. Permits are issued to many businesses and industries to ensure compliance with air quality rules. Local AQMDs award grants to help reduce emissions in their local communities. These grants and incentive programs include programs aimed at reducing emissions from mobile sources such as buses and trucks.

Clean Cities

Clean Cities is a program administered by the federal DOE’s Office of Efficiency and Renewable Energy, Vehicle Technology Program. According to the DOE, the mission of Clean Cities is to advance the energy, economic, and environmental security of the United States by supporting local decisions to adopt practices that reduce the use of petroleum in the transportation sector. Clean Cities is a government-industry partnership. Under the program, public and private stakeholders from businesses, city and state governments, the automotive industry, fuel providers, and community organizations form coalitions throughout the country, which then work with the DOE to establish a plan for reducing petroleum consumption in their respective geographic areas.

National Clean Diesel Program / Diesel Emissions Reduction Act

The National Clean Diesel Funding Assistance Program, which is administered by the EPA National Clean Diesel Campaign, provides funding under the Diesel Emissions Reduction Act for projects that seek to reduce emissions from existing diesel engines. Eligible applicants include U.S. regional, state and local agencies that have jurisdiction over transportation or air quality and certain nonprofit institutions that provide pollution reduction or educational services to owners and operators of diesel fleets or that have as their principal purpose the promotion of transportation or air quality. Among the eligible uses of funding under this program are the purchase of buses and medium and heavy-duty trucks that result in reduced diesel emissions.

Congestion Mitigation and Air Quality, or CMAQ, Improvement Program

The CMAQ Improvement program, which is jointly administered by the DOT Federal Highway Administration and Federal Transit Administration, provides funding to states to support surface transportation projects and other related efforts that contribute air quality improvements and provide congestion relief. CMAQ funding is allocated to the states annually based on a statutory formula that is based on population and air quality classification as designated by the EPA. Each state’s transportation department then is responsible for distributing the funds. State transportation departments may spend CMAQ funds on projects that reduce ozone precursors, and at least 16 states have used CMAQ funds for alternative fuel vehicle projects (such as purchasing electric or hybrid vehicles).

Other State Incentives

A number of states and municipalities in the United States, as well as certain private enterprises, offer incentive programs to encourage the adoption of alternative fuel vehicles, including tax exemptions, tax credits, exemptions and special privileges. For example, Maryland has introduced a voucher program that provides financial assistance for the purchase of electric trucks registered in that state, and Arizona exempts use tax and lowers registration fees for the purchase of an electric vehicle. Other states, including Colorado, Georgia, Utah, Florida and West Virginia, provide for substantial state tax credits for the purchase of electric vehicles.

Volkswagen Environmental Mitigation Trust Funds

We anticipate that the 23 states that we have prioritized may allocate approximately $260 million in funds by the end of 2018 to on-road vehicle projects. These states have not yet developed specific funding plans, however, although we expect that such states may develop funding plans by the end of the first quarter of 2018 and that the first rounds of funding may become available thereafter in 2018.

Government Regulation

Our products are designed to comply with a significant number of governmental regulations and industry standards, some of which are evolving as new technologies are deployed. Government regulations regarding the manufacture, sale and implementation of products and systems similar to ours are subject to future change. We cannot predict what impact, if any, such changes may have upon our business. We believe that vehicles that utilize our technology are in conformity with all applicable laws in all relevant jurisdictions.

Emission and Fuel Economy Standards

Government regulation related to climate change is under consideration at the U.S. federal and state levels. The EPA and NHTSA issued a final rule for greenhouse gas emissions and fuel economy requirements for trucks and heavy-duty engines on August 9, 2011, which will have an initial phase in starting with model year 2014 and a final phase in occurring in model year 2017. NHTSA standards for model year 2014 and 2015 will be voluntary, while mandatory standards first went into effect in 2016. In August 2016, the EPA and NHTSA jointly finalized Phase 2 standards for medium- and heavy-duty vehicles through model year 2027 to improve fleet fuel efficiency and cut carbon emissions.

The rule provides emission standards for CO2 and fuel consumption standards for three main categories of vehicles: (i) combination tractors, (ii) heavy-duty pickup trucks and vans, and (iii) vocational vehicles. According to the EPA and NHTSA, vocational vehicles consist of a wide variety of truck and bus types, including delivery, refuse, utility, dump, cement, transit bus, shuttle bus, school bus, emergency vehicles, motor homes and tow trucks, and are characterized by a complex build process, with an incomplete chassis often built with an engine and transmission purchased from other manufacturers, then sold to a body manufacturer.

The EPA and NHTSA rule also establishes multiple flexibility and incentive programs for manufacturers of alternatively fueled vehicles, including an engine averaging banking and trading, or ABT, program, a vehicle ABT program and additional credit programs for early adoption of standards or deployment of advanced or innovative technologies. The ABT programs will allow for emission and/or fuel consumption credits to be averaged, banked or traded within defined groupings of the regulatory subcategories. The additional credit programs will allow manufacturers of engines and vehicles to be eligible to generate credits if they demonstrate improvements in excess of the standards established in the rule prior to the model year the standards become effective or if they introduce advanced or innovative technology engines or vehicles.

Vehicle Safety and Testing

The National Traffic and Motor Vehicle Safety Act of 1966, or the Safety Act, regulates motor vehicles and motor vehicle equipment in the United States in two primary ways. First, the Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable motor vehicle safety standards established by NHTSA. Meeting or exceeding many safety standards is costly, in part because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. Second, the Safety Act requires that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines that the vehicles do not comply with a safety standard. Should we or NHTSA determine that either a safety defect or noncompliance exists with respect to any of our modified vehicles, the cost of such recall campaigns could be substantial.

Battery Safety and Testing

Our battery packs conform to mandatory regulations that govern transport of “dangerous goods,” which includes lithium-ion batteries that may present a risk in transportation. The governing regulations, which are issued by PHMSA, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations, and related UN Manual of Tests and Criteria. The requirements for shipments of these goods vary by mode of transportation, such as ocean vessel, rail, truck and air.

Our battery suppliers have completed the applicable transportation tests including:

•	Altitude simulation, which involves simulating air transport;

•	Thermal cycling, which involves assessing cell and battery seal integrity;

•	Vibration, which involves simulating vibration during transport;

•	Shock, which involves simulating possible impacts during transport;

•	External short circuit, which involves simulating an external short circuit; and

•	Overcharge, which involves evaluating the ability of a rechargeable battery to withstand overcharging.

Legal Proceedings

We are not currently a party to any legal proceedings, litigation, or claims that could materially affect our business, results of operations, cash flows, or financial position. We may, from time to time, be party to litigation and subject to claims incident to the ordinary course of business. As our growth continues, we may become party to an increasing number of litigation matters and claims. The outcome of litigation and claims cannot be predicted with certainty, and the resolution of any future matters could materially affect our future results of operations, cash flows or financial position.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Name	Position	Age	Term of Office
James L. Reynolds	Chief Executive Officer, President, Chairman and Director	71	September 2014
Michael K. Menerey	Chief Financial Officer, Treasurer and Director	66	March 2016
Richard A. Eckert	Chief Operating Officer	46	March 2017
John Roselli	Vice President of Sales and Marketing	66	February 2017
Kevin G. Kanning	Vice President of Business Development and Investor Relations	51	November 2012
Edward R. Monfort	Chief Technology Officer	51	August 2012
Robert E. Williams	Vice President	59	November 2012
Gary W. Nettles	Director(1)(2)	66	June 2017
Janet L. Boydell	Director(1)(2)(3)	64	June 2017
John F. Perkowski	Director(1)(3)	69	June 2017

(1)	Member of our Audit Committee.
(2)	Member of our Nominating and Corporate Governance Committee.
(3)	Member of our Compensation Committee.

All of our executive officers and significant employees work full-time for us unless otherwise disclosed in this prospectus. There are no family relationships between any director, executive officer or significant employee. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses.

Executive Officers and Directors

James L. Reynolds, President, Chief Executive Officer, Chairman and Director

James L. Reynolds has served as our President and Chief Executive Officer and a Director since September 2014 and a Director since July 2014. Mr. Reynolds was elected to Chairman of our Board in July 2016. Prior to joining us, he served in various executive roles at A-Z Bus Sales most recently as Chief Executive Officer from March 2010 until June 2014 and President from June 2006 until August 2013. Prior to his senior executive positions, Mr. Reynolds also held positions of Vice-President and General Manager and Vice-President of New Bus Sales. Prior to his tenure at A-Z Bus Sales, he was the Regional Manager of Tyco Corporation and managed direct sales. Mr. Reynolds holds a B.A. in Business Administration from Pepperdine University. We believe that Mr. Reynolds is qualified to serve as a director due to his experience with bus sales and in the automotive industry, as well as his previous executive-level experience, coupled with his position as our Chief Executive Officer and President.

Kevin G. Kanning, Vice President of Business Development and Investor Relations

Kevin G. Kanning has served as our Vice President of Business Development and Investor Relations since February 2017. Mr. Kanning previously served as our Chief Operating Officer and Secretary from November 2012 through February 2017 and served as a Director from November 2012 until June 2017. Previously, Mr. Kanning served as Chief Operating Officer of Greentech Mining, Inc., a technology company focused on sustainable mining practices and precious metal recovery. He has also held a variety of positions over the last 27 years with real estate and technology related businesses and private corporations including Seville Properties, RE/MAX Valley Properties, Realty World-Galley One, Voelker Sensors, Inc., Cryotherm USA, Inc., Greentech Mining Ventures, Inc., and Klever Technologies, Inc. Mr. Kanning has held a broker’s license with the California Bureau of Real Estate since 1990 and has participated in both residential and commercial real estate sales/leasing, sales team recruitment/training and office management. Mr. Kanning earned a B.S. in Business Administration from the Haas School of Business, University of California Berkeley.

Michael K. Menerey, Chief Financial Officer, Treasurer and Director

Michael K. Menerey has served as our Chief Financial Officer since March 2016 and a Director since January 2017. Mr. Menerey is an inactive partner with CFO Edge LLC, or CFO Edge, with respect to which he provided interim and project-related services to various entities as a Chief Financial Officer from September 2011 through December 2016. Prior to joining us and to CFO Edge, Mr. Menerey was employed by Mapleton Investments, LLC from early 2000 through 2010; initially as Executive Vice president, and then as President and Chief Operating Officer from 2005 through 2010. Mr. Menerey served as Executive Vice President, Chief Financial Officer and Secretary of Falcon Communications and its predecessors from mid-1984 until the company sold in November 1999. Mr. Menerey is a Certified Public Accountant, and received his undergraduate degree in Business Administration from the University of Michigan. We believe that Mr. Menerey is qualified to serve as a director due to his extensive experience as our Chief Financial Officer and chief financial officer of other companies, as well as his familiarity with our business and operations, both prior to and subsequent to our listing on a national securities exchange.

Richard A. Eckert, Chief Operating Officer

Richard A. Eckert has served as our Chief Operating Officer since March 2017. From 2000 through February 2017, Mr. Eckert held various leadership positions and most recently served as General Manager of Operations for A-Z Bus Sales, Inc., with responsibility for both the Sacramento and Colton locations. From 2000 to 2016, Mr. Eckert was also involved in the start-up and management of several new divisions within A-Z Bus Sales. During his tenure, he had responsibilities for the Body Shop, Service, Parts, Facilities, Emissions, Warranty and Fire Apparatus division, where he managed both sales and operations. Further, Mr. Eckert served as the Blue Bird Dealer Service Council Co-Chair for all dealers nationwide from January 2016 to February 2017. From 1993 to 2000, Mr. Eckert managed large vehicle collision repair centers, working with school districts and construction companies throughout California. Mr. Eckert studied Criminal Justice while attending Mount San Antonio College.

Edward R. Monfort, Chief Technology Officer

Edward R. Monfort, our Founder, has served as our Chief Technology Officer since September 2014 and served as a Director from our inception in August 2012 until June 2017, during which time he served as our Chairman until July 2016. From our inception in August 2012 to September 2014, Mr. Monfort served as our President and Chief Executive Officer. From 2010 until forming ADOMANI in 2012, he was President of Cryotherm USA, Inc. From 2005 to 2009, Mr. Monfort designed and developed the Ronaele Mustang. From 1999 to 2005 Mr. Monfort developed and patented the COLDfire thermal cycling machine and the COLDfire programs and process. From 1997 to 1999 Mr. Monfort was employed by Watlow Corp, where he assisted with prototype development and engineering projects for major U.S. companies who were Watlow Corp customers. Mr. Monfort holds a Bachelor of Science degree in Finance from Western Carolina University.

John Roselli, Vice President of Sales and Marketing

John Roselli has served as our Vice President of Sales and Marketing since February 2017. Mr. Roselli has over thirteen years of experience in the school bus and alternative fuel arena and most recently served as Manager of Alternative Fuels at Thomas Built Bus from January 2016 to January 2017. From June 2012 to September 2015, Mr. Roselli served as Director of Alternative Fuel Sales and Director of Dealer Development at Blue Bird Corporation. Previously, from January 2004 to May 2012, Mr. Roselli as Director of New School Bus Sales for AZ Bus Sales, the Blue Bird dealer for California and Hawaii. Mr. Roselli holds a Masters degree from Thunderbird Graduate School of International Management in Glendale, Arizona.

Robert E. Williams, Vice President

Robert E. Williams has served as our Vice President since November 2012 and served as a Director from November 2012 until June 2017. Prior to joining us, he served from 1991 through May 2015 as Senior Production Manager and Key Account Manager for Event Beverage Catering and continues to consult for them periodically. From 1984 through 2000, Mr. Williams served as Operations Manager and was a partner in STARD, Inc.

Gary W. Nettles, Director and Chairman of the Audit Committee

Gary W. Nettles. Mr. Nettles has served as a Director since June 2017. Mr. Nettles serves as the Chief Operating Officer, Chief Financial Officer and Director of Allen Tel Products, Inc., a supplier and manufacturer of data and telecommunication components. From 1987 to 2003, Mr. Nettles was a certified public accountant and president of Guchereau & Nettles, an accounting firm. In 1996, Mr. Nettles was elected to the Board of Directors of Cost-U-Less, Inc., an international operator of mid-sized warehouse club-style stores), where he served in various capacities until the company was sold in 2007, including as Chairman of the Audit Committee and as a member of the Nominating and Corporate Governance Committee and Compensation Committee. Mr. Nettles received his Bachelor of Science degree, Magna Cum Laude, from the United States International University, San Diego California. We believe that Mr. Nettles is qualified to serve as a director due to his extensive experience as a director of other U.S. companies, including his experience as a director of a U.S. public company, along with his financial literacy.

Janet L. Boydell, Director and Chairman of the Nominating and Corporate Governance Committee

Janet Boydell. Ms. Boydell has served as a Director since June 2017. Ms. Boydell is currently a Vice President for The Code Group, Inc., a staffing agency. Previously, from 2006 to 2015, Ms. Boydell served as CEO of A Hire Connection, Inc., a professional services firm providing strategic management consulting and retained executive search services for C-Level functions. Ms. Boydell was an Assistant Controller in the field of investment banking. Ms. Boydell graduated from Cal Poly Pomona where she received a Bachelor of Science in Business Administration. We believe that Ms. Boydell is qualified to serve as a director due to her experience in finance and investment banking and as an officer of a U.S. public company.

John F. Perkowski, Director and Chairman of the Compensation Committee

John F. Perkowski has served as a Director since June 2017. Mr. Perkowski is the founder and managing partner of JFP Holdings, a merchant bank focused primarily on transactions in China. Since March 2017, Mr. Perkowski has served as the Chief Executive Officer of Green4U Technologies, Inc., a Georgia-based company that was founded to meet the growing demand for electric vehicles from taxi sleets, municipalities, military units, logistics companies and individual consumers. From 1994 through 2008, Mr. Perkowski served as the Chairman and Chief Executive Officer of ASIMCO Technologies, a supplier and manufacturer of automotive components headquartered in Beijing, China. From 1973 to 1993, Mr. Perkowski held various positions with PaineWebber. Mr. Perkowski serves on several boards of directors, including the China Advisory Council of Magna International, Inc. and Green4U Technologies, Inc. Mr. Perkowski received his Bachelor of Science degree in American Studies from Yale, and his Masters degree in Business Administration from Harvard Business School. We believe that Mr. Perkowski is qualified to serve as a director due to his experience in finance, investment banking, mergers and acquisitions and the automotive industry, including his experience in China, as well as his experience as a director of a U.S. public company.

Board Composition

Our business and affairs are managed under the direction of our board of directors. Initially, our board of directors has fixed the number of directors at five, which number will be fixed from time to time exclusively by the board of directors, subject to our amended and restated certificate of incorporation and our amended and restated bylaws.

Our board of directors is divided into three classes with staggered three-year terms as follows:

•	the Class I director is Mr. Perkowski, and his term will expire at the annual general meeting of stockholders to be held in 2018;

•	the Class II directors are Mr. Menerey and Ms. Boydell, and their terms will expire at the annual general meeting of stockholders to be held in 2019; and

•	the Class III directors are Messrs. Reynolds and Nettles, and their terms will expire at the annual general meeting of stockholders to be held in 2020.

The authorized number of directors may be changed only by resolution of our board of directors. This classification of our board of directors into three classes with staggered three-year terms may have the effect of delaying or preventing changes in our control of our company or management.

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Nettles and Perkowski and Ms. Boydell do not have a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or responsibilities and that each of these directors is “independent” as that term is defined under the listing standards of NASDAQ.

Board Leadership Structure and Board’s Role in Risk Oversight

Our board of directors has a Chairman, Mr. James L. Reynolds. The Chairman has authority, among other things, to preside over board of directors meetings and set the agenda for board of directors meetings. Accordingly, the Chairman has substantial ability to shape the work of our board of directors. Because of the addition of our independent board members, we currently believe that separation of the roles of Chairman and Chief Executive Officer is not necessary to ensure appropriate oversight by the board of directors of our business and affairs. However, no single leadership model is right for all companies and at all times. The board of directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the board of directors may periodically review its leadership structure. In addition, the board of directors will hold executive sessions in which only independent directors are present.

Our board of directors is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Our principal source of risk falls into two categories, financial and product commercialization. The Audit Committee will oversee management of financial risks; our board of directors regularly reviews information regarding our cash position, liquidity and operations, as well as the risks associated with each. The board of directors regularly reviews plans, results and potential risks related to our product development, commercialization efforts and clinical trial progress. Our Compensation Committee is expected to oversee risk management as it relates to our compensation plans, policies and practices for all employees including executives and directors, particularly whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

Board Committees

Our board of directors has established three standing committees—the Audit, Compensation and Nominating and Corporate Governance Committees—each of which operates under a charter that has been approved by our board of directors. We intend to appoint persons to the board of directors and committees of the board of directors, as required from time to time to satisfy the corporate governance requirements of NASDAQ.

Audit Committee

The Audit Committee currently consists of Ms. Boydell, and Messrs. Nettles (Chairman) and Perkowski. The Audit Committee operates under a written charter, which is available on our website at www.adomanielectric.com. Our board of directors has determined that Mr. Nettles is an “audit committee financial expert” as defined by the regulations promulgated by the SEC and within the meaning of the NASDAQ Stock Market Rules.

Our Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;

•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•	reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

•	reviewing and investigating conduct alleged to be in violation of our code of conduct;

•	reviewing and approving related party transactions;

•	preparing the Audit Committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

Compensation Committee

The Compensation Committee currently consists of Ms. Boydell, and Mr. Perkowski (Chairman). The Compensation Committee operates under a written charter, which is available on our website at www.adomanielectric.com.

Our Compensation Committee will assist our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers and is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards benefits and perquisites;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for directors;

•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

In carrying out these responsibilities, the Compensation Committee will review all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Ms. Boydell (Chairman) and Mr. Nettles. The Nominating and Corporate Governance Committee operates under a written charter, which is available on our website at www.adomanielectric.com.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing corporate governance principles and a code of conduct applicable to us;

•	assisting our board of directors in its evaluation of the performance of our board of directors and each committee thereof; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics, which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our directors, officers and employees and is available on our website at www.adomanielectric.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, to the extent required by applicable rules and exchange requirements.

Executive Compensation

Overview

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The following tables and accompanying narrative disclosure set forth information about the compensation provided to certain of our executive officers during the years ended December 31, 2016 and 2017. These executive officers, who include our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2017, the end of our last completed fiscal year, were:

•	James L. Reynolds, our President and Chief Executive Officer;

•	Edward R. Monfort, our Chief Technology Officer; and

•	Michael K. Menerey, our Chief Financial Officer and Treasurer.

We refer to these individuals in this section as our “Named Executive Officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our Named Executive Officers for services rendered during the years ended December 31, 2016 and 2017.

			Stock	Other
		Salary	Awards	Compensation
Name and principal position	Year	($)	($)(1)	($)	Total ($)
James L. Reynolds	2017	240,000	15,667,605	–	15,907,605
President, Chief Executive Officer and Director	2016	240,000	4,990,000	–	5,230,000
Edward R. Monfort	2017	120,000	1,566,760	84,000	1,770,760
Chief Technology Officer(2)	2016	170,000	–	114,000	284,000
Michael K. Menerey	2017	200,000	4,178,028	25,000	4,403,028
Chief Financial Officer and Director(3)	2016	–	–	290,455	290,455

(1)	The amounts shown in this column represent the aggregate grant date fair value of stock awards granted in the year computed in accordance with FASB ASC Topic 718.
(2)	Resigned from our board of directors effective June 9, 2017.
(3)	Mr. Menerey became our Chief Financial Officer effective March 2016 and a Director in January 2017. We did not employ or consult with Mr. Menerey during the year ended December 31, 2015. Prior to January 1, 2017, we paid Mr. Menerey as a consultant through CFO Edge, which is reported as “Other Compensation.”

Narrative Disclosure to Summary Compensation Table

James L. Reynolds

Mr. Reynolds is our president, Chief Executive Officer and a Director. Pursuant to an employment agreement entered into in September 2014, Mr. Reynolds’ base salary is $240,000 per annum, although the agreement stipulated that he would receive a reduced salary of $5,000 per month from September 1, 2014 until the earlier of the closing of a financing or December 31, 2014, during which time such salary accrued but remained unpaid. In addition to his base salary, Mr. Reynolds is entitled to receive a bonus of five percent of our net profits on an annual basis. As we did not generate any net profits during the years ended December 31, 2017 and 2016, we did not make any bonus payments to Mr. Reynolds. During 2016, Mr. Reynolds purchased 5,000,000 shares from one of our shareholders in a transaction that required us to recognize $4,990,000 in stock-based compensation. During 2017, we issued Mr. Reynolds an option to purchase 1,500,000 shares of Common Stock with a fair value of $15,667,605. The shares subject to Mr. Reynolds’ stock option vest over a three-year period, with 1/36th of the shares vesting each month, subject to continued service with us through each vesting date. In connection with the issuance of the option to Mr. Reynolds, during 2017, we recognized $4.2 million in stock-based compensation.

Edward R. Monfort

Mr. Monfort is our Chief Technology Officer and served as a Director from our in inception in August 2012 until June 9, 2017. Pursuant to an employment agreement entered into in September 2014, or the 2014 Employment Agreement, Mr. Monfort’s base salary was $240,000 per annum, although the 2014 Employment Agreement stipulated that he would receive a reduced salary of $5,000 per month from September 1, 2014 until the earlier of the closing of a financing or December 31, 2014, during which time such salary accrued but remained unpaid. Pursuant to the 2014 Employment Agreement, we paid Mr. Monfort a portion of his salary until February 2016, at which time we began paying him the full amount. In addition to his base salary, Mr. Monfort was entitled to receive a bonus of five percent of our net profits on an annual basis. As we did not generate any net profits during the years ended December 31, 2017 and 2016, we did not make any bonus payments to Mr. Monfort. In June 2016, we entered into an employment agreement with Mr. Monfort that superseded the 2014 Employment Agreement and reduced his salary to $120,000 per annum, effective June 1, 2016.  During the year ended December 31, 2016, Mr. Monfort received a total base salary of $170,000, less $18,811 in certain other non-reimbursable expenses incurred by Mr. Monfort, for a net payment of $151,189. Additionally, we pay up to $7,000 per month for invoiced expenses relating to research and development services to ELO, LLC, which is owned by Mr. Monfort. During the year ended December 31, 2016, we paid ELO, LLC a total of $49,000, which is reported as “Other Compensation” in the table above. Further, in June 2016, we paid ELO, LLC a lump sum of $200,000, which represented $135,000 in certain accrued and unpaid salary and expenses owed to Mr. Monfort and $65,000 in consideration for Mr. Monfort’s execution of a general release, which is also reported as “Other Compensation” in the table above. During the year ended December 31, 2017, Mr. Monfort received a total base salary of $120,000 and we paid ELO, LLC a total of $84,000, the latter of which is reported as “Other Compensation” in the table above. During 2017, we also issued Mr. Monfort an option to purchase 150,000 shares of Common Stock with a fair value of $1,566,760. The shares subject to Mr. Monfort’s stock option vest over a three-year period, with 1/36th of the shares vesting each month, subject to continued service with us through each vesting date. In connection with the issuance of the option to Mr. Monfort, during 2017, we recognized $0.4 million in stock-based compensation.

Michael K. Menerey

Mr. Menerey is our Chief Financial Officer and a Director. We entered into a written employment agreement with Mr. Menerey effective January 1, 2017. Before that time, we paid Mr. Menerey as a consultant through CFO Edge. During the year ended December 31, 2016, we paid CFO Edge $192,455 in cash for both Mr. Menerey’s services and fees incurred in connection with the preparation of the offering circular related to our offering of Common Stock under Regulation A, issued 86,500 shares of Common Stock to Mr. Menerey, valued at $1.00 per share, and issued 11,500 shares of Common Stock to the founder of CFO Edge, valued at $1.00 per share, for total compensation of $290,455. During the year ended December 31, 2017, Mr. Menerey received a total base salary of $200,000, as well as a $25,000 performance bonus, the latter of which is reported as “Other Income” in the table above. During 2017, we also issued Mr. Menerey an option to purchase 400,000 shares of Common Stock with a fair value of $4,178,028. The shares subject to Mr. Menerey’s stock option vest over a three-year period, with 1/36th of the shares vesting each month, subject to continued service with us through each vesting date. In connection with the issuance of the option to Mr. Menerey, during 2017, we recognized $1.1 million in stock-based compensation.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table sets forth information regarding outstanding stock options held by our Named Executive Officers as of December 31, 2017. Our Named Executive Officers did not hold any restricted stock or other awards as of December 31, 2017.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option
		Unexercised	Unexercised	Exercise	Option
		Options	Options	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)(1)	Date
James L. Reynolds	11/28/2016 (2)(3)(4)	3,332,421	1,667,579	$0.10	9/1/2022
	3/29/2017 (5)	405,109	1,094,891	$10.49	3/29/2025
Edward R. Monfort	11/1/2012 (2)(3)	12,000,000	–	$0.10	11/1/2020
	11/28/2016 (2)(3)(6)	2,150,602	849,398	$0.10	6/1/2022
	3/29/2017 (5)	40,511	109,489	$10.49	3/29/2025
Michael K. Menerey	3/29/2017 (5)	108,029	291,971	$10.49	3/29/2025

(1)	This column represents the exercise price of the option to purchase shares of our Common Stock on the date of grant, as determined by our board of directors. The exercise price of the options granted on March 29, 2017 equals the average trading price of our Common Stock for the first ten days after the completion of our offering of Common Stock under Regulation A.

(2)	The shares subject to the stock option vest over a five-year period, with 1/60th of the shares vesting each month, subject to continued service with us through each vesting date.

(3)	Option is subject to 100% acceleration upon a qualifying Transfer of Control (as defined in the related award agreement).

(4)	On September 1, 2014, we granted Mr. Reynolds an option to purchase 5,000,000 shares of Common Stock pursuant to the 2012 Stock Option Plan. On May 4, 2016, our board of directors agreed to convert such option from an option to purchase Common Stock to an option to purchase shares of preferred stock pursuant to the 2012 Preferred Stock Option Plan. In connection with the termination of the 2012 Preferred Stock Option Plan, on November 28, 2016, the board of directors subsequently canceled such option and issued to Mr. Reynolds a new option to purchase 5,000,000 of Common Stock, with a vesting commencement date of September 1, 2014.

(5)	The shares subject to the stock option vest over a three-year period, with 1/36th of the shares vesting each month, subject to continued service with us through each vesting date.

(6)	On June 1, 2014, we granted Mr. Monfort an option to purchase 3,000,000 shares of Common Stock pursuant to the 2012 Preferred Stock Option Plan. In connection with the termination of the 2012 Preferred Stock Option Plan, on November 28, 2016, the board of directors subsequently canceled such option and issued to Mr. Monfort a new option to purchase 3,000,000 of Common Stock, with a vesting commencement date of June 1, 2014.

Employment Agreements with Named Executive Officers

We have entered into an employment agreement with our Chief Executive Officer, James L. Reynolds, with an effective date of September 1, 2014. Pursuant to his employment agreement, Mr. Reynolds receives an annual base salary of $240,000. In addition to his base salary, Mr. Reynolds is entitled to receive a bonus of up to five percent of our net profits and he was granted an option to purchase 5,000,000 shares of Common Stock. Mr. Reynolds’ employment agreement is for a five-year term and we cannot terminate his employment thereunder at any time without cause, as defined therein. If Mr. Reynold’s employment with us ceases due to his death or disability, any unvested stock options will fully vest upon the date of such termination. The employment agreement also provides that, in the event of Mr. Reynold’s termination for cause, we will have right to repurchase any vested stock options awarded under our 2012 Stock Option and Stock Incentive Plan, or 2012 Stock Option Plan.

We have entered into an employment agreement with our Chief Financial Officer and Treasurer, Michael K. Menerey, with an effective date of January 1, 2017. Pursuant to his employment agreement, Mr. Menerey receives an annual base salary of $200,000. In addition to his base salary, Mr. Menerey is eligible to receive a bonus, as determined by the Compensation Committee of our board of directors in its sole discretion. The employment agreement provides that we may from time to time grant stock options to Mr. Menerey and that such options will vest monthly over a five-year period. Mr. Menerey’s employment agreement is for a five-year term and we cannot terminate his employment thereunder at any time without cause, as defined therein. If Mr. Menerey’s employment with us ceases due to his death or disability, his employment agreement provides that his unvested stock options will fully vest upon the date of termination.

We have entered into an employment agreement with our Chief Technology Officer, Edward R. Monfort, with an effective date of June 1, 2016. The term of the employment agreement is two years, with an annual base salary of $120,000. Additionally, we pay up to $7,000 per month for invoiced expenses relating to research and development to ELO, LLC which is owned by Mr. Monfort. Further, in June 2016, we paid ELO, LLC a lump sum of $200,000, which represented $135,000 in certain accrued and unpaid salary and expenses owed to Mr. Monfort and $65,000 in consideration for Mr. Monfort’s execution of a general release.

Severance and Change in Control Payments and Benefits

Our Named Executive Officers are not entitled to any severance or change in control payments or benefits, other than as provided in award agreements that set forth the terms and conditions of the stock options granted to such individuals pursuant to our 2012 Stock Option Plan. Each such award agreement provides that, in the event of a “transfer of control,” any unvested portion of such option will vest immediately. For such purposes, a “transfer of control” includes the direct or indirect sale or exchange by our stockholders of all or substantially all of our capital stock, where our stockholders before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in our voting stock after such sale or exchange; (b) a merger in which we are not the surviving corporation; (c) a merger in which we are the surviving corporation and our stockholders such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the our voting stock after such merger; (d) the sale, exchange, or transfer of all or substantially all of our assets; or (e) our liquidation or dissolution.

Limitations of Liability; Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.

Our amended and restated certificate of incorporation and amended and restated bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our amended and restated certificate of incorporation and amended and restated bylaw provisions are necessary to attract and retain qualified person as directors and executive officers.

Indemnity Agreements

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally provide for the indemnification of such persons for all reasonable expenses and liabilities, including attorneys’ fees, judgments, penalties, fines and settlement amounts, incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity, to the extent indemnifiable under the law. We believe that these charter and bylaw provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and executive officers. Furthermore, as is typical, we have director and officer liability insurance to cover both us and our directors and officers for liabilities that may be incurred in connection with their services to us.

Employee Benefit and Equity Incentive Plans

We currently maintain the 2012 Stock Option Plan and our board of directors and stockholders have approved our 2017 Equity Incentive Plan, or the 2017 Plan. No options have been issued under the 2017 Plan to date. Although we previously maintained a 2012 Preferred Stock Option Plan, we have since terminated such plan and the participants thereunder elected to cancel their options to purchase shares of preferred stock.

2017 Equity Incentive Plan

On June 9, 2017, we terminated our 2012 Stock Option Plan, at which time our 2017 Plan replaced our 2012 Stock Option Plan. The 2017 Plan is intended to make available incentives that will assist us to attract, retain and motivate employees, including officers, consultants and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and units and other cash-based or stock-based awards.

A total of 15,000,000 shares of our Common Stock were initially authorized and reserved for issuance under the 2017 Plan. This reserve will automatically increase on January 1, 2018 and each subsequent anniversary through 2027, by an amount equal to the smaller of (a) 3% of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the board.

Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the 2017 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the 2017 Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the 2017 Plan.

The 2017 Plan is generally administered by the Compensation Committee of our board of directors. Subject to the provisions of the 2017 Plan, the Compensation Committee will determine in its discretion the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. However, the Compensation Committee may delegate to one or more of our officers the authority to grant awards to persons who are not officers or directors, subject to certain limitations contained in the 2017 Plan and award guidelines established by the committee. The Compensation Committee has the authority to construe and interpret the terms of the 2017 Plan and awards granted under it. The 2017 Plan provides, subject to certain limitations, for indemnification by us of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2017 Plan.

The 2017 Plan authorizes the Compensation Committee, without further stockholder approval, to provide for the cancellation of stock options or stock appreciation rights with exercise prices in excess of the fair market value of the underlying shares of Common Stock in exchange for new options or other equity awards with exercise prices equal to the fair market value of the underlying Common Stock or a cash payment.

The 2017 Plan limits the grant date fair value of all equity awards and the amount of cash compensation that may be provided to a non-employee director in any fiscal year to an aggregate of $300,000.

Awards may be granted under the 2017 Plan to our employees, including officers, directors or consultants or those of any present or future parent or subsidiary corporation or other affiliated entity. All awards will be evidenced by a written agreement between us and the holder of the award and may include any of the following:

•	Stock options. We may grant nonstatutory stock options or incentive stock options (as described in Section 422 of the Internal Revenue Code), each of which gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to purchase a number of shares of our Common Stock at an exercise price per share determined by the administrator, which may not be less than the fair market value of a share of our Common Stock on the date of grant.

•	Stock appreciation rights. A stock appreciation right gives its holder the right, during a specified term (not exceeding 10 years) and subject to any specified vesting or other conditions, to receive the appreciation in the fair market value of our Common Stock between the date of grant of the award and the date of its exercise. We may pay the appreciation in shares of our Common Stock or in cash.

•	Restricted stock. The administrator may grant restricted stock awards either as a bonus or as a purchase right at such price as the administrator determines. Shares of restricted stock remain subject to forfeiture until vested, based on such terms and conditions as the administrator specifies. Holders of restricted stock will have the right to vote the shares and to receive any dividends paid, except that the dividends will be subject to the same vesting conditions as the related shares.

•	Restricted stock units. Restricted stock units represent rights to receive shares of our Common Stock (or their value in cash) at a future date without payment of a purchase price, subject to vesting or other conditions specified by the administrator. Holders of restricted stock units have no voting rights or rights to receive cash dividends unless and until shares of Common Stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to dividend equivalent rights subject to the same vesting conditions as the related units.

•	Performance shares and performance units. Performance shares and performance units are awards that will result in a payment to their holder only if specified performance goals are achieved during a specified performance period. Performance share awards are rights denominated in shares of our Common Stock, while performance unit awards are rights denominated in dollars. The administrator establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2017 Plan, such as revenue, gross margin, net income or total stockholder return. To the extent earned, performance share and unit awards may be settled in cash or in shares of our Common Stock. Holders of performance shares or performance units have no voting rights or rights to receive cash dividends unless and until shares of Common Stock are issued in settlement of such awards. However, the administrator may grant performance shares that entitle their holders to dividend equivalent rights subject to the same vesting conditions as the related units.

•	Cash-based awards and other stock-based awards. The administrator may grant cash-based awards that specify a monetary payment or range of payments or other stock-based awards that specify a number or range of shares or units that, in either case, are subject to vesting or other conditions specified by the administrator. Settlement of these awards may be in cash or shares of our Common Stock, as determined by the administrator. Their holder will have no voting rights or right to receive cash dividends unless and until shares of our Common Stock are issued pursuant to the award. The administrator may grant dividend equivalent rights with respect to other stock-based awards.

In the event of a change in control as described in the 2017 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2017 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The 2017 Plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of Common Stock in the change in control transaction over the exercise price per share, if any, under the award.

The 2017 Plan will continue in effect until it is terminated by the administrator, provided, however, that all awards will be granted, if at all, within 10 years of its effective date. The administrator may amend, suspend or terminate the 2017 Plan at any time, provided that without stockholder approval, the plan cannot be amended to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

2012 Stock Option Plan

Our board of directors adopted, and our stockholders approved, our 2012 Stock Option Plan, on September 1, 2012. The 2012 Stock Option Plan was assumed by the Delaware company in our reincorporation in November 2016. Our 2012 Stock Option Plan provides for the grant of incentive stock options to our employees, and for the grant of nonstatutory stock options to our directors, officers, employees, consultants and advisors. In connection with our adoption of the 2017 Plan, we no longer will make award grants under the 2012 Stock Option Plan.

Authorized Shares. The maximum aggregate number of shares that may be issued under the 2012 Stock Option Plan was 40,000,000 shares of our Common Stock. As of June 9, 2017, options to purchase 30,375,000 shares of our Common Stock were outstanding, taking into consideration the conversion of the options to purchase preferred stock into options to purchase Common Stock. Due to our adoption of the 2017 Plan, we will no longer make award grants under the 2012 Stock Option Plan.

Plan Administration. Our board of directors, or a committee appointed by the board of directors, administers the 2012 Stock Option Plan and any stock awards granted under the 2012 Stock Option Plan. The administrator has the power and authority to determine the terms of the awards, including eligibility, the form of agreements for use under the 2012 Stock Option Plan, the exercise price, the number of shares covered by each such award, the vesting schedule and exercisability of awards, and the form of consideration payable upon exercise. The administrator also has the power and authority to construe and interpret the terms of the 2012 Stock Option Plan and awards granted pursuant to the 2012 Stock Option Plan.

Stock Options. With respect to all stock options granted under the 2012 Stock Option Plan, the exercise price of such options must equal at least the fair market value of our Common Stock on the date of grant. The term of an option may not exceed eight years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash or other methods of payment acceptable to the administrator. Subject to the provisions of the 2012 Stock Option Plan, the administrator determines the vesting terms of options granted under the 2012 Stock Option Plan. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement.

Transferability of Awards. Unless otherwise determined by the administrator, the 2012 Stock Option Plan generally does not allow for the sale or transfer of awards under the 2012 Stock Option Plan other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the participant only by such participant.

Merger or Change in Control. In the event of a merger, the sale of substantially all of our assets or any other acquisition, the 2012 Stock Option Plan provides that the outstanding options and stock rights will be treated as set forth in the agreement of merger, consolidation, or asset sale, which shall provide for any of the following: (i) the assumption of the awards by the surviving corporation or its parent or (ii) the continuation of the awards by the company if the company is the surviving corporation.

Plan Amendment, Termination. Our board of directors may at any time amend, suspend or terminate the 2012 Stock Option Plan, provided such action does not impair the existing rights of any participant.

Non-Employee Director Compensation

Prior to June 9, 2017, we had no non-employee directors. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance. We currently have no long-term incentive plans.

Directors who are also our employees receive no additional compensation for their service as a director. During the year ended December 31, 2016, our directors who also served as employees were Mr. Reynolds, our President and Chief Executive Officer, Mr. Monfort, our Chief Technology Officer, Mr. Kanning, our Chief Operating Officer, and Mr. Williams, our Vice President. During the year ended December 31, 2017, our director, Mr. Reynolds, also served as an employee. On June 9, 2017, Messrs. Monfort, Kanning and Williams resigned from our board of directors.

We have implemented a formal policy pursuant to which our non-employee directors are eligible to receive equity awards and annual cash retainers as compensation for service on our board of directors and committees of our board of directors as follows. This policy includes an annual compensation of $15,000, with an additional $5,000 annually to the chairpersons of the Audit, Compensation and Nominating and Corporate Governance Committees, including reimbursement of expenses. In addition, for each year of service directors would be awarded stock options to purchase 10,000 shares of our Common Stock, exercisable at the public trading price on the date of issuance, with vesting over the ensuing twenty-four months of continuous board service.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of December 31, 2017, as adjusted to reflect the shares of Common Stock included in the Units to be issued and sold by us in this offering, for:

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of our Common Stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe each person identified in the table has sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act.

Applicable percentage ownership in the following table is based on 68,070,930 shares of our Common Stock outstanding as of December 31, 2017. We have based our calculation of the percentage of beneficial ownership after this offering on 71,737,597 shares of our Common Stock outstanding after the completion of this offering, assuming the sale by us of the number of Units set forth on the cover page of this prospectus, and excluding shares of Common Stock underlying the warrants and the placement agent warrant. Shares of our Common Stock subject to stock options or warrants that are currently exercisable or exercisable within 60 days of December 31, 2017 are deemed to be outstanding and to be beneficially owned by the person holding the stock option or warrant for the purpose of computing the number and percentage ownership of outstanding shares of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

		Percentage Beneficially Owned
Name of Beneficial Owner(1)	Shares Beneficially Owned Prior to this Offering(2)(3)	Prior to this Offering	After this Offering(4)
Directors and Officers
James L. Reynolds(5)	9,483,940	13.16%	12.52%
Michael K. Menerey(6)	483,041	*	*
Edward R. Monfort(7)	18,297,901	22.21%	21.27%
Gary W. Nettles(8)	4,096,241	6.02%	5.71%
Janet Boydell(9)	16,241	*	*
John F. Perkowski(10)	16,241	*	*
All directors and executive officers as a group (10 persons)(11)	42,313,325	46.64%	44.83%

5% Stockholders
James Rogers(12)	3,914,020	5.75%	5.46%
Julie A. Minuskin(13)	3,523,700	5.18%	4.91%
Daniel L. Sheehan(14)	3,415,333	5.02%	4.76%

* Represents beneficial ownership of less than 1%.

(1)	The address of those listed is c/o ADOMANI, Inc., 4740 Green River Road, Suite 106 Corona, California 92880.

(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.

(3)	Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 31, 2017 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, and for the Directors and executive officers as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(4)	After the sale by us of the number of Units set forth on the cover page of this prospectus.

(5)	Includes (i) 5,500,000 shares of Common Stock held of record by The Reynolds Irrevocable Family Trust II, Dated July 30, 2016 and (ii) 3,983,940 shares of Common Stock that Mr. Reynolds will have the right to acquire through the exercise of stock options.

(6)	Includes (i) 353,114 shares of Common Stock held of record by the Menerey Living Trust u/t/d 4/12/96 and (ii) 129,927 shares of Common Stock that Mr. Menerey will have the right to acquire through the exercise of a stock option.

(7)	Includes (i) 4,000,000 shares of Common Stock held of record by the Monfort Revocable Living Trust, Dated 8/19/16 and (ii) 14,297,901 shares of Common Stock that Mr. Monfort will have the right to acquire through the exercise of stock options.

(8)	Includes (i) 4,000,000 shares held of record by Provident Trust Group FBO Cornelia P. Doherty ROTH IRA and 80,000 shares held of record by Connie Doherty Living Trust Dated May 1, 1996, over which Mr. Nettles has voting and investment control pursuant to a Voting Trust Agreement dated March 20, 2017, and (ii) 16,241 shares of Common Stock that Mr. Nettles will have the right to acquire through the exercise of a stock option.

(9)	Includes 16,241 shares of Common Stock that Ms. Boydell will have the right to acquire through the exercise of a stock option.

(10)	Includes 16,241 shares of Common Stock that Mr. Perkowski will have the right to acquire through the exercise of a stock option.

(11)	Includes (i) 19,663,114 shares of Common Stock and (ii) options to acquire up to 22,650,211 shares of Common Stock.

(12)	Based on information provided to us by such stockholder, includes (i) 2,034,020 shares of Common Stock held of record by Spirit of California Entertainment Group, Inc., (ii) 130,000 shares of Common Stock held of record by James B. Rogers Irrevocable Family Trust and (iii) 1,750,000 shares of Common Stock held of record by Mobile Grow, Inc.

(13)	Based on information provided to us by such stockholder, includes (i) 3,133,700 shares of Common Stock held of record by the Julie A. Minuskin Irrevocable Trust, of which Ms. Minuskin is trustee, (ii) 50,000 shares of Common Stock held of record by Land Jewels, Inc., (iii) 90,000 shares of Common Stock held of record by Retire Happy LLC, and (iv) 250,000 shares of Common Stock held of record by UBAT Holdings, Inc.

(14)	Based on information provided to us by such stockholder, includes 3,415,333 shares of Common Stock held of record by the Acaccia Family Trust, for which Mr. Sheehan serves as trustee.

Certain Relationships and Related PARTY Transactions

Other than compensation arrangements for our directors and Named Executive Officers, which are described in the sections titled “Management” and “Executive Compensation,” below we describe transactions since January 1, 2015 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, director nominees, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Agreements with Consultants

Per the terms of Mr. Monfort’s employment agreement, we pay up to $7,000 per month for invoiced expenses relating to research and development services to ELO, LLC, which is owned by Mr. Monfort, as well as up to $3,000 per month for services to another consultant selected by Mr. Monfort. During the years ended December 31, 2017 and 2016, we paid ELO, LLC totals of $84,000 and $49,000, respectively, pursuant to such arrangement. In addition, in June 2016, we paid ELO, LLC a lump sum of $200,000, which represented $135,000 in certain accrued and unpaid salary and expenses owed to Mr. Monfort and $65,000 in consideration for Mr. Monfort’s execution of a general release.

Transactions with Chief Financial Officer

In July and August of 2016, our Chief Financial Officer, Mr. Menerey, purchased an aggregate of $25,000 of the outstanding convertible notes from Acaccia Family Trust, another shareholder, or Acaccia. In July 2016, Mr. Menerey also purchased 10,000 shares of Common Stock from Acaccia for an aggregate purchase price of $20 and we issued 86,500 shares of Common Stock to him, valued at $1.00 per share, pursuant to a contract for providing CFO services.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law. We also maintain directors’ and officers’ liability insurance. For further information, see the section titled “Executive Compensation—Limitations of Liability; Indemnification of Directors and Officers.”

Policies and Procedures for Related Person Transactions

All future transactions, if any, between us and our officers, directors and principal stockholders and their affiliates, as well as any transactions between us and any entity with which our officers, directors or principal stockholders are affiliated will be reviewed and approved or ratified in accordance with policies and procedures adopted by our board of directors. Such policies and procedures require that related person transactions be approved by the Audit Committee or our board of directors or otherwise in accordance with the then applicable SEC rules and regulations governing the approval of such transactions. The Audit Committee and the board of directors have adopted policies and procedures for review of, and standards for approval of related party transactions. These policies and procedures have not been and will not be applied to the related party transactions described above.

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions, and we will maintain at least two independent directors on our board of directors to review all material transactions with affiliates.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section you should refer to our amended and restated certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 2,100,000,000 shares of capital stock, of which 2,000,000,000 shares are designated as Common Stock, $0.00001 par value per share, and of which 100,000,000 shares are designated as preferred stock, $0.00001 par value per share.

As of September 30, 2017, there were 68,070,930 shares of our Common Stock outstanding and held of record by 261 stockholders. The rights, preferences and privileges of the holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Units

Each Unit consists of one share of our Common Stock and a warrant to purchase 1.5 shares of our Common Stock. The purchase price for each Unit is $3.00. Each warrant will have an exercise price of $4.50 per share, will be exercisable beginning on the date of issuance and will expire five years from the date of issuance. The Common Stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of our preferred stock outstanding at the time, for as long as such stock is outstanding, the holders of our Common Stock are entitled to receive ratably any dividends as may be declared by our board of directors out of funds legally available for dividends. See the section titled “Dividend Policy” for additional information.

Voting Rights

Holders of our Common Stock are entitled to one vote per share on any matter to be voted upon by stockholders. We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of stockholders, with the directors in other classes continuing for the remainder of their three-year terms.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Undesignated Preferred Stock

Subject to limitations prescribed by Delaware law, our board of directors may issue preferred stock in one or more series, establish from time to time the number of shares to be included in each series, and determine for each such series of preferred stock the voting powers, designations, preferences, and special rights, qualifications, limitations, or restrictions as permitted by law, in each case without further vote of action by our stockholders. Our board of directors may also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. We have no current plan to issue any shares of preferred stock.

Warrants Issued In This Offering

The warrants sold in this offering as part of the Units will have an exercise price per whole share of Common Stock of $4.50. The warrants will be exercisable beginning on the date of issuance for 1.5 shares of Common Stock and will expire on the fifth anniversary of the date of issuance. The warrants include provisions that provide for adjustments to the conversion price of the warrants in the event of a dilutive issuance of securities by us, including the issuance of rights, warrants or options convertible into, exercisable or exchangeable for, or which would otherwise entitle the holder to acquire, shares of Common Stock at a price per share that is less than the exercise price of the warrants at such time. Additionally, in the event of certain fundamental transactions, including the sale by us of substantially all of our assets or a transaction that results in the acquisition by another person or persons of more than 50% of our outstanding shares of Common Stock, at the election of a warrant holder, we would be required to purchase such warrant from the holder in cash.

Subject to compliance with any applicable securities laws and limits on fractional warrants, the Common Stock and warrants, may be transferred separately immediately upon issuance. Exercise of the warrants requires payment against delivery of the underlying shares of Common Stock. In the event that there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the shares underlying any of such warrants, a holder may exercise such warrants only by means of a cashless exercise. All shares of Common Stock issued upon the proper exercise or surrender of the warrants on their terms shall be validly issued, fully paid and nonassessable.

There is currently no established trading market for the warrants and we do not intend to apply to list the warrants on a securities exchange. We do not intend to make a market in the warrants and do not expect that one will develop. Therefore, the holders of the warrants may have to hold the warrants they purchase in this offering until such time, if any, as they wish to exercise them. The holders of the warrants do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held on record on all matters to be voted on by stockholders.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of our recapitalization, reorganization, merger or consolidation. We may, in our sole discretion, upon due notice to holders of the then outstanding warrants, lower the exercise price at any time prior to the expiration date of the warrants. We may also extend the duration of the warrants by delaying the expiration date.

We will attempt to maintain the effectiveness of a current prospectus covering the Common Stock issuable upon exercise of the warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so and we may not be able to maintain our eligibility to use such current prospectus. If the prospectus relating to the Common Stock issuable upon the exercise of the warrants is not current or if we are not eligible to use such current prospectus or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, except to the extent they may be cashlessly exercised.

Warrants

On September 1, 2016, we issued a warrant to purchase up to 1,250,000 shares of Common Stock at a price per share of $4.00 to a placement agent for services rendered in connection with a private placement of debt in January 2015. The term of the warrant extends until five years from the grant date and is exercisable at any time during that 10-year period.

On June 19, 2017, pursuant to a settlement and release agreement, we issued to Redwood Group International Limited a warrant to purchase up to 350,000 shares of Common Stock at a price per share of $5.00. The term of the warrant extends until five years from the grant date and is exercisable from the earlier of December 16, 2017 or a change of control transaction, through the end of the five-year period. Additionally, the warrant contains a cashless exercise provision.

On June 26, 2017, in connection with our offering of Common Stock under Regulation A, we issued to Boustead Securities, LLC, a warrant to purchase up to 199,659 shares of Common Stock, which represented seven percent of the aggregate number of shares sold in our offering, at a price per share of $6.00, which is 120% of the price of the shares of Common Stock sold in the offering. The term of the warrant extends until five years from the grant date and the warrant is exercisable from October 22, 2017 through the end of the five-year period. Additionally, the warrant contains a cashless exercise provision, as well as certain registration rights, as described in “Description of Capital Stock—Registration Rights.”

In connection with this offering, we have agreed to issue to the placement agent, or its designees, a warrant to purchase common stock in an amount equal to seven percent of the Units sold in this offering. The placement agent warrant will be exercisable beginning on the date of issuance and will expire five years from the date of issuance, and will have an exercise price of $3.75 per share. For more information regarding this warrant, see the section titled “Plan of Distribution.”

Options

As of September 30, 2017, there were 26,775,000 shares of Common Stock issuable upon the exercise of options outstanding as of September 30, 2017, at an exercise price of $0.10 per share, and 3,600,000 shares of Common Stock issuable upon the exercise of options outstanding as of September 30, 2017, at an exercise price of $10.49 per share.

Registration Rights

We previously granted registration rights to certain holders of our Common Stock. We filed a registration statement on Form S-1 to comply with the registration rights, although we later withdrew the registration statement in connection with our offering of Common Stock under Regulation A. We believe that we have satisfied our obligations to such holders and do not believe that any holders of our Common Stock are entitled to any additional registration rights. Additionally, pursuant to the warrant issued on June 26, 2017, Boustead Securities, LLC may demand registration of the shares of Common Stock underlying such warrant. Subject to certain exceptions, within 60 days after receipt of such a demand notice, we are obligated to file a registration statement with the SEC covering such shares of Common Stock and use our reasonable best efforts to have such registration statement declared effective promptly thereafter. Such demand right expires four years after the initial exercise date of the warrant. Further, unless all the shares of Common Stock underlying the warrant are included in an effective registration statement with a current prospectus, Boustead Securities, LLC is entitled, at any time during the five-year period beginning December 22, 2017, to include such shares as part of certain other registration statements we file, subject to exceptions. Boustead Securities, LLC has waived its piggyback rights with respect to the registration statement of which this prospectus forms a part.

Anti-Takeover Matters

Certificate of Incorporation and Bylaw Provisions

The provisions of Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of delaying, deferring or discouraging another person from acquiring control of our company and discouraging takeover bids. These provisions may also have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our amended and restated bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board of directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

Classified Board of Directors

Our amended and restated certificate of incorporation establishes a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that there will be no cumulative voting.

No Written Consent of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our amended and restated bylaws provide that a majority of the members of our board of directors then in office, the Chairman of the Board, the Chief Executive Officer or the President may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws will limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our amended and restated bylaws include advance notice procedures for stockholders seeking to bring business before an annual or special meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the amended and restated bylaws.

Amendment to Bylaws and Charter

The amendment of the provisions in our amended and restated certificate of incorporation require approval by holders of at least 66 ⅔% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the Delaware General Corporation Law. The amendment of the provisions in our amended and restated bylaws require approval by either a majority of our board of directors or holders of at least 66 ⅔% of our outstanding capital stock entitled to vote generally in the election of directors, in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the Delaware General Corporation Law.

Blank Check Preferred Stock

Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring, or preventing a change in control of us.

Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person or entity who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•	at or after the time the stockholder became interested, the business combination was approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

Exclusive Forum

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders; any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or the Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Limitations of Director Liability and Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, provisions in our amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

In addition, our amended and restated bylaws provide that:

•	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons; and

•	we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, certain officers and employees, in connection with legal proceedings, subject to limited exceptions.

We have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

We also intend to maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Exchange Listing

Our Common Stock trades on the NASDAQ Capital Market under the symbol “ADOM”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Issuer Direct Corporation. The transfer agent’s address is 500 Perimeter Park Drive Suite D, Morrisville, North Carolina 27560, and its telephone number is (919) 744-2722.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our Units or components thereof (Common Stock and warrants), which we refer to collectively as our securities, issued pursuant to this offering. This summary does not purport to be a complete analysis of all the potential tax considerations relevant to holders of our securities. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This summary assumes that our securities are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular holder in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons subject to special treatment under U.S. federal income tax laws (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities or arrangements, certain U.S. expatriates or former long-term residents of the U.S., tax-exempt organizations (including private foundations), pension plans, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold shares of our Common Stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or persons who have a functional currency other than the U.S. dollar). In addition, this summary does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction or any consideration relating to the alternative minimum tax or the 3.8% tax on net investment income.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of our securities that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other organization taxable as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined in the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of our securities that for U.S. federal income tax purposes is an individual, corporation, estate or trust other than a U.S. Holder.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our securities, the tax treatment of persons treated as its partners for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and persons holding our securities through a partnership or other entity classified as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our securities.

THIS SUMMARY IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

General Treatment of Units and Allocation of Purchase Price

There is no authority directly addressing the treatment, for U.S. federal income tax purposes, of instruments with terms substantially the same as the Units and, therefore, the treatment of a Unit is not entirely clear. The acquisition of a Unit should be treated for U.S. federal income tax purposes as the acquisition of one share of our Common Stock and one warrant to acquire 1.5 shares of our Common Stock. We intend to treat the acquisition of a Unit in this manner and, by purchasing a Unit, you agree to adopt such treatment for U.S. federal income tax purposes. Each holder of a Unit must allocate the purchase price paid by such holder for such Unit between the share of Common Stock and the warrants based on their respective relative fair market values at the time of issuance. A holder’s initial tax basis in the Common Stock and the warrants included in each Unit should equal the portion of the purchase price of the Unit allocated thereto. Any disposition of a Unit should be treated for U.S. federal income tax purposes as a disposition of the share of Common Stock and one warrant comprising the Unit, and the amount realized on the disposition should be allocated between the Common Stock and the warrants based on their respective relative fair market values at the time of disposition. The separation of the Common Stock and warrants comprising a Unit should not be a taxable event for U.S. federal income tax purposes.

The foregoing treatment of the Units and a holder’s purchase price allocation are not binding on the IRS or the courts. Because there is no authority that directly addresses instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Each prospective investor is urged to consult its tax advisors regarding the U.S. federal, state, local and any foreign tax consequences of an investment in a Unit (including alternative characterizations of a Unit and its components). The following discussion is based on the assumption that the characterization of the Common Stock and warrants and the allocation described above are accepted for U.S. federal income tax purposes.

U.S. Holders

Distributions on Shares of our Common Stock

As described above under the heading “—Dividend Policy,” we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of the U.S. Holder’s investment, up to such holder’s adjusted tax basis in our Common Stock, as determined on a share-per-share basis. Any remaining excess will be treated capital gain as described below under the heading “—U.S. Holders—Gain or Loss on Sale, Exchange or Other Taxable Disposition of our Common Stock and Warrants.”

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of our Common Stock and Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition (which, in general, would include a complete, and in some cases, a partial, redemption of such holder’s Common Stock as described below) of our Common Stock or warrants. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or warrants so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition (or, if the Common Stock or warrants are held as part of a Unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the Common Stock or warrants based upon the then fair market values of the Common Stock and the warrants included in the Unit) and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock or warrants so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock or warrants generally will equal the U.S. Holder’s acquisition cost (that is, as discussed above, the portion of the purchase price of a Unit allocated to a share of Common Stock or one warrant) or, as discussed below, the U.S. Holder’s initial basis for the Common Stock received upon exercise of a warrant) less, in the case of a share of Common Stock, any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Redemption of Shares of our Common Stock

In the event that a U.S. Holder’s Common Stock is redeemed, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Common Stock under the tests described below, the tax consequences to the U.S. Holder will be the same as described above under “—U.S. Holders—Gain or Loss on Sale, Exchange or Other Taxable Disposition of our Common Stock and Warrants.” If the redemption does not qualify as a sale of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution, the tax consequences of which are described above under “—U.S. Holders—Distributions on Shares of our Common Stock.” Whether the redemption qualifies for sale treatment will depend primarily on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) both before and after the redemption. The redemption of Common Stock generally will be treated as a sale of the Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Common Stock which could be acquired pursuant to the exercise of the warrants. A redemption of a U.S. Holder’s stock will be substantially disproportionate with respect to the U.S. Holder if the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Common Stock is, among other requirements, less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder is urged to consult its tax advisors as to the tax consequences of a redemption, including the application of the constructive ownership rules described above.

If none of the foregoing tests is satisfied, the redemption will be treated as a corporate distribution, the tax consequences of which are described above under “—U.S. Holders—Distributions on Shares of our Common Stock.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Common Stock should be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of a warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the warrant (i.e., the portion of the U.S. Holder’s purchase price for a Unit that is allocated to the warrant, as described above under “—General Treatment of Units and Allocation of Purchase Price”) and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of a warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

As described above under the heading “—Description of Capital Stock—Warrants Issued in This Offering,” we will not be obligated to “net cash settle” the warrants. However, if we do permit cashless exercise of the warrants, the tax consequences of such cashless exercise are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either nontaxable situation, a U.S. Holder’s tax basis in the Common Stock received generally would equal the holder’s tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the warrant.

It also is possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized because a U.S. Holder may be deemed to have surrendered a portion of its warrants in a taxable transaction to pay the exercise price for the balance of warrants deemed exercised. In such event, a U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. Holder’s tax basis in such warrants. In this case, a U.S. Holder’s tax basis in the shares of Common Stock received would equal the sum of the U.S. holder’s initial investment in the warrants deemed exercised (i.e., the portion of the U.S. Holder’s purchase price for a unit that is allocated to the warrant, as described above under “—General Treatment of Units and Allocation of Purchase Price”) and the exercise price of such warrants. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “—Description of Capital Stock—Warrants Issued in This Offering.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as described above under “—U.S. Holders—Distributions on Shares of our Common Stock.” Such constructive distribution would be subject to tax as described under that section in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Non-U.S. Holders

Distributions on Shares of our Common Stock

As described above under the heading “—Dividend Policy,” we do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, those payments generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be subject to withholding as described below. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of the Non-U.S. Holder’s investment, up to such holder’s adjusted tax basis in our Common Stock, as determined on a share-per-share basis. Any remaining excess will be treated capital gain as described below under the heading “—Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock and Warrants.” In addition, if we determine that we are classified as a “United States real property holding corporation,” as defined in the Code, or USRPHC (see “—Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock and Warrants,” below), we may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Any dividends paid to a Non-U.S. Holder with respect to shares of our Common Stock generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the applicable withholding agent with an appropriate and validly completed IRS Form W-8, such as:

•	IRS Form W-8BEN (or successor form) or IRS Form W-8BEN-E (or successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to a reduction in withholding under an applicable income tax treaty; or

•	IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on shares of our Common Stock is not subject to withholding tax because it is effectively connected with conduct of a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. federal income tax rates on a net income basis as described below).

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. The certification also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number. Special certification and other requirements apply in the case of certain Non-U.S. Holders that are intermediaries or pass-through entities for U.S. federal income tax purposes.

If dividends are effectively connected with the conduct of a trade or business in the United States of the Non-U.S. Holder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the U.S. In addition, if such Non-U.S. Holder is taxable as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, unless an applicable income tax treaty provides otherwise.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but which are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Any distribution described in this section would also be subject to the discussion below in the section titled “—Foreign Account Tax Compliance Act.”

Exercise or Lapse of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described above under “—U.S. Holders—Exercise or Lapse of a Warrant,” although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the Non-U.S. Holder would be the same as those described below in “—Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock and Warrants

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other disposition of our Common Stock or warrants (including a redemption of our Common Stock, but only if the redemption would be treated as a sale or exchange rather than a distribution for U.S. federal income tax purposes, as described below), in each case regardless of whether those securities are held as part of a Unit, unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a USRPHC at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period with respect to the applicable shares of our Common Stock, and certain other conditions are met, or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.).

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition.

With respect to the second exception above, although there can be no assurance, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our Common Stock or warrants by reason of our status as a USRPHC so long as (a) our Common Stock is regularly traded on an established securities market (within the meaning of Code Section 897(c)(3)) during the calendar year in which such sale, exchange or other taxable disposition of our Common Stock or warrants occurs and (b) such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our Common Stock at any time during the relevant period. If we are a USRPHC and the requirements of (a) or (b) are not met, gain on the disposition of shares of our Common Stock or warrants generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the “branch profits tax” generally will not apply. In addition, a buyer of our Common Stock or warrants from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Prospective investors are urged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the U.S., unless otherwise provided in an applicable income tax treaty. In addition, a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” on its effectively connected earnings and profits at a rate of 30%, unless an applicable income tax treaty provides otherwise.

Redemption of Shares of our Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described above under “—U.S. Holders—Redemption of Shares of our Common Stock,” and the consequences of the redemption to the Non-U.S. Holder will be as described above under “—Non-U.S. Holders—Distributions on Shares of our Common Stock” and “—Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of our Common Stock and Warrants,” as applicable.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “—Description of Capital Stock—Warrants Issued in This Offering.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as described above under “Non-U.S. Holders—Distributions on Shares of our Common Stock.” A Non-U.S. Holder would be subject to U.S. federal income tax withholding under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the Foreign Account Tax Compliance Act, as modified by Treasury regulations and subject to any official interpretations thereof, any applicable intergovernmental agreement between the U.S. and non-U.S. government to implement these rules and improve international tax compliance, or any fiscal or regulatory legislation or rules adopted pursuant to any such intergovernmental agreement, or, collectively, FATCA, generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of our securities unless such persons comply with a complicated U.S. information reporting, disclosures and certification requirements. This regime requires, among other things, a broad class of persons to obtain disclose and report information about their investors and account holders. These requirements are different from and in addition to the certification requirements described elsewhere in this discussion. The withholding rules apply currently to payments of dividends on shares of our Common Stock, and are scheduled to apply to payments of gross proceeds from the sale or other dispositions of our securities paid after December 31, 2018. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-U.S. Holders—Distributions on Shares of our Common Stock,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our securities, and the entities through which they hold our securities, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax under FATCA.

Backup Withholding and Information Reporting

We or a financial intermediary must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on shares of our Common Stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. In addition to the requirements described above under “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or such other applicable form and documentation as required by the Code or the Treasury regulations promulgated thereunder) certifying under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Dividends paid to Non-U.S. Holders subject to the U.S. federal withholding tax, as described above under “—Non-U.S. Holders—Distributions on Shares of our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the payment of the proceeds of a disposition of shares of our Common Stock or warrants by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is not a U.S. person (as defined in the Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker, and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated, under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a Non-U.S. Holder can be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

PLAN OF DISTRIBUTION

Boustead Securities, LLC, who we refer to as the placement agent, has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement. The placement agent may engage selected dealers to assist in the placement of the securities offered hereby. The placement agent is not purchasing or selling any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of the securities, but has agreed to use its commercially reasonable “best efforts” to arrange for the sale of all of the securities offered hereby. We will enter into agreements directly with purchasers in connection with this offering and we may not sell the entire amount of securities offered pursuant to this prospectus. The public offering price of the securities offered hereby has been determined based upon arms’ length negotiations between the purchasers and us.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to seven percent of the gross proceeds in this offering. Roth Capital Partners, LLC served as financial advisor to us in connection with this offering and will receive a fee of approximately $525,000, which amount is included in the total placement agents fees set forth below.

The following table shows the per Unit and total cash placement agent’s fees we will pay to the placement agent in connection with the sale of the securities offered pursuant to this prospectus assuming the purchase of all of the Units offered hereby:

Per Share	$0.21
Total	$770,000

In addition, we have agreed to issue to the placement agent, or its designees, a warrant to purchase common stock in an amount equal to seven percent of the Units sold in this offering at an exercise price of $3.75 per share. In accordance with the Financial Industry Regulatory Authority, Inc., or FINRA, Rule 5110(f)(2)(G)(i), the placement agents warrant will expire on the fifth anniversary of the effective date of the offering. The placement agent warrant will permit cashless or net exercise. Neither the placement agent warrant nor any shares of Common Stock issued upon exercise of the placement agent warrant may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date hereof, except the transfer of any security:

•	by operation of law or by reason of our reorganization;

•	to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described below for the remainder of the time period;

•	if the aggregate amount of our securities held by the placement agent or related person do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. We have also agreed to reimburse the placement agent for its out-of-pocket expenses in an amount not to exceed $165,000. There will not be any amounts reimbursed for travel expenses of the placement agent to attend any due diligence or road show meetings. Except as disclosed in this prospectus, the placement agent has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110.

Our obligation to issue and sell our securities to the purchasers is subject to the conditions set forth in the agreements with such purchasers, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in his or her subscription agreement as well, which may also be waived.

We currently anticipate that the sale of the securities offered by this prospectus will be completed on or about January 9, 2018. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent’s fees, will be approximately $436,912, which includes legal and printing costs, various other fees and reimbursement of the placements agents’ expenses. At the closing, The Depository Trust Company will credit the shares of Common Stock to the respective accounts of the purchasers and we will mail the warrants to the addresses set forth in the agreements with purchasers in this offering.

Indemnification

We have agreed to indemnify the placement agent against liabilities under the Securities Act of 1933, as amended. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

Lock-up Agreements

We, our executive officers and directors, and holders of substantially all of our Common Stock entered into lock-up agreements in connection with our equity offering pursuant to Regulation A, or the initial public offering, which remain in effect. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the underwriters of our initial public offering, which include Boustead Securities, LLC, the placement agent in this offering, offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our Common Stock or securities convertible into or exchangeable or exercisable for our Common Stock. These restrictions remain in effect and will generally terminate on June 15, 2018. Certain of our stockholders have less stringent restrictions in place based on the price of our Common Stock as reported on the NASDAQ Capital Market, which began on December 13, 2017, the 181st day following the date of our initial public offering, and will terminate on June 15, 2018.

In connection with our initial public offering, we agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise, in each case without the prior consent of the underwriters in the initial public offering, which include Boustead Securities, LLC, for a period of 12 months after the date of the underwriting agreement for our initial public offering, which is May 12, 2018, other than (A) the shares of our Common Stock sold in the initial public offering, (B) the issuance by us of shares of our Common Stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of the initial public offering, hereafter issued pursuant to our currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the underwriters of the initial public offering have been advised in writing or which have been filed with the Commission or (C) the issuance by us of stock options or shares of capital stock of our company under any currently existing or hereafter adopted equity compensation plan or employment/consulting agreements or arrangements of our company. There are exceptions to these restrictions if our price per share exceeds certain amounts for a five-day period.

We have also agreed that, subject to limited exceptions, we will not, for a period of 90 days after the date of the placement agency agreement we will enter into in connection with this offering, without the prior written consent of the placement agent, directly or indirectly, sell (including, without limitation, any short sale), offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act, except for a registration statement on Form S-8 relating to the Company’s employee benefit plans, in respect of, any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock or publicly announce the intention to do any of the foregoing, in each case without the prior written consent of the placement agent.

Leak-out Agreements

Until January 11, 2018, each investor, either alone or together with its affiliates, in this offering will be limited to selling no more than its pro rata portion (based upon the size of its investment in this offering) of 35% of the daily trading volume of the Common Stock on such trading day, including shares of Common Stock or shares of Common Stock underlying any convertible securities (including any shares of Common Stock acquirable upon exercise of the warrants offered as part of the Units); provided, that the foregoing restriction will immediately expire and no longer be applicable if the VWAP (as defined in the warrants) is greater than $6.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar events occurring after the date hereof) on any trading day prior to 4:00 p.m. Eastern Time on January 11, 2018.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by any purchaser of the securities offered pursuant to the registration statement of which this prospectus forms a part.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and agreements with purchasers in this offering. A copy of the placement agency agreement and the form of agreement with the purchasers are included as exhibits to this registration statement of which this prospectus forms a part. See “Where You Can Find Additional Information.”

Regulation M Restrictions

The placement agent is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as a principal may be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of our securities by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•	must not engage in any stabilization activity in connection with our securities; and

•	must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Passive Market Making

In connection with this offering, the placement agent and any selling group members may engage in passive market making transactions in our Common Stock on The NASDAQ Stock Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Common Stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other

From time to time, the placement agent and their affiliates have provided, and may in the future provide, various investment banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. In the course of its business, the placement agent and its affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the placement agent and its affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the placement agent has not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus and we do not expect to retain the placement agent to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or, each, a Relevant Member State, an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)       to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)       to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)       by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)       in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The placement agent has represented, warranted and agreed that:

(a)       it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)       it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes, the Units offered hereby are “securities.”

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by K&L Gates LLP, Irvine, California. Certain matters will be passed on for the placement agent by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

EXPERTS

Our consolidated financial statements at December 31, 2016 and December 31, 2015 appearing elsewhere in this prospectus have been included herein in reliance upon the report, which includes an explanatory paragraph as to our ability to continue as a going concern, of MaloneBailey, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of MaloneBailey, LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, NE, Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect the registration statement and its exhibits and schedules and other information without charge at the website maintained by the SEC. The address of this site is www.sec.gov.

We also file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.adomanielectric.com, by which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information that is contained on, or that may be accessed through, our website is not a part of this prospectus. We have included our website in this prospectus solely as an inactive textual reference.

ADOMANI, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

ADOMANI, Inc.

Newport Beach, California

We have audited the accompanying consolidated balance sheets of ADOMANI, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADOMANI, Inc. and subsidiaries as of December 31, 2016 and 2015 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company suffered recurring losses from operations. These conditions raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 12, 2017, except for Note 11 as to which the date is April 7, 2017

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share information)

	December 31,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$938	$4,537
Note receivable, net	454	—
Inventory	314	—
Other current assets	1,039	10
Total current assets	2,745	4,547
Property, plant and equipment, net	417	19
Other investments	120	110
Other non-current assets	124	24
Total assets	$3,406	$4,700

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$107	$5
Accrued liabilities	236	425
Deferred revenue	—	68
Notes payable, net	5,177	—
Convertible debt, net	593	—
Total current liabilities	6,113	498
Long-term liabilities
Notes payable, net	—	4,612
Convertible debt, net	—	436
Total liabilities	6,113	5,546

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, 100,000,000 authorized $0.00001 par value none issued and outstanding, respectively	—	—
Common stock, 2,000,000,000 authorized $0.00001 par value, 58,542,350 and 84,253,250 issued and outstanding, respectively	1	1
Additional paid-in capital	18,366	9,542
Accumulated deficit	(21,074)	(10,389)
Total stockholders’ deficit	(2,707)	(846)
Total liabilities and stockholders’ deficit	$3,406	$4,700

See accompanying notes to consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for share information)

	December 31,	December 31,
	2016	2015

Net sales	$68	$—
Cost of sales	50	—
Gross profit	18	—
Operating expenses:
Payroll expense	782	813
Legal and professional fees	715	158
Other general and administrative	7,901	3,662
Consulting	117	135
Research and development	37	549
Total operating expenses	9,552	5,317
Loss from operations	(9,534)	(5,317)
Other income (expense):
Interest expense	(1,148)	(702)
Other expense	(3)	(16)
Total other income (expense)	(1,151)	(718)
Loss before income taxes	(10,685)	(6,035)
Income tax expense	—	—
Net loss	$(10,685)	$(6,035)
Net loss per share to common shareholders:
Basic and diluted	$(0.16)	$(0.07)
Weighted shares used in the computation of net loss per share:
Basic and diluted	66,585,580	82,611,477

See accompanying notes to consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except for share information)

	Common Stock		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2014	81,594,250	$1	$4,155	$(4,354)	$(198)
Common stock issued	2,659,000	—	1,982	—	1,982
Beneficial conversion feature on convertible debt	—	—	21	—	21
Stock based compensation	—	—	3,035	—	3,035
Stock warrant	—	—	349	—	349
Net loss	—	—	—	(6,035)	(6,035)
Balance, December 31, 2015	84,253,250	$1	$9,542	$(10,389)	$(846)
Common stock issued for cash	206,400	—	188	—	188
Stock issued for accrued third-party services	98,000		98		98
Stock issued for prepaid services	100,000		100		100
Founders shares rescinded	(27,000,000)	—	(54)	—	(54)
Conversion of debt to common shares	884,700	—	885	—	885
Beneficial conversion feature on convertible debt	—	—	42	—	42
Stock based compensation	—	—	7,565	—	7,565
Net loss	—	—	—	(10,685)	(10,685)
Balance, December 31, 2016	58,542,350	$1	$18,366	$(21,074)	$(2,707)

See accompanying notes to consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	2016	2015
Cash flows from operating activities:
Net loss	$(10,685)	$(6,035)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13	7
Amortization of debt discount	660	424
Stock based compensation expense	7,565	3,035
Changes in assets and liabilities:
Inventory	(314)	—
Other current assets	60	(2)
Other non-current assets	(100)	(4)
Accounts payable	199	—
Accrued liabilities	(238)	404
Deferred revenue	(68)	68
Net cash used in operating activities	(2,908)	(2,103)

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(411)	(3)
Investment in note receivable, net	(450)	—
Other Investments	(10)	(110)
Net cash used in investing activities	(871)	(113)

Cash flows from financing activities:
Proceeds from issuance of common stock	188	1,982
Payments for stock rescission	(54)
Proceeds from issuance of debt, net of issuance costs	1,042	4,723
Principal repayments of long term debt	(8)	(70)
Payments for deferred offering costs	(988)
Net cash provided by financing activities	180	6,635
Net change in cash and cash equivalents	(3,599)	4,419
Cash and cash equivalents at the beginning of the year	4,537	118
Cash and cash equivalents at the end of the year	$938	$4,537

Non-cash transactions:
Original issuance discount on notes payable	$50	$—
Debt discount due to BCF	$42	$—
Stock issued for accrued third-party services	$98	$—
Stock issued for prepaid services	$100	$—
Common stock issued for conversion of notes payable	$885	$—

Supplemental cash flow disclosures:
Cash paid for interest expense	$408	$234
Cash paid for income taxes	$—	$—

See accompanying notes to consolidated financial statements

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.	Organization and operations

ADOMANI, Inc. (the “Company) was incorporated in Florida in August 2012 and was reincorporated in Delaware in November 2016. The Company is a provider of new purpose-built zero-emission electric and hybrid vehicles and replacement drivetrains and as a result is focused on reducing the total cost of vehicle ownership for fleet operators. The Company also provides gas/diesel to all-electric and gas/electric to plug-in hybrid vehicle conversions to school bus and medium to heavy-duty fleet operators. ADOMANI, Inc. is the parent company of its wholly-owned subsidiaries, ADOMANI California, Inc. and ADOMANI China. The Company is located in Newport Beach, CA.

2.	Summary of Significant Accounting Policies

Principles of Consolidation—The accompanying financial statements reflect the consolidation of the individual financial statements of ADOMANI, Inc. and ADOMANI California, Inc. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—The Company recognizes revenue from the sales of advanced zero-emission electric drivetrain systems for fleet vehicles. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title has passed, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

The Company recognizes revenue upon delivery or acceptance by the customer of the goods. Deferred revenue includes advance billings and payments for implementation, consulting services or products not yet delivered. Deferred revenue was $0 and $68,000 at December 31, 2016 and 2015 respectively.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts—The Company establishes an allowance for bad debts through a review of several factors including historical collection experience, current aging status of the customer accounts, and financial condition of our customers. We do not generally require collateral for our accounts receivable. There was no allowance at December 31, 2016 and 2015.

Inventory—Inventory is stated at the lower of cost or market determined on the basis of first-in-first-out (“FIFO”). The Company currently has only finished goods inventory; in the future we will also have parts, materials and supplies, and most likely work-in-process inventory as well. Management estimates the amount of excess and obsolete inventory based on age, utility, and current market demand.

Intangible Assets—Acquired intangible assets are amortized over their useful lives unless the lives are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. Amortization of finite-lived intangible assets is computed over the useful lives of the respective assets. As of December 31, 2016, and 2015 the Company had not capitalized any patent costs.

Property, Plant and Equipment—Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization is provided over the estimated useful lives or lease terms of the related assets using the straight-line method for financial reporting and leasehold improvements are amortized over the life of the lease for financial reporting purposes. Various accelerated depreciation methods are utilized for income tax reporting purposes. Major repairs and replacements, which extend the useful lives of equipment, are capitalized and depreciated over the estimated useful lives of the property. All other maintenance and repairs are expensed as incurred. Depreciation expense was $12,804 and $7,102 during 2016 and 2015, respectively.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates long-lived assets to determine potential impairment by comparing the carrying amount to the undiscounted estimated future cash flows of the related assets. There was no impairment of the long-lived assets as of December 31, 2016, and 2015, respectively.

Research and Development—Costs incurred in connection with the development of new products and manufacturing methods are charged to operating expenses as incurred. During 2016 and 2015, $37,273 and $548,889, respectively, were expensed as research and development costs.

Income Taxes—The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes.

The Company records a valuation allowance to reduce the deferred income tax assets to the amount that is more likely than not to be realized. In making such determinations, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. As of December 31, 2016, and 2015, the Company recognized a full valuation allowance for all deferred tax assets.

Accounting for Uncertainty in Income Taxes—The Company evaluates its uncertain tax positions and will recognize a loss contingency when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized. At December 31, 2016 and 2015, management did not identify any uncertain tax positions.

Net Loss Per Share—Basic net loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted net loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity securities.

Concentration of Credit Risk—The Company has credit risks related to cash and cash equivalents on deposit with a federally insured bank, as at times it exceeds the $250,000 maximum amount insured by the Federal Deposit Insurance Corporation.

Stock-Based Compensation—The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees. In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered.

Segment Information—FASB ASC No. 280, “Segment Reporting” establishes standards for reporting information about reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group (“CODM”), in deciding how to allocate resources and in assessing performance. The Company currently operates in a single reportable segment.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Recent Accounting Pronouncements—In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. As amended by the FASB in July 2015, the standard is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of ASU 2014-09 on its consolidated financial statements and has not yet determined the method by which it will adopt the standard in 2018.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern , to provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures requirement. ASU 2014-15 (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 is effective for the annual reporting period ending after December 15, 2016, and for annual periods and interim periods thereafter. See Note 3.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.  The amendment allows for debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The requirement is that companies adopt this standard, effective in fiscal years following December 31, 2015. However, a company may early-adopt where financial statements have not already been issued. The Company has chosen to early-adopt this standard.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 470): Balance Sheet Classification of Deferred Taxes . The amendments in ASU 2015-17 eliminate the requirement to bifurcate deferred taxes between current and non-current on the balance sheet and requires that deferred tax liabilities and assets be classified as noncurrent on the balance sheet. The amendments for ASU-2015-17 can be applied retrospectively or prospectively and early adoption is permitted. The Company is currently evaluating the impact of this standard, if any, on its consolidated financial position, results of operations, or cash flows.

3.	Going Concern

As shown in the accompanying financial statements, the Company has incurred net losses of $10,684,649 and $6,053,033 during 2016 and 2015, respectively. Additionally, as of December 31, 2016, the Company had a working capital deficit of approximately $3.4 million. These conditions raise substantial doubt as to our ability to continue as a going concern. In response to this condition, we are currently attempting to raise additional capital through the sale of equity securities through an offering statement pursuant to Regulation A (“IPO”). The Company also raised modest amounts of capital in 2016 through the private sale of equity securities and the additional issuance of additional amounts of convertible debt, as discussed in Notes 6 and 7 below. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

As of December 31, 2016, the Company has incurred $988,324 in costs relating to the preparation and filing of the offering statement pursuant to Regulation A. These costs are currently capitalized on the consolidated balance sheets as other current assets.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

With respect to the offering discussed above, the Company entered into a contract with DLA Piper LLP to assist the Company in connection with corporate, securities, and related legal matters. In exchange for its services, the Company provided a $50,000 retainer. This contract was effective February 29, 2016. There is no stipulated term for this contract, however, it may be terminated by either party at any time.

The Company entered into a consulting agreement with Redwood Group International Limited (“Redwood”) in March 2016. In exchange for its services, Redwood received $5,000 per month retainer payments and was also eligible to receive other fees and warrants as prescribed in the agreement. The initial term was for 12 months, from March 2016 through February 28, 2017 and will continue beyond 12 months unless terminated by either party. The Company executed an additional agreement with Redwood on September 29, 2016, issuing to Redwood an additional 100,000 shares subject to Redwood satisfying certain performance thresholds. If the performance thresholds are not met, the Company has an exclusive option to reacquire all or a portion of the shares at $0.00001 per share. The original consulting agreement with Redwood was cancelled in November 15, 2016 and replaced with a consulting agreement that expires upon thirty days’ written notice by either party following the successful completion of the Company’s initial public offering described above. The new agreement is similar to the original agreement with respect to fees and warrants due to Redwood, requiring an $800,000 fee payment and issuance of warrants to acquire 350,000 shares of common stock.

The Company entered into a contract with Boustead Securities, LLC (“Boustead”) to act as financial advisor to the Company with respect to its pre-IPO and IPO financing activities. In exchange for its services, Boustead will receive success fees and warrants as prescribed in the agreement. The Company paid a $50,000 advisory fee upon execution of the contract, and paid another $50,000 in November 2016 upon the filing of its application for listing on one of the national securities exchanges. The initial term is for 12 months from the execution date of February 12, 2016 and can be extended for an additional six months, under the same terms and conditions, by agreement of the parties.

With respect to the contract with Boustead, the Company agreed to pay for the services of Orrick, Herrington & Sutcliffe LLP to advise Boustead in connection with the corporate, securities, and related legal matters discussed above. In exchange for those services, the Company provided a $50,000 retainer in March 2016. There is no stipulated term for this contract, however, it may be terminated by either party at any time.

The Company entered into a contract with TriplePoint, LLC to provide an in-depth industry report, updates to the report, and to assist with the marketing function related to the Company’s IPO financing activities. Assuming the transaction is completed, TriplePoint will provide subsequent support. In exchange for its services, TriplePoint will receive $15,000 per month until the Company completes an IPO transaction, and will receive $10,000 per month thereafter until termination of the agreement. TriplePoint will also receive shares of ADOMANI common stock on the date the transaction is completed. The initial term is for 12 months from the effective date of February 19, 2016, and can be terminated for any reason by either party upon 30-day notice.

4.	Property and Equipment

The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Property and equipment qualify for capitalization if the purchase price exceeds $2,000. Property and equipment are evaluated for impairment when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows to be generated from those assets are less than their carrying value. If the estimated undiscounted cash flows are less than the carrying value of the assets, the assets are written down to their fair value. No impairment losses were recorded for the years ended December 31, 2016 or December 31, 2015.

Components of property and equipment consist of the following items (in thousands):

	December 31, 2016	December 31, 2015
Furniture and fixtures	$—	$20,326
Leasehold improvements	—	—
Computers	4,657	16,988
Vehicles	16,378	—
Test/demo vehicles	414,023	—
Total property & equipment	435,058	37,314
Less accumulated depreciation	(17,868)	(18,794)
Net property and equipment	$417,190	$18,520

Depreciation expense was $12,804 and $7,102 for the years ended December 31, 2016 and December 31, 2015, respectively.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

5.	Income Taxes

The cumulative estimated net operating loss carry-forward is $7,991,380 at December 31, 2016, and $5,226,359 at December 31, 2015 and will expire in the years 2036 and 2035, respectively. The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	December 31,
	2016	2015
Net operating loss	940,107	961,517
Deferred tax asset attributable to:
Net operating loss carryover	2,717,069	1,776,962
Valuation allowance	(2,717,069)	(1,776,962)
Net deferred tax asset	—	—

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryover for Federal income tax reporting purposes are subject to annual limitations. The net operating loss carry-forward includes the years 2012 through 2016. Should a change in ownership occur, net operating loss carryover may be limited as to use in future years.

6.	Debt

During 2016, 2015 and 2014, the Company issued convertible notes for total proceeds of $42,160, $20,275 and $207,465, respectively, to Acaccia Family Trust (“Acaccia”), a related party, bringing the outstanding balance as of December 31, 2016, and 2015 up to $359,000 and $315,840, respectively. During 2014, the Company issued convertible notes for total proceeds of $286,000 to various third parties. As of December 31, 2016 and 2015, the aggregate face value of the convertible notes issued to third and related parties was $645,000 and $601,840, respectively. All notes have a three-year maturity and bear interest at rates of 3% or 5% per annum. All loans and any accrued interest may be converted into common shares, with loans totaling $45,000 convertible at a rate of $0.50 per share and loans totaling $600,000, including the Acaccia notes, convertible at $0.10 per share. During 2016, the Company’s CFO purchased $25,000 of the $645,000 convertible notes outstanding from Acaccia. There were no repayments or conversions associated with these notes during 2016 and 2015. See Note 11.

As these notes had an effective conversion price that was less than the fair market value of the stock, these notes gave rise to a beneficial conversion feature totaling $42,160 and $20,275 during 2016 and 2015, respectively, which was recognized as an increase to paid-in capital and a corresponding debt discount. The debt discount is being amortized to interest expense on an effective interest basis over the maturity of the notes. For the years ended December 31, 2016 and 2015, debt discount amortization associated with these notes was $156,955 and $94,660, which was recognized as interest expense in the accompanying consolidated statement of operations. The unamortized discount of these convertible notes was $51,935 and $163,015 at December 31, 2016 and 2015, respectively.

During 2015, the Company issued two year secured promissory notes with a face value of $5,147,525 to third-party lenders for cash. The notes are secured by all the assets of ADOMANI, mature between January and November 2017 and bear interest at 9%. In connection with these notes, the Company incurred debt issuance costs of $514,753, which are being recognized as a debt discount and amortized over the life of the notes. During the years ended December 31, 2016 and 2015, the debt discount amortization associated with this note was $328,609 and $157,138, respectively, which was recognized as interest expense in the accompanying consolidated statements of operations. A $7,500 repayment of principal was issued to a lender in January 2016. In September 2016, the Company authorized the exchange of $884,700 of these notes for 884,700 common shares. There was no gain or loss that resulted from the conversion of the notes to equity.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

On November 18, 2016, the Company borrowed $500,000 from a 3.8% shareholder in order to insure adequate working capital through the close of its equity offering under Regulation A. The loan is for a period of one year, at an interest rate of 5% annually, with the principal and any unpaid interest due at maturity. The Company intends to repay the note from the proceeds of the offering.

In December 2016, the Company borrowed $500,000 from an unaffiliated third party. The loan matures June 15, 2017. It contains no stipulated interest rate, but the Company is obligated to pay loan fees of $50,000 to the lender. The proceeds of the loan were immediately used to loan $500,000 to a company in the zero emissions technology industry that specializes in drivetrain solutions for zero emission and hybrid vehicles. The loan carried as a note receivable on the balance sheet, contains the same provisions, including the loan fees payable to the Company, as the note payable discussed above, and also matures on June 15, 2017.

In January 2015, in connection with the 2015 9% secured notes payable financing discussed above, the Company agreed to issue a warrant exercisable for $5,000,000 of common stock of the Company at an exercise price of $4.00 per share. The warrant, actually issued in September 2016, was valued using the Black-Scholes valuation model and the resulting fair market value of $349,042 was recorded in 2015 as debt discount and is being amortized over the term of the notes. Interest expense relating to the amortization of this discount was $174,998 and $170,697 for the years ended December 31, 2016 and 2015, respectively.

Details of notes payable at December 31, 2016 and 2015 are as follows:

	As of December 31, 2016	As of December 31, 2015
Convertible Debt
Principal amount outstanding as of December 31, 2016 and December 31, 2015	$645,000	$601,840
Cumulative discount for notes with beneficial conversion feature	(349,560)	(306,275)
Cumulative amortization of debt discount	297,625	140,670
Subtotal of convertible notes @ $0.10 or $.50/share	593,065	436,235
Notes Payable
Principal amount outstanding as of December 31, 2016 and December 31, 2015	5,255,325	5,147,525
Cumulative discount for finance charges incurred	(514,753)	(514,753)
Cumulative discount for warrant	(349,042)	(349,042)
Cumulative discount for 9% notes	(50,000)	—
Cumulative amortization of finance charges	485,747	157,138
Cumulative amortization of warrant expense	345,695	170,697
Cumulative amortization of 9% notes	4,167	—
Subtotal of notes payable	5,177,139	4,611,565
Total of debt	$5,770,204	$5,047,800

7.	Common Stock

During 2015, the Company issued 2,659,000 shares of its common stock to third party investors for proceeds of $1,982,000. Included in that amount, as part of its compensation strategy, the Company issued 500,000 shares of its Common Stock to its CEO at below fair market value. See Note 8.

During 2016, the Company issued 206,400 shares of its common stock to third party investors for net proceeds of $188,000 and issued 98,000 shares as payment for services valued at $98,000. 86,500 of these shares were issued to the Company’s CFO. The CFO also purchased 10,000 shares from Acaccia (see Note 6). During September 2016, an additional 100,000 shares of common stock, valued at $100,000, were issued to Redwood Group International Limited as discussed above in Note 3.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

In 2012, one of our shareholders advanced the sum of $64,000 for the anticipated purchase of 32,000,000 shares of common stock by one of the Company’s Officers and Directors with the condition that the Officer/Director either pay the Company $64,000 for the shares in which case the $64,000 advanced by the shareholder would be returned to the shareholder by the Company; or the Officer/Director reimburse the shareholder for the $64,000 so advanced. The conditional action by the Officer/Director never occurred and the shareholder rescinded the $64,000 advanced and requested that the Company return the $64,000 so advanced by him. On May 4, 2016, the Board of Directors of the Company approved the rescission and the return of the $64,000 plus statutory interest to the shareholder and to cancel the proposed issuance of the 32,000,000 shares.

On July 8, 2016, the Board of Directors approved a modification to the May 2016 rescission agreement such that 5,000,000 shares were returned to the shareholder, who in turn repaid the Company the pro-rata amount of the payment he received in May. The shareholder subsequently sold the 5,000,000 shares to the CEO at his cost, which was substantially less than the market value. As a result, $4,990,000 was recorded as stock-based compensation in July 2016. See Note 8.

8.	Stock-Based Compensation

During 2015, as part of its compensation strategy, the Company issued 500,000 shares of its Common Stock with a fair value of $500,000 to its CEO in exchange for cash of $1,000. As the shares were fully vested at the issuance date, the Company immediately recognized stock based compensation of $499,000.

In 2016, as discussed above, the 5,000,000 shares purchased by the CEO from the shareholder required the Company to recognize $4,990,000 stock-based compensation.

The Company has historically granted stock options to officers, employees and consultants as part of its compensation strategies. The grant-date fair value of options were estimated using a Black-Scholes valuation model using the following assumptions for options granted during the years ended December 31:

	2016	2015
Stock price	$1.00	$0.10 – $1.00
Expected volatility	108.3%	108.5% – 114.6%
Risk-free interest rate	0.8%	1.7% – 2.3%
Expected term (in years)	5.3	5.3 – 8.0
Expected dividend yield	0%	0%

During 2015, the Company issued stock options to consultants to acquire an aggregate of 275,000 shares of Common Stock with an exercise price of $0.10. These shares contain a five-year vesting period with an expiration date 10 years from the date of issue. The grant date fair value of these awards was $267,667.

No options were issued in 2016.

Stock option activity is as follows:

		Weighted
		Average	Weighted Average
	Number of	Exercise	Remaining
	Shares	Price	Contractual Life (years)

Outstanding at December 31, 2014	33,500,000	$0.10
Granted	275,000	0.10
Forfeited	—	—
Outstanding at December 31, 2015	33,775,000	$0.10
Granted	—	—
Forfeited	—	—
Outstanding at December 31, 2016	33,775,000	$0.10	4.8
Exercisable at December 31, 2016	22,124,583	$0.10	4.7

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

Stock based compensation expense was $7,564,980 and $3,034,863 for the years ended December 31, 2016 and 2015, respectively and is included in general and administrative expense in the accompanying consolidated statements of operations. As of December 31, 2016, the Company expects to recognize $5,870,964 of stock-based compensation for the non-vested outstanding options over a weighted-average period of 2.43 years.

9.	Commitments

Employment Agreements—The Company has signed an employment agreement for the Chief Executive Officer with an effective date of September 1, 2014. The term of the employment agreement is 5 years, with an annual base salary of $240,000 and 5% of Company’s Net Profits. The Company has signed an employment agreement for the Chief Technology Officer (“CTO”), with an effective date of September 1, 2014. The term of the employment agreement is 5 years, with an annual base salary of $240,000 and 5% of Company’s Net Profits. In June 2016, the CTO entered into an employment agreement superseding the 2014 employment agreement, and his salary was reduced to $120,000 per annum effective June 1, 2016. Additionally, the Company pays up to $7,000 per month for invoiced expenses relating to research and development to ELO, LLC which is owned by the CTO.

Operating Leases—In 2015, the Company signed an office and warehouse lease agreement for a facility in Orange, CA. in to serve as its primary facility for research and development activity. The lease expired on February 29, 2016, and the Company continues to lease the facility month-to-month. The Company signed a one year office lease for office space in Newport Beach, CA to serve as office space for its headquarters; the lease expired on December 31, 2016, and the Company has extended the lease on a month to month basis. The Company signed an office lease for office space in Los Altos, CA to serve as office space for its Northern California operations. The total lease amount is $5,400 and the lease period is March 1, 2016 through February 28, 2017.

Other Agreements—In 2015, the Company entered into a contract with THINKP3 to provide services with the goal of helping secure Federal grant assistance for development of the Company’s zero-emission and hybrid transportation solutions for school bus, commercial, government and utility fleets. The initial term of this contract was December 1, 2015 through November 30, 2016, on November 21, 2016 it was renewed through November 30, 2017. Fees for these services are $8,000 per month. The contract can be terminated by either party with a 30-day advance notice.

In 2015, the Company signed a licensing option agreement with Silicon Turbines Systems, Inc. (STS) for use of its patent in manufacturing. The option calls for $10,000 payments per month, beginning March 1, 2015, up to the full investment amount of $3,000,000. The original option was to terminate on August 31, 2015, but has verbally been placed on hold while both companies evaluate the relationship and until the Company’s completion of its Regulation A equity offering. For the years ending December 31, 2016, and 2015, $10,000 and $110,000 in payments have been made, respectively. These amounts appear as Other Investments on the balance sheet.

In 2016, the Company signed an advisor agreement with Dennis Di Ricco, a related party lender and shareholder, to provide consulting services to the Company.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)

10.	Future Minimum Payment Obligations

The following table summarizes our future minimum payments under contractual commitments, excluding debt, as of December 31, 2016:

	Payments due by period
	Total	Less than one year	1–3 years	3–5 years	More than 5 years
Operating lease obligations	900	900	—	—	—
Employment contracts	979,068	480,000	499,068
Total	979,968	480,900	499,068	—	—

11.	Subsequent Events

The Company has evaluated subsequent events through April 7, 2017, the date the financial statements were available to be issued, and has concluded that, other than as disclosed below, no other events or transactions took place which would require disclosure herein.

Effective January 1, 2017, the Company entered into an employment agreement with its Chief Financial Officer. The term of the employment agreement is five years with an annual base salary of $200,000.

Effective January 30, 2017, all holders of the $645,000 principal convertible debt converted their debt and accrued interest of $725,584 into 6,868,578 common shares in anticipation of the pending IPO conclusion (see Note 3)

In December 2016 and in January, February and March 2017, the Company notified holders of the 9% secured promissory notes payable who had scheduled January, February, March and April 2017 maturity dates that it was exercising its option to extend the maturity dates six months pursuant to the provisions of the notes.

Dennis Di Ricco was the Trustee of Acaccia (see Note 6); was party to a consulting agreement with the Company (see Note 9); and together with Acaccia and his wife beneficially owned approximately 21.8% of the Company’s Common Stock. In connection with the Company’s IPO (see Note 3), in March 2017, Mr. Di Ricco resigned as Trustee of Acaccia and was replaced by an independent third party; as a result, Acaccia is no longer a related party.

Mr. Di Ricco also (including family members and trusts), relinquished voting and investment power over all securities of the Company they owned; Mr. Di Ricco also surrendered all of his 7,000,000 options to acquire Common Stock for forfeiture and cancellation and sold (in a private transaction to which the Company was not a party) all 2,500,000 shares held as of record by his IRA. The Company and Mr. Di Ricco also terminated their consulting relationship.

In March 2017, due to liquidity concerns related to delays in completing its equity offering under Regulation A, the Company borrowed an additional $500,000 from the same shareholder discussed in Note 6. The loan matures November 15, 2017 and bears interest at 5%. The Company also intends to repay this note from the proceeds of the offering.

In March 2017, 3,600,000 new stock options were granted to 13 people (employees, current and prospective Board members). The options will vest over a three year period, and the exercise price will be determined based on the average of the Company’s trading price for the first ten days following the close of its pending IPO.

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,475	$938
Notes receivable, net	1,000	454
Inventory	704	314
Other current assets	195	1,039
Total current assets	6,374	2,745
Property, plant and equipment, net	501	417
Other investments	—	120
Other non-current assets	130	124
Total assets	$7,005	$3,406

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$182	$107
Accrued liabilities	382	236
Notes payable, net	3,195	5,177
Convertible debt, net	—	593
Total current liabilities	3,759	6,113
Total liabilities	3,759	6,113

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, 100,000,000 authorized $0.00001 par value none issued and outstanding, respectively	—	—
Common stock, 2,000,000,000 authorized $0.00001 par value, 68,070,930 and 58,542,350 issued and outstanding, respectively	1	1
Additional paid-in capital	45,930	18,366
Accumulated deficit	(42,685)	(21,074)
Total stockholders’ equity (deficit)	3,246	(2,707)
Total liabilities and stockholders’ equity	$7,005	$3,406

See Accompanying Notes to Unaudited Consolidated Financial Statements.

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Net sales	$—	$—	$—	$68
Cost of sales	—	—	—	50
Gross profit	—	—	—	18
Operating expenses:
General and administrative	11,716	5,872	18,363	8,107
Consulting	49	—	2,213	95
Research and development	38	112	557	128
Total operating expenses, net	11,803	5,984	21,133	8,330
Loss from operations	(11,803)	(5,984)	(21,133)	(8,312)

Other income (expense):
Interest expense, net	(47)	(274)	(362)	(833)
Other income (expense)	(116)	(11)	(113)	(9)
Total other income (expense)	(163)	(285)	(475)	(842)

Loss before income taxes	(11,966)	(6,269)	(21,608)	(9,154)
Income tax expense	(1)	—	(3)	—
Net loss	$(11,967)	$(6,269)	$(21,611)	$(9,154)

Net loss per share to common shareholders:
Basic and diluted	$(0.18)	$(0.11)	$(0.33)	$(0.13)

Weighted shares used in the computation of net loss per share:
Basic and diluted	68,070,930	57,163,882	66,020,773	69,286,226

See Accompanying Notes to Unaudited Consolidated Financial Statements.

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except per share data)

(unaudited)

	Common Stock		Additional Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance, December 31, 2016	58,542,350	$1	$18,366	$(21,074)	$(2,707)

Common stock issued due to debt conversion	6,868,578	—	726	—	726
Common stock issued for cash	2,510,002	—	12,550	—	12,550
Offering costs netted against proceeds from common stock issued for cash	—	—	(4,437)	—	(4,437)
Common stock issued for prepaid services cancelled	(100,000)	—	(100)	—	(100)
Common stock issued as offering costs	250,000	—	1,250		1,250
Warrants issued for services	—	—	1,241		1,241
Warrants issued as offering costs	—	—	681		681
Stock based compensation	—	—	15,653	—	15,653
Net loss	—	—	—	(21,611)	(21,611)
Balance, September 30, 2017	68,070,930	$1	$45,930	$(42,685)	$3,246

See Accompanying Notes to Unaudited Consolidated Financial Statements.

ADOMANI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	(21,611)	(9,154)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11	9
Accretion of discount on note receivable	(46)	—
Amortization of debt discount	130	454
Stock based compensation expense	15,653	6,920
Warrant issued for services	1,241	—
Gain on disposal of property and equipment	(1)	—
Write-off of investment	120	—
Changes in assets and liabilities:
Inventory	(390)	—
Other current assets	(59)	(28)
Other non-current assets	(5)	(90)
Accounts payable	75	165
Accrued liabilities	226	(315)
Deferred revenue	—	(68)
Net cash used in operating activities	(4,656)	(2,107)

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(94)	(359)
Investment in note receivable, net	(500)	—
Other Investments	—	(10)
Net cash used in investing activities	(594)	(369)

Cash flows from financing activities:
Proceeds from issuance of common stock	12,550	188
Payments for stock rescission	—	(54)
Proceeds from issuance of debt, net of issuance costs	500	42
Principal repayments of debt	(2,560)	(8)
Payments for deferred offering costs	(1,703)	(492)
Net cash provided (used) by financing activities	8,787	(324)

Net change in cash and cash equivalents	3,537	(2,800)
Cash and cash equivalents at the beginning of the year	938	4,537

Cash and cash equivalents at the end of the year	$4,475	$1,737

Non-cash transactions:
Debt discount due to BCF	$—	$42
Stock issued for third-party services rendered	$—	$98
Stock issued for prepaid services	$—	$100
Common stock issued for conversion of notes payable	$—	$885
Common stock issued due to debt conversion	$726	$—
Deferred offering costs reclassified to equity	$838	$—
Common stock issued for prepaid services rescinded	$100	$—
Common stock issued as offering costs	$1,250	$—
Warrants issued as offering costs	$681	—

Supplemental cash flow disclosures:
Cash paid for interest expense	$288	$361
Cash paid for income taxes	$—	$—

See Accompanying Notes to Unaudited Consolidated Financial Statements.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements

1.	Organization and operations

ADOMANI, Inc., or “we”, “us”, “our” or the “Company”, was incorporated in Florida in August 2012 and reincorporated in Delaware in November 2016. The Company is a provider of advanced zero-emission electric and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership. The Company’s drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. The Company’s principal executive offices are located in Corona, California. Our telephone number is (951) 407-9860 and our corporate website address is www.adomanielectric.com.

2.	Summary of Significant Accounting Policies

Basis of Presentation—The consolidated financial statements and related disclosures as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016, are unaudited, pursuant to the rules and regulations of the United States Securities and Exchange Commission, or SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In our opinion, these unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for the fair statement of the results for the interim periods. These unaudited financial statements should be read in conjunction with our audited financial statements for the years ended December 31, 2016 and 2015 included in our 253(g)(2) offering circular filed with the SEC on May 16, 2017. The results of operations for the nine months ended September 30, 2017 are not necessarily indicative of the results to be expected for the full year.

The Company has incurred losses for the past several years while developing infrastructure and planning a public offering of equity securities. The Company incurred net losses of $21.6 million and $9.2 million during the nine months ended September 30, 2017 and 2016, respectively. The Company completed an offering of Common Stock under Regulation A on June 9, 2017, as discussed in Note 5 below.

The Company’s independent registered public accounting firm expressed in its report on the Company’s financial statements for the year ended December 31, 2016 substantial doubt about the Company’s ability to continue as a going concern. Based on management’s plans and the significant capital raised during the nine months ended September 30, 2017, that substantial doubt has been alleviated.

Principles of Consolidation—The accompanying financial statements reflect the consolidation of the individual financial statements of ADOMANI, Inc., ADOMANI California, Inc., Adomani (Nantong) Automotive Technology Co. Ltd., School Bus Sales of California, Inc, and Zero Emission Truck and Bus Sales of Arizona, Inc. All significant intercompany accounts and transactions have been eliminated.

Revenue Recognition—The Company recognizes revenue from the sales of advanced zero-emission electric drivetrain systems for fleet vehicles. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred and title has passed, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

Stock-Based Compensation—The Company accounts for employee stock-based compensation in accordance with the guidance of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees.  In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined. The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital over the period during which services are rendered.

Recent Accounting Pronouncements—In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): “Scope of Modification Accounting.” The amendments provide guidance on determining which changes to the terms and conditions of share-based payment awards require an entity to apply modification accounting under Topic 718. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including any interim period, for reporting periods for which financial statements have not been issued. The Company will adopt this change effective with the financial statements issued for annual periods beginning after December 15, 2017.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements (Continued)

Reclassification

Certain amounts in the 2016 financial statements have been reclassified to conform to the 2017 financial presentation. These reclassifications have no impact on net loss.

3.	Notes Receivable

On June 29, 2017, the Company loaned $500,000 to an unaffiliated third party with engineering expertise in the electric bus technology industry, with whom the Company may seek an alliance at some future date, in order to provide it with working capital. The stated interest rate is 9% per annum, with interest payments due monthly beginning July 31, 2017. The note is secured by the assets of the borrower and matures on December 31, 2017. The Company loaned an additional $500,000 to another third party in December 2016 in connection with its issuance of a promissory note with a principal amount of $500,000 to an unaffiliated third party (see Note 4).

4.	Debt

During 2016, 2015 and 2014, the Company issued convertible notes for total proceeds of $42,160, $20,275 and $207,465, respectively, to Acaccia Family Trust, or Acaccia, formerly a related party. As of December 31, 2016, the outstanding balance of such convertible notes was $359,000. During 2014, the Company issued convertible notes for total proceeds of $286,000 to various third parties. As of December 31, 2016, the aggregate face value of the convertible notes issued to third and related parties was $645,000. All notes had a three-year maturity and bore interest at rates of 3% or 5% per annum. The terms of such loans permitted conversion of all outstanding principal and accrued interest into shares of common stock, with loans totaling $45,000 convertible at a rate of $0.50 per share and loans totaling $600,000, including the convertible notes issued to Acaccia, convertible at $0.10 per share. During 2016, the Company’s CFO purchased $25,000 of the $645,000 convertible notes outstanding from Acaccia. Effective January 30, 2017, all holders of such convertible debt converted their debt, which totaled $725,584, consisting of the outstanding principal amount and accrued and unpaid interest as of the date of conversion, into 6,868,578 shares of common stock, or Common Stock, in anticipation of our public offering of Common Stock. As of September 30, 2017, all such convertible notes have been converted and no balance remains outstanding thereunder. No gain or loss resulted from the conversion of this debt to equity.

As these notes had an effective conversion price that was less than the fair market value of the Common Stock, these notes gave rise to a beneficial conversion feature totaling $42,160 and $20,275 during 2016 and 2015, respectively, which was recognized as an increase to paid-in capital and a corresponding debt discount. The debt discount was being amortized to interest expense on an effective interest basis over the maturity of the notes. For the nine months ended September 30, 2017 and 2016, debt discount amortization associated with these notes was $51,935 and $50,532, respectively, which was recognized as interest expense in the accompanying consolidated statement of operations. The unamortized discount of these convertible notes was $0 and $51,935 at September 30, 2017 and December 31, 2016, respectively.

During 2015, the Company issued two-year secured promissory notes with an aggregate face value of $5,147,525 to third-party lenders for cash. The notes are secured by all the assets of the Company, mature between January and November 2017 and bear interest at 9%. Prior to the maturity dates of the notes, the Company exercised its option to extend the maturity dates six months pursuant to the provisions of such notes. In connection with these notes, the Company incurred debt issuance costs of $514,753, which are being recognized as a debt discount and amortized over the life of the notes. During the nine months ended September 30, 2017 and 2016, the debt discount amortization associated with these notes was $29,006 and $160,688, respectively, which was recognized as interest expense in the accompanying unaudited consolidated statements of operations. As of September 30, 2017, the debt issuance costs associated with these notes have been fully amortized. As of September 30, 2017, the Company has repaid in cash $1,060,000 in principal relative to these notes. In September 2016, the Company authorized the exchange of $884,700 principal amount of these notes for 884,700 shares of Common Stock. There was no gain or loss that resulted from the conversion of the notes to equity.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements (Continued)

On November 18, 2016, the Company issued a promissory note with a principal amount of $500,000 to a stockholder in order to insure adequate working capital through the close of its offering under Regulation A. The loan evidenced by the note is for a period of one year, at an interest rate of 5% per annum, with the principal and any unpaid interest due and payable in cash at maturity. On March 17, 2017, due to unforeseen delays in the closing of the offering under Regulation A, the Company issued a second promissory note with a principal amount of $500,000 to the same stockholder in order to address additional liquidity concerns. The second note also bears interest at a rate of 5% per annum, with the principal and any unpaid interest due and payable in cash at maturity. The loans mature on November 15, 2017, unless previously repaid in accordance with the terms thereof. On May 12, 2017, the Company repaid both notes, plus accrued and unpaid interest of $15,685, from the proceeds of the initial closing of the offering under Regulation A.

In December 2016, the Company borrowed $500,000 from an unaffiliated third party. The loan matured on June 15, 2017. It contains no stipulated interest rate, but the Company was obligated to pay loan fees of $50,000 to the lender. The proceeds of the loan were immediately used to loan $500,000 to a company in the zero-emissions technology industry that specializes in drivetrain solutions for zero emission and hybrid vehicles. The loan, carried as a note receivable on the balance sheet, contains the same provisions, including the loan fees payable to the Company, as the note payable discussed above in this paragraph, and also matured on June 15, 2017. The Company repaid the loan to the unaffiliated third party on May 12, 2017 from the proceeds of the initial closing of the offering under Regulation A. The maturity date for the note receivable has been extended to December 31, 2017. During the nine months ended September 30, 2017, the related amortization expense recognized on this loan amounted to $45,833.

In January 2015, in connection with the 2015 9% secured notes payable financing discussed above, the Company agreed to issue a warrant exercisable for 1,250,000 shares of Common Stock of the Company at an exercise price of $4.00 per share. The warrant, issued in September 2016, was valued using the Black-Scholes valuation model and the resulting fair market value of $349,042 was recorded in 2015 as debt discount and is being amortized over the term of the notes. Interest expense relating to the amortization of this discount was $3,347 and $131,010 for the nine months ended September 30, 2017 and 2016, respectively. As of September 30, 2017, the fair market value of the warrant was fully amortized.

Details of notes payable at September 30, 2017 and December 31, 2016 are as follows:

	As of September 30, 2017	As of December 31, 2016
Convertible Debt
Principal amount outstanding	$—	$645,000
Cumulative discount for notes with beneficial conversion feature	—	(349,560)
Cumulative amortization of debt discount	—	297,625
Subtotal of convertible notes @ $0.10 or $.50/share	—	593,065

Notes Payable
Principal amount outstanding	3,195,325	5,255,325
Cumulative discount for finance charges incurred	(514,753)	(514,753)
Cumulative discount for warrant	(349,042)	(349,042)
Cumulative discount for 9% notes	(50,000)	(50,000)
Cumulative amortization of finance charges	514,753	485,747
Cumulative amortization of warrant expense	349,042	345,695
Cumulative amortization of 9% notes	50,000	4,167
Subtotal of notes payable	3,195,325	5,177,139
Total of debt	$3,195,325	$5,770,204

ADOMANI, INC. AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements (Continued)

5.	Common Stock

Effective January 30, 2017, all holders of the $645,000 original principal amount of convertible debt converted their debt, which totaled $725,584, consisting of the outstanding principal amount and accrued and unpaid interest as of the date of conversion, into 6,868,578 shares of Common Stock (see Note 4).

In March 2017, Dennis Di Ricco, who formerly served as the trustee of Acaccia, along with his family members and trusts, relinquished voting and investment power over all securities of the Company they owned, which constituted approximately 22% of the outstanding Common Stock of the Company. Mr. Di Ricco also surrendered his options to purchase up to 7,000,000 shares of common stock for forfeiture and cancellation, and sold (in a private transaction to which the Company was not a party) all 2,500,000 shares of Common Stock held as of record by his IRA. In connection with the foregoing, the Company and Mr. Di Ricco also terminated their consulting relationship (see Note 7).

In March 2016, the Company entered into a consulting agreement with Redwood Group International Limited, or Redwood. In exchange for its services, Redwood received $5,000 per month in retainer payments and was eligible to receive other fees and warrants, as set forth in the consulting agreement. The initial term of the consulting agreement was 12 months, ending on February 28, 2017, although the term would automatically extend for an additional 12 months unless terminated by either party. On September 29, 2016, the Company executed a letter agreement with Redwood, pursuant to which it issued to Redwood an additional 100,000 shares of Common Stock, subject to Redwood satisfying certain performance thresholds. If Redwood failed to meet such performance thresholds, the agreement provided the Company with an exclusive option to reacquire all or a portion of the shares of Common Stock at $0.00001 per share. On November 15, 2016, the Company and Redwood agreed to terminate the original consulting agreement and entered into a new consulting agreement that was set to expire upon thirty days’ written notice by either party following the successful completion of the Company’s offering under Regulation A. The new consulting agreement was substantially similar to the prior agreement with respect to fees and warrants due to Redwood, and provided that the Company would pay Redwood a sum of $800,000 and issue Redwood a warrant to acquire 350,000 shares of Common Stock. In May 2017, the Company and Redwood mutually agreed to terminate this agreement. On June 8, 2017, the Company paid a fee of $800,000 to Redwood and issued Redwood a warrant to purchase 350,000 shares of Common Stock, in connection with which the Company cancelled the 100,000 shares of Common Stock it had previously issued pursuant to the September 2016 letter agreement. The warrant to purchase 350,000 shares of Common Stock was valued using the Black-Scholes method resulting in a fair market value of $1.24 million. The assumptions used in the valuation included the term of 5 years, the exercise price of $5.00 per share, volatility of 92% and a risk-free interest rate of 1.75%. The fair value of the warrant was recorded as consulting expense during the nine months ended September 30, 2017.

On June 9, 2017, the Company consummated the final closing of the offering under Regulation A, as discussed in Note 2 above. The Company sold an aggregate of 2,852,275 shares of Common Stock, of which 342,273 shares were sold on behalf of certain stockholders of the Company who elected to participate in the offering, for aggregate gross proceeds of $14,261,375. Net proceeds received after deducting commissions, expenses and fees of approximately $2.5 million and the $1,711,365, amounted to approximately $10.0 million. The Company remitted the $1,711,365 in aggregate gross proceeds resulting from the sale of shares on behalf of the selling stockholders to such stockholders. As such, the Company issued and sold an aggregate of 2,510,002 shares of Common Stock in connection with the offering under Regulation A, excluding the shares sold by the selling stockholders. In connection with the final closing of the offering under Regulation A on June 9, 2017, the Company issued an additional 250,000 shares of Common Stock, valued at $1,250,000 under the terms of a consulting agreement. Under the terms of the underwriting agreement executed in connection with the offering under Regulation A, the Company issued to Boustead Securities, LLC a warrant to purchase 199,659 shares of Common Stock. The warrant to purchase 199,659 shares of Common Stock was valued using the Black-Scholes method resulting in a fair market value of $680,543. The assumptions used in the valuation included the term of 5 years, the exercise price of $6.00 per share, volatility of 92% and a risk-free interest rate of 1.75%. The fair value of the warrant was recorded as offering costs and netted against additional paid in capital during the nine months ended September 30, 2017.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements (Continued)

6.	Stock Warrants

As of September 30, 2017, the Company has issued warrants to purchase 1,799,659 shares of Common Stock, consisting of a warrant to purchase 199,659 shares of Common Stock with a measurement price of $5.00 and an exercise price of $6.00, a warrant to purchase 350,000 shares of Common Stock with a measurement price of $5.00 and an exercise price of $5.00, and a warrant to purchase 1,250,000 shares of Common Stock with a measurement price of $1.00 and an exercise price of $4.00.

The Company’s stock warrant activity for the nine months ended September 30, 2017 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2016	1,250,000	$4.00
Granted	549,659	5.36
Forfeited	—
Outstanding at September 30, 2017	1,799,659	$4.42	4.12

Exercisable at September 30, 2017	1,250,000	$4.00	3.92

As of September 30, 2017, the outstanding warrants have an intrinsic value of approximately $4.58 million.

7.	Stock-Based Compensation

In March 2017, Dennis Di Ricco surrendered his options to purchase up to 7,000,000 shares of Common Stock for forfeiture or cancellation (see Note 5).

In March 2017, the board of directors of the Company, or Board, consented to the grant of options to purchase an aggregate of 3,600,000 shares of Common Stock to 13 people (employees and current and prospective Board members). The options will vest over a three-year period and the exercise price is $10.49, which was determined on the basis of the average of the trading price of the Company’s Common Stock on the Nasdaq Capital Market for the first ten days following the close of its offering under Regulation A. The options were valued using the Black-Scholes method, resulting in a fair market value of $37.6 million. The assumptions used in the valuation included an expected term of 4.75 years; volatility of 86% and a risk-free interest rate of 2.02%.

As of September 30, 2017, the Company has issued stock options to purchase 30,375,000 shares of Common Stock, consisting of options to purchase 16,260,002 shares of Common Stock with a measurement price of $0.10 and an exercise price of $0.10, options to purchase 10,514,998 shares of Common Stock with a measurement price of $1.00 and an exercise price of $0.10, and options to purchase 3,600,000 shares of Common Stock with a measurement price of $14.50 and an exercise price of $10.49.

For the three months ended September 30, 2017, the Company recorded a $10.6 million stock-based compensation expense. This expense includes an adjustment due to the remeasurement of the fair market value of non-employee stock options, in accordance with ASC 505. ASC 505 requires a remeasurement of the fair market value of non-employee stock options at each interim vesting period, based on the Company’s stock price on the interim vesting date, and the related stock-based compensation expense is adjusted accordingly at each balance sheet date.

Stock option activity for the nine months ended September 30, 2017 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
Outstanding at December 31, 2016	33,775,000	$0.10
Granted
Forfeited	(7,000,000)
Outstanding at March 31, 2017	26,775,000	$0.10
Granted	3,600,000	10.49
Forfeited
Outstanding at September 30, 2017	30,375,000	$1.33	4.2

Exercisable at September 30, 2017	23,237,692	$0.40	3.7

Stock-based compensation expense was $15.7 million and $6.9 million for the nine months ended September 30, 2017 and 2016, respectively, and is included in general and administrative expense in the accompanying unaudited consolidated statements of operations. As of September 30, 2017, the Company expects to recognize $41.4 million of stock-based compensation for the non-vested outstanding options over a weighted-average period of 2.31 years.

As of September 30, 2017, the outstanding options have an intrinsic value of approximately $183.7 million.

8.	Commitments

Employment Agreements—Effective September 1, 2014, the Company executed an employment agreement with James Reynolds, its Chief Executive Officer. The term of the employment agreement is 5 years, and the agreement provides for an annual base salary of $240,000 and entitles Mr. Reynolds to receive a bonus of five percent of the Company’s net profits on an annual basis.

ADOMANI, INC. AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements (Continued)

Effective September 1, 2014, the Company executed an employment agreement with Edward Monfort, its Chief Technology Officer. The term of the employment agreement was 5 years, and the agreement provided for an annual base salary of $240,000 and entitled Mr. Monfort to receive a bonus of five percent of the Company’s net profits. In June 2016, Mr. Monfort entered into a new employment agreement with a two-year term, which superseded the 2014 employment agreement, pursuant to which his salary was reduced to $120,000 per annum. Additionally, the Company pays up to $7,000 per month to ELO, LLC, an entity owned by Mr. Monfort, for invoiced expenses relating to research and development pursuant to a consulting relationship, as well as up to $3,000 per month for services to another consultant selected by Mr. Monfort. For the nine months ended September 30, 2017, the Company paid $63,000 to ELO, LLC.

Effective January 1, 2017, the Company entered into an employment agreement with Michael Menerey, its Chief Financial Officer. The term of the employment agreement is five years and the agreement provides for an annual base salary of $200,000.

Operating Leases—In 2015, the Company signed an office and warehouse lease agreement for a facility in Orange, California, to serve as its primary facility for research and development activity. The initial term of the lease expired on February 29, 2016, at which time the Company extended the lease for two additional years, until February 28, 2018. The total amount due annually under the lease was $44,856. Effective August 15, 2017, the Company terminated this lease.

The Company signed a one-year office lease for office space in Newport Beach, California, to serve as office space for its headquarters. The initial term of the lease expired on December 31, 2016, at which time the Company extended the lease on a month-to-month basis. The total amount due monthly was approximately $3,400. Effective September 30, 2017, in connection with the execution of the lease for office space in Corona, California, the Company terminated this lease.

In 2016, the Company signed a lease for office space in Los Altos, California, to serve as office space for its Northern California operations. The lease expired February 28, 2017 and the Company executed a new one-year lease in February 2017. The total amount due under the lease is $5,676 and the lease period is from March 1, 2017 through February 28, 2018.

In April 2017, the Company signed a lease for storage space in Phoenix, Arizona to serve as a location to store vehicles and other equipment utilized for marketing and trade-show purposes. The lease is on a month-to-month basis and can be terminated by either party with 30-days’ notice. The total amount due monthly is $500.

In February 2017, the Company signed a lease for storage space in Stockton, California to serve as a location to store vehicles and other equipment utilized for marketing and trade-show purposes. The lease is on a month-to-month basis and can be terminated by either party with 30-days’ notice. The total amount due monthly is $1,000.

In October 2017, the Company signed a non-cancellable lease for its corporate office space in Corona, California, to serve as its corporate headquarters. The lease is for a period of 65 months, terminating February 28, 2023. The base rent for the term of the lease is $568,912. The total amount due monthly is $7,600 at commencement and will escalate to $10,560 by its conclusion. Additionally, the lease includes five months in which no rent payment is due.

Other Agreements—In 2015, the Company entered into a contract with THINKP3 to provide services with the goal of securing federal grant assistance for development of the Company’s zero-emission and hybrid transportation solutions for school bus, commercial, government and utility fleets. The initial term of this contract was December 1, 2015 through November 30, 2016. On November 21, 2016, the parties renewed the agreement through November 30, 2017. Fees for these services are $8,000 per month. The contract can be terminated by either party with 30-days advance notice.

In March 2015, the Company signed a licensing option agreement with Silicon Turbines Systems, Inc. for use of its patent in manufacturing. The option calls for a payment of $10,000 per month, beginning March 1, 2015, up to a full investment amount of $3,000,000. The agreement provided that the original option would terminate on August 31, 2015, but the parties agreed verbally to both extend the date of termination of the option and delay the Company’s obligation to make any monthly payments under the option agreement while both companies evaluate the relationship. As such, no payments have been made in 2017. For the year ended December 31, 2016, the Company made one $10,000 payment. In September 2017, the Company determined that it no longer desired to continue this relationship and, effective September 30, 2017, the $120,000 investment was written off.

In 2016, the Company signed an advisor agreement with Dennis Di Ricco, formerly a related party and stockholder, pursuant to which Mr. Di Ricco would provide consulting services to the Company. In March 2017, the Company terminated this agreement (see Note 5).

The following table summarizes our future minimum payments under contractual commitments, excluding debt, as of September 30, 2017:

	Payments due by period
	Total	Less than one year	1–3 years	3–5 years	More than 5 years
Operating lease obligations	599,087	78,815	224,400	243,072	52,800
Employment contracts	1,470,000	600,000	620,000	250,000	—
Total	2,069,087	678,815	844,400	493,072	52,800

3,666,667 Units

 Each Unit Consisting of One Share of Common Stock and

a Warrant to Purchase 1.5 Shares of Common Stock

__________________________

PROSPECTUS

January 5, 2018

__________________________

Through and including January 30, 2018 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.